Exhibit 4.1

EXECUTION VERSION

INDENTURE

Dated as of March 12, 2025

among

SPIRIT IP CAYMAN LTD. and

SPIRIT LOYALTY CAYMAN Ltd.,

as Co-Issuers,

SPIRIT AIRLINES, INC.,

as Parent Guarantor,

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Custodian

PIK TOGGLE SENIOR SECURED NOTES DUE 2030

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS AND INCORPORATION BY REFERENCE	1

Article 2 THE NOTES	54

Article 3 REDEMPTION	74

Section 3.01	Notices to Trustee	74
Section 3.02	Selection of Notes to Be Redeemed	74
Section 3.09	Mandatory Repurchase Offers	79

Article 4 COVENANTS	82

Section 4.01	Payment of Notes	82
Section 4.02	Collections	84

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Article 5 SUCCESSORS	120

Section 5.01	Merger, Consolidation and Sale of Assets	120
Section 5.02	Successor Corporation Substituted	121

Article 6 CASH TRAP, DEFAULTS AND REMEDIES	121

Section 6.01	Cash Trap	122

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Article 7 TRUSTEE	128

Article 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE	134

Article 9 AMENDMENT, SUPPLEMENT AND WAIVER	138

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Article 10 GUARANTEES	143

Article 11 SATISFACTION AND DISCHARGE	145

Section 11.01	Satisfaction and Discharge	145
Section 11.02	Application of Trust Money	146

Article 12 MISCELLANEOUS	147

Article 13 COLLATERAL	152

-iv-

EXHIBITS

Exhibit A Form of Note

Exhibit B Form of Certificate of Transfer

Exhibit C Form of Certificate of Exchange

Exhibit D Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

Exhibit E Form of Payment Date Statement

Exhibit F Form of Certificate from Acquiring Institutional Accredited Investor

SCHEDULES

Schedule 1.01(a) Contribution Agreements

Schedule 4.06(e) Material Free Spirit Agreements

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INDENTURE, dated as of March 12, 2025, among Spirit IP Cayman Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Brand Issuer”), Spirit Loyalty Cayman Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Loyalty Issuer,” and together with the Brand Issuer, the “Co-Issuers” and each a “Co-Issuer”), Spirit Airlines, Inc. (“Spirit” or the “Parent”), as a guarantor (in such capacity, the “Parent Guarantor”), upon the effectiveness of the Holdco Guarantor Supplemental Indenture, Spirit Aviation Holdings, Inc., a Delaware corporation, as a guarantor (in such capacity, the “Holdco Guarantor”), the other Guarantors from time to time party hereto, and Wilmington Trust, National Association, a national banking association, as Trustee and Collateral Custodian.

W I T N E S S E T H

WHEREAS, the Co-Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of $840,000,000 aggregate principal amount of PIK Toggle Senior Secured Notes due 2030 (excluding PIK Notes (as defined below), the “Initial Notes”);

WHEREAS, the obligations of the Co-Issuers with respect to the due and punctual payment of interest, principal and premium, if any, on the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Co-Issuers to be performed or observed will be unconditionally and irrevocably guaranteed by the Guarantors;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Co-Issuers and authenticated and delivered hereunder, the valid obligations of the Co-Issuers and (ii) to make this Indenture a valid agreement of the Co-Issuers have been done; and

WHEREAS, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes, and all things necessary (i) to make the Note Guarantee, when the Notes are executed and duly issued by the Co-Issuers and authenticated and delivered hereunder, the valid obligations of such Guarantors and (ii) to make this Indenture a valid agreement of such Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, the Co-Issuers, the Guarantors, the Trustee and the Collateral Custodian agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

Article 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01            Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Notes Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Account Control Agreements” means each multi-party security and control agreement entered into by any Grantor, a financial institution which maintains one or more deposit accounts or securities accounts and the Trustee or the Collateral Agent, as applicable, that have been pledged to the Trustee or Collateral Agent, as applicable, as Collateral under the Collateral Documents or any other Notes Documents, in each case giving the Trustee or Collateral Agent, as applicable, “control” (as defined in Section 8-106 or 9-104 of the UCC) over the applicable account (subject to any applicable intercreditor agreement (including the Intercreditor Agreements)) and in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable.

“Acquired Debt” means, with respect to any specified Person:

(i)        Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person, or became a Subsidiary of such specified Person, to the extent such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Subsidiary of, such specified Person; and

(ii)        Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Debtholders” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“AEOI Regulations” means the Cayman Islands regulations which have been issued to give effect to the US IGA and CRS.

“Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, or is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person, if such controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of any Co-Issuer or any Guarantor; and provided further that Walkers Fiduciary Limited shall not be an Affiliate of the Co-Issuers or the Cayman Guarantors.

“Agent” means each of the Trustee, the Collateral Agent, the Depositary and the Collateral Custodian.

“Aircraft” means any contrivance invented, used, or designed to navigate, or fly in, the air.

“Aircraft and Spare Engine Mortgage” means the Mortgage and Security Agreement, dated as of the Closing Date, entered into by Spirit, each other applicable Grantor and the Collateral Agent, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Aircraft Related Equipment” means Aircraft (including airframes and appliances), Engines, Propellers, spare parts, Aircraft parts, simulators and other training devices, quick engine change kits, passenger loading bridges or other flight or ground equipment and other operating assets.

“Aircraft Related Facilities” means (i) airport terminal facilities, including without limitation, baggage systems, loading bridges and related equipment, building, infrastructure and maintenance facilities, tooling facilities, club rooms, apron, fueling systems or facilities, signage/image systems, administrative offices, information technology systems and security systems, (ii) airline support facilities, including without limitation, cargo, catering, mail, ground service equipment, ramp control, deicing, hangars, aircraft parts/storage, training, office and reservations facilities and (iii) all equipment and tooling used in connection with the foregoing.

“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Allocation Date” means, with respect to any Payment Date and the related Quarterly Reporting Period, the Business Day that is two (2) Business Days prior to such Payment Date.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States applicable to the Holdco Guarantor, Spirit or their Subsidiaries from time to time intended to prevent or restrict bribery or corruption.

“Appliance” shall mean any instrument, equipment, apparatus, part, appurtenance, or accessory used, capable of being used, or intended to be used, in operating or controlling Aircraft in flight, including a parachute, communication equipment, and another mechanism installed in or attached to Aircraft during flight, and not a part of an Aircraft, Engine, or Propeller.

“Applicable Procedures” means, with respect to any selection of Notes, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Notes Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.

“Appraisal” has the meaning assigned to such term in the Revolving Credit Agreement.

“Available Funds” means, with respect to any Payment Date, the sum of (i) the amount of funds allocated to the Notes pursuant to the Collateral Agency and Accounts Agreement for such Payment Date and transferred from any Collection Account to the Notes Payment Account on or prior to such Payment Date as contemplated under Section 4.03 and pursuant to the terms of the Collateral Agency and Accounts Agreement, (ii) any amounts transferred to the Notes Payment Account from the Notes Reserve Account for application on such Payment Date as set forth in Section 4.05, and (iii) any other amount deposited into the Notes Payment Account by or on behalf of any Co-Issuer on or prior to such Payment Date.

“Bank of America Affinity Agreement” means the Second Amended and Restated Affinity Agreement, dated as of August 6, 2020, between Spirit and Bank of America, N.A., as amended, amended and restated, supplemented or otherwise modified from time to time.

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Default” means any Event of Default described in Section 6.02(a)(v) and/or Section 6.02(a)(vi).

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign law relating to reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other debtor relief, including Part V and sections 86-88 (inclusive) of the Companies Law (as amended) of the Cayman Islands and the Companies Winding Up Rules 2018 of the Cayman Islands, each as amended from time to time, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” means:

(1)       with respect to a corporation or an exempted company, the board of directors of the corporation or exempted company, as applicable, or any committee thereof duly authorized to act on behalf of such board;

(2)       with respect to a partnership, the board of directors of the general partner of the partnership;

(3)       with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4)       with respect to any other Person, the board or committee of such Person serving a similar function.

“Brand Collection Account” means the non-interest bearing trust account of Brand Issuer held at Wilmington Trust, National Association, account name: “Brand Collection Account,” which account is established and maintained at the Depositary and under the control of the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement, or any successor account that is an Eligible Account and which is under the control of the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.

“Brand Intellectual Property” means all worldwide rights, owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Spirit or any of its Subsidiaries, in and to all Intellectual Property comprising (a) all trademarks, service marks, brand names, designs, and logos that include the word “Spirit” or any successor brand (collectively, the “Trademarks”) and (b) the “spirit.com” domain name and similar domain names or any successor domain names (collectively, the “Domain Names”), including (i) all causes of action and claims now or hereafter held by Spirit or any of its Subsidiaries in respect of the Trademarks and Domain Names, including the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof and (ii) all other trademark rights corresponding thereto and all other trademark rights of any kind whatsoever accruing under the Trademarks and Domain Names; together, in each case, with the goodwill of the business connected with such use of, and symbolized by, each of the Trademarks and Domain Names.

“Brand IP Licenses” means the HoldCo 2 Brand License and the Parent Brand Sublicense.

“Brand Issuer to Loyalty Issuer License” means that certain Loyalty Program Brand License Agreement, dated as of September 17, 2020, by and between the Brand Issuer, as licensor, and Loyalty Issuer, as licensee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Brand Management Agreement” means that certain Brand Management Agreement, dated as of September 17, 2020, among the Brand Issuer, HoldCo 2, Spirit, as manager, and the Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Wilmington, Delaware, or such other domestic city in which the corporate trust office of the Trustee or Collateral Agent is located (in each case, as set forth in the Collateral Agency and Accounts Agreement, as such locations may be updated pursuant to the Collateral Agency and Accounts Agreement) are required or authorized to remain closed.

“Capital Expenditures” mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under capital leases) by Spirit or its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of Spirit and its Subsidiaries.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)       in the case of a corporation, corporate stock;

(2)       in the case of an association, exempted company or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)       in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)       any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)       direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2)       direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3)       obligations of domestic or foreign companies and their subsidiaries (including agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

(4)       Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(5)       Investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $250.0 million;

(6)       fully collateralized repurchase agreements with a term of not more than six months for underlying securities that would otherwise be eligible for investment;

(7)       Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) of this definition. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8)       money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5.0 billion;

(9)       deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100.0 million;

(10)       securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s; and

(11)       any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Cash Interest Rate” means the amount of interest required to be paid in cash pursuant to Section 2.16.

“Cash Trap Cure” shall be deemed to occur on, (a) in the case of a Cash Trap Event that arises under Section 6.01(a)(i), the earlier of (i) the occurrence of a deposit of funds into the Collection Accounts in an amount sufficient to satisfy the Debt Service Coverage Ratio Test with respect to the Cash Trap Event before the related Payment Date and (ii) the first day of the Quarterly Reporting Period following the Quarterly Reporting Period related to the Determination Date on which the Debt Service Coverage Ratio Test has been satisfied for two consecutive Determination Dates following the Determination Date on which the Cash Trap Event was triggered, (b) in the case of a Cash Trap Event that arises under Section 6.01(a)(ii), the date on which the balance in the Notes Reserve Account is at least equal to the Notes Reserve

Account Required Balance, and (c) in the case of a Cash Trap Event that arises under Section 6.01(a)(iii), the date that no Event of Default under this Indenture shall exist or be continuing.

“Cash Trap Period” means the period commencing on the occurrence of a Cash Trap Event, and ending on the earlier of (a) the date (if any) on which the Cash Trap Cure is consummated and (b) the date all Obligations (other than contingent obligations not due and owing) have been paid in full in cash.

“Cayman AML Regulations” means the Anti-Money Laundering Regulations (As Revised) and The Guidance Notes on the Prevention and Detection of Money Laundering, Terrorist Financing and Proliferation Financing in the Cayman Islands (or equivalent legislation and guidance, as applicable), and each as amended and revised from time to time.

“Cayman Guarantors” means HoldCo 1 and HoldCo 2.

“Cayman Share Mortgages” means the first priority equitable mortgages over shares in (a) the Loyalty Issuer, dated the Closing Date, between HoldCo 2 and the Collateral Agent, (b) the Brand Issuer, dated the Closing Date, between HoldCo 2 and the Collateral Agent, (c) HoldCo 2, dated the Closing Date, between HoldCo 1 and the Collateral Agent, and (d) HoldCo 1, dated the Closing Date, between Spirit and the Collateral Agent, each for the benefit of the Senior Secured Parties.

“Clearstream” means Clearstream Banking S.A. and its successors.

“Closing Date” means the date of original issuance of the Notes.

“Co-Issuers” has the meaning set forth in the preamble hereto until a successor replaces the applicable entity in accordance with the applicable provisions of this Indenture and, thereafter, includes such successor.

“Co-Issuer Change of Control” means the failure of the Holdco Guarantor or Spirit to directly or indirectly own 100% of the Equity Interests of each Co-Issuer, HoldCo 1 and HoldCo 2.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets and properties subject to the Liens created by the Collateral Documents and, for purposes of Sections 3.09, 4.10 and 4.11 (and, in each case, the component definitions used therein), shall be deemed to include, and shall include, all Material Real Property Assets that are not yet subject to the Liens created by the Collateral Documents due to the provisions of Section 4.38.

“Collateral Agency and Accounts Agreement” means that certain Amended and Restated Collateral Agency and Accounts Agreement dated as of the Closing Date, among the Co-Issuers, the other Grantors from time to time party thereto, the Trustee, Wilmington Trust, National Association, as the depositary (the “Depositary”) and the Collateral Agent, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the Senior Secured Parties.

“Collateral Coverage Ratio” shall have the meaning set forth in the Revolving Credit Agreement and shall include any analogous term in any subsequent Revolving Credit Agreement.

“Collateral Custodian” means Wilmington Trust, National Association, as collateral custodian, together with its permitted successors and assigns in such capacity, or any successor or replacement thereto selected pursuant to and in accordance with Section 7.11.

“Collateral Documents” means, collectively, this Indenture, any Account Control Agreements, the Security Agreement, each IP Security Agreement, the Collateral Agency and Accounts Agreement, the Cayman Share Mortgages, the Slot and Gate Security Agreement, the Aircraft and Spare Engine Mortgage, the Spare Parts Security Agreement, each Real Property Mortgage and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Senior Secured Parties or the Trustee for the benefit of the Notes Secured Parties, in each case, as may be amended and restated from time to time, and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Collateral Material Adverse Effect” shall mean a material adverse effect on the value of the Collateral, taken as a whole.

“Collateral Sale” means the Disposition of any Collateral.

“Collection Account” means, individually or collectively as the context may require, (i) the Loyalty Collection Account and (ii) the Brand Collection Account.

“Collections” means, with respect to any Quarterly Reporting Period, the aggregate amount of Transaction Revenues deposited in the Collection Accounts during such period. For the avoidance of doubt, amounts deposited into any Collection Account to pre-fund the Required Deposit Amount shall not constitute Collections.

“Competitor” means (i) any Person operating a commercial passenger air carrier business, (ii) any other Person that competes with the business of Spirit, any Cayman Guarantor, any Co-Issuer or any Subsidiary thereof and (iii) any Affiliate of any Person described in clause (i) or (ii) (other than any Affiliate of such Person under common control with such Person, which Affiliate is not actively involved in the management and/or operations of such Person).

“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus without duplication:

(1)        an amount equal to any unusual or infrequent or nonrecurring loss plus any net loss realized by such Person or any of its Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)       provision for taxes based on income or profits of such Person and its Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)       the Fixed Charges of such Person and its Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)       [reserved]; plus

(5)       depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6)       the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(7)        deductions for grants to any employee of Spirit or its Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus

(8)        any net loss arising from the sale, exchange or other disposition of capital assets by Spirit or its Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(9)        any losses arising under fuel hedging arrangements entered into prior to the Closing Date and any losses actually realized under fuel hedging arrangements entered into after the Closing Date, in each case to the extent deducted in computing such Consolidated Net Income; plus

(10)        proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(11)        any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; minus

(12)        non-cash items, other than the accrual of revenue in the Ordinary Course of Business, to the extent such amount increased such Consolidated Net Income; minus

(13)        the sum of (i) income tax credits and (ii) interest income included in computing such Consolidated Net Income;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)         all (a) unusual or infrequent or nonrecurring gains and losses or income or expenses, including any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring or reorganization costs (whether incurred before or after the effective date of any applicable reorganization plan); curtailments or modifications to pension and post-retirement employee benefit plans; (b) any expenses (including transaction costs, integration or transition costs, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses), costs or charges incurred in connection with any issuance of securities (including the Notes), Investments, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness, in each case, permitted under this Indenture, including a refinancing thereof (in each case whether or not successful); and (c) gains and losses realized in connection with any sale of assets, the disposition of securities, the early extinguishment of Indebtedness or associated with Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2)         the net income (but not loss) of any Person that is not the specified Person or a Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the specified Person;

(3)         the net income (but not loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(4)         the cumulative effect of a change in accounting principles on such Person will be excluded;

(5)         the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging will be excluded;

(6)         any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7)         the effect on such Person of any non-cash items resulting from any write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360—Property, Plant and Equipment and 805—Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;

(8)         any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries; and

(9)         any amortization of deferred charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 470-20 Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement) will be excluded.

“Consolidated Total Debt” means on any date of determination, means an amount equal to (x) the amount of third party consolidated Indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or other similar instruments, purchase money indebtedness, Capital Lease Obligations, contingent purchase obligations in connection with any acquisition to the extent due and unpaid, and amounts drawn under standby letters of credit (to the extent not reimbursed within two (2) Business Days) of Spirit and its Subsidiaries minus (y) all unrestricted cash and Cash Equivalents of Spirit, in each case as of the last day of the most recently ended Quarterly Reporting Period.

“Contingent Payment Event” means any indemnity, termination payment or liquidated damages under a Free Spirit Agreement.

“Contribution Agreement” means each of the agreements set forth on Schedule 1.01(a) and each other contribution agreement entered into prior to or after the date hereof pursuant to which Spirit has contributed and/or contributes (a) all of its rights, title and interest to the Brand Intellectual Property owned or purported to be owned, or later developed or acquired and owned, by Spirit, directly or indirectly, to the Brand Issuer or (b) (i) all of its rights, title and interest to the Loyalty Program Intellectual Property owned or purported to be owned, or later developed or acquired and owned, by Spirit, (ii) all rights to establish, create, organize, initiate, participate, operate, assist, benefit from, promote or otherwise be involved in or associated with, in any capacity, the Free Spirit Program, Saver$ Club or any other customer loyalty miles program or any similar customer loyalty program, other than in connection with any Permitted Acquisition Loyalty Program, (iii) all of its payment rights under any Free Spirit Agreement (but not any of its obligations thereunder), including its rights to receive payment under or with respect to any Free Spirit Agreement and all payments due and to become due thereunder, and (iv) membership fees from members of the Saver$ Club, in each case of clauses (i) through (iv), directly or indirectly, to the Loyalty Issuer.

“Controlled Accounts” means each Collection Account, the Notes Payment Account, the Notes Reserve Account, the ECF Account and the Collateral Proceeds Account.

“Convertible Indebtedness” means Indebtedness of Spirit permitted to be incurred under the terms of this Indenture that is either (a) convertible or exchangeable into common stock of Spirit or a parent company of Spirit (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Spirit or a parent company of the issuer and/or cash (in an amount determined by reference to the price of such common stock).

“Core Collateral Failure” shall have the meaning set forth in the Revolving Credit Agreement and shall include any analogous term in any subsequent Revolving Credit Agreement.

“Corporate Trust Office” shall be at the address of the Trustee or the Collateral Custodian, as applicable, specified in Section 12.02 hereof or such other address as to which the Trustee or the Collateral Custodian, respectively, may give notice to the Holders and the Co-Issuers.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities, reimbursement agreements or other agreements, including the Revolving Credit Agreement, providing for the extension of credit, or securities purchase agreements, indentures or similar agreements, whether secured or unsecured, in each case, with banks, insurance companies, financial institutions or other lenders or investors providing for, or acting as initial purchasers of, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, surety bonds, insurance products or the issuance and sale of securities, in each case, as amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after maturity, termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Credit Facility Coverage Ratio” means, as of any time of determination, the ratio of (i) the sum of (x) the appraised value of the Revolving Priority Collateral (excluding any Revolving Priority Collateral that constitutes cash or Cash Equivalents) at such time and (y) the aggregate amount of cash and Cash Equivalents that constitutes Revolving Priority Collateral at such time to (ii) the sum of (x) the aggregate principal amount of Indebtedness outstanding under, and unfunded commitments in effect under, the Revolving Credit Agreement at such time and (y) the aggregate principal amount of Indebtedness outstanding under, and unfunded commitments in effect under, any other Credit Facilities previously incurred pursuant to Section 4.09(b)(vi) at such time.

“CreditShop Co-Brand Agreement” means the Credit Card Co-Brand Program Agreement dated as of August 7, 2020 between Spirit and CreditShop LLC, as amended, amended and restated, supplemented or otherwise modified from time to time.

“CRS” means the OECD Standard for Automatic Exchange of Financial Account Information—Common Reporting Standard.

“Currency” means miles, points and/or other units that are a medium of exchange constituting a convertible, virtual, and private currency that is tradable property and that can be sold or issued to Persons.

“Data Protection Laws” means all laws, rules and regulations applicable to each applicable Co-Issuer, Guarantor or Subsidiary thereof regarding privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of employees, contractors, customers, loan applicants and third parties), On-line Tracking Data, and email and mobile communications, including any approvals or notices required in connection therewith.

“Day Count Fraction” means the number of days elapsed in such period on a 30/360 basis.

“Debt Service Coverage Ratio” means, with respect to any Determination Date commencing with the Determination Date for the Quarterly Reporting Period ending on June 30, 2025, the ratio obtained by dividing (i) the sum of (x) the aggregate amount of Collections deposited to the Collection Accounts during the related Quarterly Reporting Period and (y) Cure Amounts deposited to the Collection Accounts on or prior to such Payment Date (and which remain on deposit in a Collection Account on such Payment Date) by (ii) the Interest Distribution Amount for the related Payment Date.

“Debt Service Coverage Ratio Test” shall be satisfied as of any Determination Date if the Debt Service Coverage Ratio is not less than 2.0 to 1.0.

“Default” means any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” has the meaning given to it in the UCC.

“Depositary” means Wilmington Trust, National Association, as depositary under the Collateral Agency and Accounts Agreement.

“Determination Date” means, with respect to any Payment Date and the related Quarterly Reporting Period, commencing with the Quarterly Reporting Period ending June 30, 2025, the Business Day that is three Business Days prior to such Payment Date.

“Direction of Payment” means a notice to each counterparty of a Free Spirit Agreement, which shall include instructions to such counterparties to pay all amounts due to Spirit or any Subsidiary thereof under the applicable Free Spirit Agreement directly to the Loyalty Collection Account.

“Discharge of Senior Secured Debt Obligations” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Spirit or any Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Spirit or such Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.08 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Spirit and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“DTC” means The Depository Trust Company.

“Eligible Account” means: (a) a segregated deposit account maintained with a depository institution or trust company whose short term unsecured debt obligations are rated at least, if rated by S&P, A-1 by S&P, if rated by Moody’s, P-1 by Moody’s, and, if rated by Fitch, F-1 by Fitch, (b) a segregated account which is maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch or (c) a segregated trust account maintained in the corporate trust department of a federally or state chartered depository institution whose long-term senior debt rating is at least, if rated by S&P, BBB- by S&P, if rated by Moody’s, Baa3 by Moody’s and, if rated by Fitch, BBB- by Fitch, subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) in effect on the Closing Date.

“Eligible Aircraft” shall mean Airbus model A319, A320 or A321 family aircraft (including any new engine option variants of any such aircraft).

“Eligible Airport” shall mean LaGuardia Airport, Ronald Reagan Washington National Airport and each other airport that constitutes an “Eligible Airport” under the Revolving Credit Agreement.

“Eligible Slots” shall mean Slots at any Eligible Airport (which shall include any Gate Leaseholds necessary for servicing the scheduled air carrier service utilizing such Slots).

“Eligible Spare Parts” shall mean all Spare Parts and Appliances.

“Engine” shall mean an engine used, or intended to be used, to propel an Aircraft, including a part, appurtenance, and accessory of such Engine, except any Propeller.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Euroclear” means Euroclear Bank SA/NV and its successors, as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, on any day, the rate at which the currency other than the Required Currency may be exchanged into the Required Currency at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page for the relevant currency. To the extent that such rate does not appear on any Bloomberg Key Cross Currency Rate Page, the Exchange Rate shall be determined by Spirit in good faith.

“Excluded Contributions” means net cash proceeds received by Spirit after the Closing Date from:

(1)	contributions to its common equity capital (other than from any Subsidiary); or

(2)         the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Spirit or any Subsidiary) of Qualifying Equity Interests, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4.07(a)(ii) hereof.

“Excluded Intellectual Property” means (a) all Intellectual Property other than (i) the Loyalty Program Intellectual Property and (ii) the Brand Intellectual Property and (b) all Spirit Traveler Data.

“Excluded Property” means:

(i)       any lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement, and any of its rights or interest thereunder or any property subject thereto, if and to the extent (but only to the extent) that a security interest:

(A) is prohibited by or in violation of any law, rule or regulation applicable to such Grantor;

(B)       would (x) result in a breach of the terms of, or constitute a default under, such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement unless and until any required consent shall have been obtained or (y) give any other party to such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement the right to terminate its obligations thereunder pursuant to a valid and enforceable provision;

(C)       is expressly permitted under such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement only with consent of the parties thereto (other than consent of a Grantor) and such necessary consents to such grant of a security interest have not been obtained;

in each case of the foregoing clauses (A) through (C) unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Collateral Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Requirement of Law (including the Bankruptcy Code); provided that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement not subject to the prohibitions specified in the foregoing clauses (A) through (C) above;

(ii)       any “intent to use” trademark applications for which a statement of use has not been filed with and accepted by the United States Patent and Trademark Office (but only until such statement is filed and accepted);

(iii)       any tax accounts, trust accounts, sales accounts, payroll accounts, any withholding tax and fiduciary accounts, and any escrow accounts holding funds for the benefit of third parties (other than Spirit or any of its Subsidiaries that is a Grantor), including all such accounts (and the cash and Cash Equivalents held in such accounts) established in accordance with applicable law, rule or regulation for the purpose of safeguarding funds for the benefit of customers of any regulated Subsidiary of Spirit;

(iv)       any Real Property Asset or other interest in real property that is not a Material Real Property Asset;

(v)       [reserved];

(vi)       (A) any asset subject to a Lien securing Indebtedness incurred pursuant to clauses (vii), (viii)(B), (xvi) and/or (xxiii) of Section 4.09(b) or Specified Permitted Refinancing Indebtedness, (B) any asset that Spirit reasonably expects to pledge as collateral for Indebtedness to be incurred by Spirit pursuant to clauses (vii), (viii)(B), (xvi) and/or (xxiii) of Section 4.09(b) or Specified Permitted Refinancing Indebtedness, in each case, in respect of which Spirit has a written, binding commitment therefor or (C) any asset that was previously pledged as collateral for Indebtedness incurred by Spirit pursuant to clauses (vii), (viii)(B), (xvi) and/or (xxiii) of Section 4.09(b) or any Specified Permitted Refinancing Indebtedness to the extent that (1) such Indebtedness or Specified Permitted Refinancing Indebtedness, as applicable, has been repaid, discharged or amortized in full and (2) Spirit reasonably expects to pledge such asset as collateral for any other Indebtedness to be incurred by Spirit pursuant to clauses (vii), (viii)(B), (xvi) and/or (xxiii) of Section 4.09(b) or any Specified Permitted Refinancing Indebtedness; provided that any asset referred to in sub-clause (B) and/or (C) of this clause (vi) shall not constitute “Excluded Property” pursuant to such sub-clause (B) or (C) (but, for the avoidance of doubt, may constitute “Excluded Property” pursuant to sub-clause (A) of this clause (vi)) to the extent Spirit has not incurred such Indebtedness referred to in such sub-clause (B) or (C) on or prior to the date that is 45 days after Spirit’s entry into such written, binding commitment or the repayment, discharge or amortization in full of such Indebtedness, as applicable; and

(vii)       any assets with respect to which, in the reasonable determination of Spirit (which determination shall be set forth in a certificate of a Responsible Officer of Spirit delivered to the Collateral Agent, with such determination as set forth in such certificate being conclusive and binding for all purposes of this Indenture and the other Notes Documents), the cost, burden, difficulty or other consequences (including adverse tax consequences) of pledging such assets or perfecting a security interest therein shall be excessive in view of the benefits to be obtained by the Notes Secured Parties therefrom;

provided, however, that (1) “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property) and (2) in the case of any lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement to which any Obligor is a party, and any of its rights or interest thereunder or any property subject thereto (including any general intangibles), if and to the extent (but only to the extent) that a security interest therein to be granted by such Obligor would (a) result in a breach of the terms of, or constitute a default under, such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement unless and until any required consent of any Obligor shall have been obtained or (b) give any other Obligor party to such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement the right to terminate its obligations thereunder, each such Obligor hereby agrees that its consent to such security interest is hereby provided and any such right to terminate such obligations is hereby waived, in each case in connection with the security interests granted hereby or by any Collateral Document (and such Obligor agrees that such property referred to in this clause (2) shall not constitute Excluded Property) solely to the extent the consent of such Obligor would be sufficient to overcome such prohibition.

“Excluded Subsidiary” means each Subsidiary of Spirit that is (i) a captive insurance company and is prohibited from becoming a Guarantor pursuant to applicable rules and regulations or (ii) a wholly-owned special purpose entity formed for the sole purpose of owning and financing Aircraft Related Equipment in a transaction that is not prohibited under the terms of this Indenture.

“Existing Indebtedness” means all Indebtedness of Spirit and its Subsidiaries (other than Indebtedness under the Revolving Credit Agreement or Indebtedness incurred and outstanding on the Closing Date under clauses (iii) and (iv) of the definition of “Permitted Debt”) in existence on the Closing Date until such amounts are repaid.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slots” shall mean, in the case of airports in the United States, at any time, the right and operational authority to conduct one Instrument Flight Rule (as defined in Title 14) scheduled landing or take-off operation at a specific time or during a specific time period at any airport at which landings or take-offs are restricted, including slots and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes now or hereinafter in effect.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an Officer of Spirit; provided that any such Officer shall be permitted to consider the circumstances existing at such time (including economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, practices or guidance notes adopted pursuant to any such intergovernmental agreement, including the US IGA.

“Fees” means the fees set forth in the fee letter, dated as of the Closing Date, between the Trustee, the Collateral Agent and the Co-Issuers, at the times set forth therein.

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of Accounting Standards Update (“ASU”) No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, and the scheduled maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any specified period, the ratio of the Consolidated EBITDAR of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting officer of Spirit) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)         acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of Spirit and certified in an Officer’s Certificate delivered to the Trustee, and including any operating expense reductions for such period resulting from such acquisition that have been realized or for which all of the material steps necessary for realization have been taken) as if they had occurred on the first day of the four-quarter reference period;

(2)         the Consolidated EBITDAR attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)         the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

(4)         any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such four-quarter period;

(5)         any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such four-quarter period; and

(6)         if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)         the consolidated interest expense (net of interest income) of such Person and its Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2)         the interest component of Finance Lease Obligations of such Person and its Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3)         any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Subsidiaries or secured by a Lien on assets of such specified Person or one of its Subsidiaries; plus

(4)         the product of (a) all cash dividends accrued on any series of preferred stock of such Person or any of its Subsidiaries for such period, other than to Spirit or a Subsidiary of Spirit, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)         the aircraft rent expense of such Person and its Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash, all as determined on a consolidated basis in accordance with GAAP; plus

(6)         any Unfinanced Capital Expenditures.

“Flight Simulators” shall mean the “Series D” flight simulators of Spirit or any other applicable Grantor (including any such simulators located on a Real Property Asset).

“Free Spirit Agreements” means, at any time, all currently existing, future and successor co-branding, partnering or similar agreements related to or entered into in connection with the Free Spirit Program, including each Material Free Spirit Agreement, but excluding each Retained Agreement existing at such time. For the avoidance of doubt, the Bank of America Affinity Agreement shall in all cases be deemed to be a Free Spirit Agreement and shall in no case constitute a Retained Agreement.

“Free Spirit Customer Data” means all data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Spirit or any of its Subsidiaries (including the Loyalty Issuer) and used, generated or produced as part of the Free Spirit Program or Saver$ Club, including all of the following: (a) a list of all members of the Free Spirit Program and the Saver$ Club; and (b) the Free Spirit Member Profile Data for each member of the Free Spirit Program and/or Saver$ Club, but excluding Spirit Traveler Data.

The parties hereto acknowledge and agree that customer name, contact information (including name, mailing address, email address, and phone numbers) and communication and promotion opt-ins (as described in clause (b) of the definition of “Free Spirit Member Profile Data”) are included in both Free Spirit Customer Data and Spirit Traveler Data; provided that the foregoing communication and promotion opt-ins are not specific to the Free Spirit Program or the Saver$ Club, and if such communication and promotion opt-ins are specific to the Free Spirit Program or the Saver$ Club, such information and data shall only be considered to be Free Spirit Customer Data (it being understood that Spirit shall be entitled to continue marketing its airline business in the ordinary course).

“Free Spirit Member Profile Data” means, with respect to each member of the Free Spirit Program or the Saver$ Club, in each case to the extent applicable, such member’s (a) name, mailing address, email address, and phone numbers, (b) communication and promotion opt-ins, (c) total miles balance, (d) third party engagement history, (e) accrual and redemption activity, including any data related to member segment designations or member segment activity or qualifications, (f) Free Spirit Program account number, and (g) Free Spirit Program annual member status and Saver$ Club annual member status, but in the case of clauses (b), (d) and (e), excluding Spirit Traveler Data.

“Free Spirit Program” means any Loyalty Program which is operated, owned or controlled, directly or indirectly by Spirit or any of its Subsidiaries, or principally associated with Spirit or any of its Subsidiaries, as in effect from time to time, whether under the “Free Spirit” name or otherwise, in each case including any successor program, but excluding any Permitted Acquisition Loyalty Program.

“Free Spirit Program Revenues” means, with respect to any period, the aggregate amount of revenues of the Free Spirit Program during such period (including any Retained Agreement Revenues).

“Free Spirit Transaction Revenues” means, with respect to any period and without duplication, the aggregate amount of revenues of the Loyalty Issuer under the Free Spirit Agreements during such period together with all other payments to the Loyalty Issuer under the Free Spirit Agreements during such period.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Gate Leasehold” means, at any time, all of the right, title, privilege, interest and authority, now held or hereafter acquired, of Spirit or any other Grantor in connection with the right to use or occupy space in an airport terminal at any airport.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, Section 2.06(b) or Section 2.06(d) hereof.

“Government Securities” means securities that are:

(1)       direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)       obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Person thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” means each Co-Issuer and each other Obligor that shall at any time pledge Collateral under a Collateral Document.

“Ground Support Equipment” shall mean the equipment for crew and passenger ground transportation, cargo, mail and luggage handling, catering, fuel/oil servicing, de-icing, cleaning, aircraft maintenance and servicing, dispatching, security and motor vehicles.

“Guarantee” means a guarantee (other than (i) by endorsement of negotiable instruments for collection or (ii) customary contractual indemnities, in each case in the Ordinary Course of Business), direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guarantor” means the Holdco Guarantor (upon the effectiveness of the Holdco Guarantor Supplemental Indenture), Spirit, the Cayman Guarantors or any other entity that becomes a guarantor with respect to the Notes.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:

(1)       interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)       other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)       other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

“HoldCo 1” means Spirit Finance Cayman 1 Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“HoldCo 2” means Spirit Finance Cayman 2 Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“HoldCo 2 Brand License” means that certain Amended and Restated Brand License Agreement, dated as of the date hereof, by and between the Brand Issuer, as licensor, and HoldCo 2, as licensee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“HoldCo 2 Loyalty Program License” means that certain Amended and Restated Loyalty Program Intellectual Property License Agreement, dated as of the date hereof, by and between the Loyalty Issuer, as licensor, and HoldCo 2, as licensee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Holdco Guarantor Supplemental Indenture” means that certain supplemental indenture pursuant to which Holdco Guarantor shall become a Guarantor.

“Holder” means, in the case of the Notes, a “noteholder,” which means the Person in whose name a Note is registered on the Registrar’s books, which shall initially be the respective nominee of DTC, subject to Section 1.05(i).

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act that is not also a QIB.

“IAI Global Note” means a Global Note (other than a 144A Global Note or a Regulation S Global Note) substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Notes Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes issued to IAIs in the United States.

“IATA” means the International Air Transport Association and any successor thereto.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)       in respect of borrowed money;

(2)       evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)       in respect of banker’s acceptances;

(4)       representing Capital Lease Obligations;

(5)       representing the balance deferred and unpaid of the purchase price of any property or services due more than six (6) months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the Ordinary Course of Business; or

(6)       representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the foregoing, none of the following will constitute Indebtedness: (a) Banking Product Obligations, (b) obligations under leases (other than leases determined to be Finance Lease Obligations under GAAP as in effect on the Closing Date), (c) obligations to fund pension plans and retiree liabilities, (d) cash deposits and rent deferrals relating to leases in respect of Aircraft Related Equipment, (e) [reserved], (f) maintenance deferral agreements, (g) an amount recorded as indebtedness in Spirit’s financial statements solely by operation of Financial Accounting Standards Board Accounting Standards Codification 840-40-55 or any successor provision of GAAP but which does not otherwise constitute Indebtedness as defined hereinabove, (h) [reserved], (i) (x) a deferral of pre-delivery payments or (y) pre-delivery payments made to and held by a manufacturer of Aircraft Related Equipment, in each case, relating to the purchase of Aircraft Related Equipment, (j) [reserved], (k) air traffic liability, (l) payment obligations in connection with health or other types of social security benefits, (m) payment obligations in connection with lease maintenance return conditions on leased aircraft, (n) reserves for capital tax obligations and (o) reserves for obligations under land leases.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intellectual Property” means all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, brand names, trade dress, know how, registered copyrights and applications for registration of copyrights, Trade Secrets, domain names, social media accounts and other intellectual property, whether registered or unregistered, including unregistered copyrights in software and source code and applications to register any of the foregoing.

“Intercreditor Agreements” means the Junior Lien Intercreditor Agreement, the Collateral Agency and Accounts Agreement, the Revolving Priority Collateral Intercreditor Agreement and the Notes Priority Collateral Intercreditor Agreement.

“Interest Distribution Amount” means, with respect to each Payment Date, an amount equal to (a) the product of (i) the Cash Interest Rate for the related Interest Period, multiplied by (ii) the Day Count Fraction, multiplied by (iii) the outstanding principal amount of the Notes as of the first day of the related Interest Period, plus (b) any unpaid Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the applicable Cash Interest Rate for the related Interest Period.

“Interest Period” means, for each Payment Date, the period from and including the Payment Date immediately preceding such Payment Date (or, with respect to the initial Payment Date, the Closing Date) to but excluding such Payment Date.

“Investments” means, with respect to any Person, all direct or indirect investments made by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (but excluding advance payments and deposits for goods and services in the Ordinary Course of Business) or capital contributions (excluding commission, travel and similar advances to officers, employees and consultants made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IP Agreements” means (a) each Contribution Agreement; (b) each IP License and the Brand Issuer to Loyalty Issuer License; (c) each Management Agreement and (d) each other contribution agreement, license or sublicense related to the Brand Intellectual Property or the Loyalty Program Intellectual Property that is required to be entered into after the Closing Date pursuant to the terms of any Transaction Document.

“IP License Transaction Revenues” means, with respect to any period and without duplication, the aggregate amount of payments received by the Co-Issuers pursuant to the IP Licenses during such period.

“IP Licenses” means (a) the Brand IP Licenses and (b) the Loyalty IP Licenses.

“IP Security Agreements” shall have the meaning set forth in the Security Agreement.

“Issuer” means any Co-Issuer.

“Issuer Order” means a written request or order signed on behalf of each Co-Issuer by an Officer of such Co-Issuers and delivered to the Trustee.

“Junior Lien Debt” means, any Indebtedness owed to any other Person, so long as:

(i)        such Indebtedness is expressly subordinated in right of payment to the Notes and any other Senior Secured Debt Obligations in the agreement, indenture or other instrument governing such Indebtedness and in a Junior Lien Intercreditor Agreement;

(ii)        the Liens on the Collateral securing such Indebtedness are subordinated to the Liens on the Collateral securing the Notes and any other Senior Secured Debt Obligations pursuant to a Junior Lien Intercreditor Agreement;

(iii)        the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Notes;

(iv)        the maturity date for such Indebtedness shall be at least 91 days after the latest maturity date of any Notes;

(v)         such Indebtedness shall not be subject to or benefit from any Guarantee by any Person other than an Obligor; and

(vi)        the terms and conditions governing such Indebtedness of the Obligors shall (a) be reasonably acceptable to the Required Debtholders or (b) not be materially more restrictive, when taken as a whole, on the Co-Issuers and the other Grantors (as determined in good faith by the Co-Issuers), than the terms of the then-outstanding Notes (except for (x) terms that are conformed (or added) in the Transaction Documents for the benefit of the Holders holding then-outstanding Notes pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Co-Issuers, (y) covenants, events of default and guarantees applicable only to periods after the latest maturity date then in effect for any Notes (as of the date of the incurrence of such Junior Lien Debt) and (z) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Holders under the then-outstanding Notes receive the benefit of such more restrictive terms; provided that in no event shall such Indebtedness be subject to events of default, mandatory prepayment or acceleration resulting from an event of default under the Revolving Credit Agreement except on terms that are no more favorable to the holders thereof than the terms set forth in this Indenture.

“Junior Lien Intercreditor Agreement” means an intercreditor and subordination agreement among the Collateral Agent, the Grantors party thereto, the Trustee and the other representatives party thereto, including the representative of the holders of Junior Lien Debt, and substantially in the form attached as an exhibit to the Collateral Agency and Accounts Agreement with any necessary changes so long as no such change is adverse to the interests of the Senior Secured Parties, as evidenced by an Officer’s Certificate delivered to the Trustee pursuant to Section 12.04 and to the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the place of payments.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in the definition of “Permitted SPV Collateral Disposition” or the definition of “Permitted Spirit Collateral Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” means the entering into or consummation of any transaction (including any Restricted Payment (other than a Restricted Payment pursuant to clause (1) of the definition thereof), Disposition, acquisition (whether by merger, consolidation or other business combination or the acquisition of capital stock, Indebtedness or otherwise) or other Investment by Spirit or one or more of its Subsidiaries).

“Liquidity” means the sum of (i) all unrestricted cash, Cash Equivalents and “short-term investment securities” (as referred to in Spirit’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and/or other public filings with the SEC) of Spirit and its Subsidiaries (excluding, for the avoidance of doubt, any cash or Cash Equivalents held in accounts pledged to secure any Indebtedness other than the Notes), and (ii) the aggregate principal amount committed and available to be drawn by Spirit and its Subsidiaries (taking into account all borrowing base limitations, collateral coverage requirements or other restrictions on borrowing availability) under all revolving Credit Facilities (including the Revolving Credit Agreement) of Spirit and its Subsidiaries; provided, that no more than $300,000,000 of Liquidity under the foregoing clause (ii) may be derived from undrawn commitments under the Revolving Credit Agreement at any given time; provided, further, that, as of any date of determination, any Liquidity contributed by Subsidiaries of Spirit that are not also Obligors on such date that is in excess of 10% of the total Liquidity shall, in each case, be excluded from the calculation of Liquidity on such date.

“Loyalty Collection Account” means the non-interest bearing trust account of Loyalty Issuer held at Wilmington Trust, National Association, account name: “Loyalty Collection Account,” which account is established and maintained at the Depositary and under the control of the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement, or any successor account that is an Eligible Account and which is under the control of the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.

“Loyalty IP Licenses” means the HoldCo 2 Loyalty Program License and the Parent Loyalty Program Sublicense.

“Loyalty Program” means (a) any customer loyalty program available to individuals (i.e. natural persons) that grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services, or (b) any other membership program available to individuals (i.e. natural persons) that grants members in such program benefits in connection with travel on an airline, including reduced costs on airfare, bag fees and upgrades.

“Loyalty Program Intellectual Property” means (a) the Free Spirit Customer Data and (b) all Intellectual Property (but excluding data, which is addressed in clause (a)) owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Spirit or any of its Subsidiaries (including the Co-Issuers) and required or necessary to operate the Free Spirit Program or Saver$ Club, but excluding (i) all Intellectual Property used to operate the Spirit airline business that, even if used in connection with the Free Spirit Program or Saver$ Club, would be required or necessary to operate the Spirit airline business in the absence of the Free Spirit Program or Saver$ Club, and (ii) the following specified Intellectual Property: (1) the Brand Intellectual Property, (2) SAVE as a stock symbol and (3) the Spirit website (including all content and source code) and the Spirit mobile app.

“Loyalty Program Management Agreement” means that certain Loyalty Program Management Agreement, dated as of September 17, 2020, among the Loyalty Issuer, HoldCo 2, Spirit, as manager, and the Collateral Agent, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Make-Whole Amount” means, an amount equal to the greater of (a) 6.00% of the principal amount of the Notes to be redeemed or accelerated and (b) the excess (to the extent positive) of:

(i)         the present value at such redemption or acceleration date of (1) 106% of the principal amount discounted back over the period starting on the redemption or acceleration date and ending on March 12, 2027, plus (2) all required interest payments due on such Notes to and including March 12, 2027 (excluding accrued but unpaid interest), computed upon the redemption or acceleration date using a discount rate equal to the Treasury Rate at such redemption or acceleration date plus 50 basis points and assuming that the rate of interest on the principal amount from such redemption or acceleration date to the date set forth above will equal the rate of interest on that principal amount in effect on the applicable redemption or acceleration date; over

(ii)        the principal amount of the Notes to be redeemed or accelerated.

“Management Agreements” means each of the Brand Management Agreement and the Loyalty Program Management Agreement.

“Marketing and Service Agreements” means those certain business, marketing and service agreements among Spirit and/or any of its Subsidiaries and regional airline carriers and such other parties or agreements from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling, marketing, alliance and joint business agreements that are entered into in the Ordinary Course of Business.

“Material Adverse Effect” means a material adverse effect on (a) the consolidated business, operations or financial condition of Spirit and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Transaction Documents or the rights or remedies of the Holders and the Senior Secured Parties thereunder, (c) the ability of the Co-Issuers to pay the Obligations under the Transaction Documents, (d) the validity, enforceability or collectability of the Material Free Spirit Agreements or the IP Agreements generally or any material portion of the Material Free Spirit Agreements or the IP Agreements, taken as a whole, (e) the business and operations of the Free Spirit Program, taken as a whole, or (f) the ability of the Obligors to perform their material obligations under the IP Agreements or the Material Free Spirit Agreements to which it is a party; provided, that no condition or event that has been disclosed in the public filings for Spirit on or prior to the Closing Date shall be considered a “Material Adverse Effect” under this Indenture.

“Material Free Spirit Agreements” means (a) any Significant Free Spirit Agreement and (b) each other Free Spirit Agreement identified as a Material Free Spirit Agreement as set forth on Schedule 4.06(e) hereto, as updated from time to time pursuant to the terms of this Indenture.

“Material Indebtedness” means (a) with respect to Spirit and its Subsidiaries, Indebtedness of Spirit and its Subsidiaries (other than the Notes) outstanding under the same agreement in a principal amount exceeding $50.0 million; and (b) with respect to any SPV Party, Indebtedness of any SPV Party (other than the Notes) outstanding under the same agreement in a principal amount exceeding $50.0 million.

“Material Modification” means:

(1)       any amendment or waiver of, or modification or supplement to, a Significant Free Spirit Agreement occurring on or after the Closing Date which: (a) extends, waives, delays or contractually or structurally subordinates one or more payments due to any Obligor or any Subsidiary thereof with respect to such Free Spirit Agreement; (b) reduces the rate or amount of payments due to any Obligor or any Subsidiary thereof with respect to such Free Spirit Agreement; (c) gives any Person other than Obligors party to such Free Spirit Agreement additional or improved termination rights with respect to such Free Spirit Agreement; (d) shortens the term of such Free Spirit Agreement or expands or improves any counterparty’s rights or remedies following a termination; or (e) imposes new payment obligations on any Obligor or any Subsidiary thereof under such Free Spirit Agreement; in each case under this clause (1), if such amendment, waiver, modification or supplement could reasonably be expected to result in a Material Adverse Effect; and

(2)        any amendment or waiver of, or modification or supplement to, an IP Agreement or the Spirit Intercompany Loan which: (a) shortens the scheduled maturity or term thereof, (b) amends, modifies or otherwise changes the calculation or rate of fees, expenses or termination payments due and owing thereunder in a manner reducing the amount owed to any Co-Issuer, (c) changes the contractual subordination of payments thereunder, reduces the frequency of payments thereunder or permits payments due to any Co-Issuer to be deposited to an account other than a Collection Account, (d) changes the amendment standards applicable to such agreement (other than changes affecting rights of the Trustee or the Collateral Agent to consent to amendments, which is covered by clause (e)) in a manner that would reasonably be expected to result in a Material Adverse Effect, or (e) materially impairs the rights of the Trustee or the Collateral Agent to enforce or consent to amendments to any provisions of any such agreement in accordance therewith.

Notwithstanding anything to the contrary in this definition of “Material Modification”, the entrance into a Permitted Replacement Free Spirit Agreement shall not constitute a Material Modification.

“Material Real Property Assets” means (a) the real property located at 1731 Radiant Drive, Dania Beach, FL 33004, (b) Spirit Airlines Hangar (DTW Building 719), 32999 West Service Drive, Detroit, Wayne County, MI 48242, (c) any Real Property Asset that is pledged to secure the obligations under the Revolving Credit Agreement and (d) each other Real Property Asset with a Fair Market Value in excess of $5.0 million.

“Material Subsidiaries” means one or more Subsidiaries, for which (a) the assets of all such Subsidiaries constitute, in the aggregate, more than 2.5% of the total assets of Spirit and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of Spirit for which financial statements are available to the Trustee pursuant to Section 4.17) and (b) the revenues of all such Subsidiaries account for, in the aggregate, more than 2.5% of the total revenues of Spirit and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of Spirit for which financial statements are available to the Trustee pursuant to Section 4.17.

“Miles” means the Currency under the Free Spirit Program.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Collateral” shall mean all of the “Collateral” as defined in the Aircraft and Spare Engine Mortgage (including as supplemented from time to time).

“Net Proceeds” means (a) with respect to any Collateral Sale, Recovery Event or Contingent Payment Event, the aggregate cash and Cash Equivalents received by Spirit or any of its Subsidiaries in respect thereof, net of: (i) the direct costs and expenses relating to such Collateral Sale, Recovery Event or Contingent Payment Event, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, taxes paid or payable as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and (ii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP; and (b) with respect to any issuance or incurrence of Indebtedness (including Permitted Pre-paid Miles Purchases), the cash proceeds thereof, net of (i) any fees, underwriting discounts and commissions, premiums, and other costs and expenses incurred in connection with such issuance and (ii) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses, and brokerage, consultant, accountant, and other customary fees.

“Notes” means any notes authenticated and delivered under this Indenture, including the Initial Notes and any PIK Notes and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Notes Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Notes Depositary with respect to the Notes, and any and all successors thereto appointed as Notes Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Notes Documents” means this Indenture, the Collateral Documents, the Intercreditor Agreements, any supplemental indentures executed in favor of the Trustee or the Collateral Agent and any other instrument or agreement (which is designated as a Notes Document therein) executed and delivered by any Co-Issuer or any Guarantor to the Trustee or the Collateral Agent.

“Notes Priority Collateral” means all Collateral other than Revolving Priority Collateral. For purposes of Sections 3.09, 4.10 and 4.11 (and, in each case, the component definitions used therein), Notes Priority Collateral shall be deemed to include, and shall include, all Material Real Property Assets that are not yet subject to the Liens created by the Collateral Documents due to the provisions of Section 4.38.

“Notes Priority Collateral Intercreditor Agreement” means the Notes Priority Collateral Intercreditor Agreement, dated as of the Closing Date, by and among Spirit, the other Grantors party thereto, the Revolving Agent, Wilmington Trust, National Association, as Revolving Security Agent, the Trustee, the Collateral Agent and each Additional Credit Facility Representative party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Notes Priority Collateral Sale Proceeds” means Net Proceeds from Collateral Sales of Notes Priority Collateral.

“Notes Reserve Account Required Balance” means, with respect to any date, an amount equal to the Interest Distribution Amount due with respect to the Notes on the next occurring Payment Date.

“Notes Secured Parties” means the Holders of the outstanding Notes from time to time.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Co-Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Co-Issuers to any Agent or any Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Indenture or the other Notes Documents, whether on account of principal, interest, premium (including the Redemption Premium), reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to any Agent or any Holder that are required to be paid by the Co-Issuers pursuant hereto or under any other Notes Document) or otherwise.

“Obligors” means collectively the Holdco Guarantor (upon the effectiveness of the Holdco Guarantor Supplemental Indenture), Spirit, the Co-Issuers, the Cayman Guarantors and each other Guarantor, each an “Obligor.”

“Officer’s Certificate” means a certificate signed on behalf of a Co-Issuer or Spirit (or such other applicable Person) by a Responsible Officer of a Co-Issuer or Spirit (or such other applicable Person), respectively.

“On-line Tracking Data” means any information or data collected in relation to on-line activities that can reasonably be associated with a particular user or computer or other device.

“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Co-Issuers or the Guarantors.

“Ordinary Course of Business” means, with respect to Spirit or any of its Subsidiaries, (a) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, Spirit and its Subsidiaries, (b) customary and usual in the commercial airline industry in the United States or (c) consistent with the past or current practice of one or more commercial air carriers in the United States.

“Parent Brand Sublicense” means that certain Brand Sublicense Agreement, dated as of September 17, 2020, by and between HoldCo 2, as licensor, and Spirit, as licensee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Parent Change of Control” means any of the following events:

(1)       the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Holdco Guarantor, Spirit and their Subsidiaries taken as a whole to any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such person or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan);

(2)       any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such person or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Equity Interests of the Holdco Guarantor or Spirit representing more than 35% of the aggregate ordinary voting power for the election of members of the board of directors of the Holdco Guarantor or Spirit (determined on a fully diluted basis); or

(3)        a “change of control” (or similar event) shall occur under the Revolving Credit Agreement or under the definitive documentation governing any Material Indebtedness.

For the avoidance of doubt, any Permitted Parent Reorganization shall be deemed not to constitute a Parent Change of Control.

Notwithstanding the foregoing, the consummation of a Public Company Transaction shall not constitute a Parent Change of Control until the earliest to occur of (i) the 545th day after the consummation thereof, (ii) the first day on which each of the FAA and DOT aircraft operator certificates issued to Spirit are merged or otherwise combined with (through reissuance or otherwise) each of the FAA and DOT aircraft operator certificates issued to the Public Permitted Airline Business and (iii) the date on which any Rating Agency (x) withdraws its credit ratings on the then-existing Notes or (y) assigns credit ratings on the then-existing Notes below the then-current credit ratings on such Notes.

“Parent Loyalty Program Sublicense” means that certain Loyalty Program Intellectual Property Sublicense Agreement, dated as of September 17, 2020, by and between HoldCo 2, as licensor, and Spirit, as licensee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Participant” means, with respect to the Notes Depositary, Euroclear or Clearstream, a Person who has an account with the Notes Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Payment Date” means (a) the 20th calendar day of January, April, July and October of each year, or if such day is not a Business Day, the next succeeding Business Day, commencing July 20, 2025, and (b) each Termination Date.

“Payment Date Statement” means a written statement substantially in the form attached hereto as Exhibit E setting forth the amounts to be paid pursuant to Section 4.01 on the related Payment Date.

“Payroll Accounts” means depository accounts used only for payroll.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Acquisition Loyalty Program” means a Loyalty Program owned, operated or controlled, directly or indirectly, by a Specified Acquisition Entity or any of its Subsidiaries, or principally associated with such Specified Acquisition Entity or any of its Subsidiaries so long as (a) the Permitted Acquisition Loyalty Program is not operated in a fashion that is more competitive, taken as a whole, than the Free Spirit Program (as determined by Spirit in good faith), (b) Spirit does not take any action that would reasonably be expected to disadvantage the Free Spirit Program relative to the Permitted Acquisition Loyalty Program, (c) no members of the Free Spirit Program are targeted for membership in the Permitted Acquisition Loyalty Program (excluding any general advertisements, promotions or similar general marketing activities related to the Permitted Acquisition Loyalty Program), (d) except as attributable to market or business conditions as determined in good faith by Spirit, Spirit will devote substantially similar resources to the Free Spirit Program, including Spirit distribution and marketing channels, as were applicable immediately prior to the consummation of the acquisition of the Specified Acquisition Entity and (e) Spirit does not announce to the public, the members of the Free Spirit Program or the members of the Permitted Acquisition Loyalty Program that the Permitted Acquisition Loyalty Program is the primary Loyalty Program for Spirit.

“Permitted Airline Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which Spirit and its Subsidiaries (other than the SPV Parties) are engaged on the Closing Date, including travel-related and leisure-related businesses, and travel, leisure and support services and experiences and other similar services and experiences.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Spirit’s common stock (or a parent company of Spirit’s common stock) purchased by the issuer of any Convertible Indebtedness in connection with the issuance of any such Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the issuer of such Convertible Indebtedness from the sale of any related Permitted Warrant Transaction, does not exceed ten percent (10%) of the net proceeds received by such issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Liens” means:

(1)         Liens held by the Collateral Agent and/or the Trustee securing the Obligations pursuant to this Indenture and the other Notes Documents;

(2)         Liens securing Junior Lien Debt; provided that any such Liens on the Collateral shall (i) rank junior to the Liens on the Collateral in favor of the Collateral Agent securing the Obligations and (ii) be subject to a Junior Lien Intercreditor Agreement;

(3)         Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection and liens in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract within the general parameters customary in the industry;

(4)         Liens in favor of depositary banks arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(5)         Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6)         Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the Ordinary Course of Business;

(7)         Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default under this Indenture;

(8)         to the extent constituting Liens, the rights granted by any Obligor to another Obligor or the Collateral Agent pursuant to any IP Agreement (other than any rights granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement, this Indenture, an IP License or any other Transaction Document);

(9)         (i) any overdrafts and related liabilities arising from treasury, netting, depositary and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (ii) Liens arising by operation of law or that are contractual rights of set off in favor of the depositary bank or securities intermediary in respect of any deposit or securities accounts;

(10)            to the extent constituting Liens, licenses, sub-licenses and similar rights as they relate to any Intellectual Property (A) granted to any third-party counterparty of any Free Spirit Agreement pursuant to the terms of such agreement or (B) as otherwise expressly permitted by the IP Licenses and the Collateral Documents to be granted to any Person (other than any sub-license or similar right granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement or this Indenture);

(11)            Liens incurred in the Ordinary Course of Business of Spirit or any Subsidiary of Spirit with respect to obligations that do not exceed in the aggregate $50,000,000 at any one time outstanding; provided that such Liens are subordinated to the Liens on the Collateral securing the Obligations pursuant to a Junior Lien Intercreditor Agreement;

(12)            rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Obligor or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights (A) do not interfere in any material respect with the business of Spirit and its Subsidiaries, taken as a whole, and (B) do not relate to Intellectual Property or Free Spirit Agreements except as expressly provided in the Collateral Documents;

(13)            Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Senior Secured Debt or Junior Lien Debt in connection with a permitted repayment thereof and in favor of the Collateral Agent (in the case of Senior Secured Debt) or the collateral agent, administrative agent or trustee in respect of such Junior Lien Debt; provided that (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted under the Transaction Documents;

(14)            with respect to any Subsidiary organized under the law of a jurisdiction outside of the United States, other liens and privileges arising mandatorily by any Requirement of Law;

(15)            Liens arising in connection with the IP Agreements;

(16)            Liens (including all rights) of counterparties under the Free Spirit Agreements under the terms thereof;

(17)            Liens securing Indebtedness incurred pursuant to Section 4.09(b)(vi); provided that (i) if such Liens are on Revolving Priority Collateral, (x) such Liens thereon may be senior to the Liens thereon securing the Notes and (y) the applicable representative thereof on behalf of the holders of such Indebtedness shall be a party to the Revolving Priority Collateral Intercreditor Agreement and (ii) if such Liens are on Notes Priority Collateral, (x) such Liens thereon shall be junior to the Liens thereon securing the Notes and (y) the applicable representative thereof on behalf of the holders of such Indebtedness shall be a party to the Notes Priority Collateral Intercreditor Agreement;

(18)            licenses, sublicenses, leases and subleases by any Grantor as they relate to any aircraft, airframe, engine, Mortgaged Collateral or any Revolving Priority Collateral and to the extent (A) such licenses, sublicenses, leases or subleases do not interfere in any material respect with the business of Spirit and its Subsidiaries, taken as a whole, and in each case, such license, sublicense, lease or sublease is to be subject and subordinate to the Liens granted to the Collateral Agent pursuant to the Collateral Documents, and in each case, would not result in a Collateral Material Adverse Effect or (B) otherwise expressly permitted by the Collateral Documents;

(19)            salvage or similar rights of insurers, in each case as it relates to any aircraft, airframe, engine, Mortgaged Collateral or any Revolving Priority Collateral, if any;

(20)            in each case as it relates to any aircraft, Liens on appliances, parts, components, instruments, appurtenances, furnishings and other equipment installed on such aircraft and separately financed by a Grantor, to secure such financing;

(21)            Liens on Collateral expressly permitted under the Collateral Documents granting a Lien on such Collateral;

(22)            easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, leases or subleases, licenses or sublicenses, or occupancy agreements granted to others, whether or not of record and whether now in existence or hereafter entered into, in the Ordinary Course of Business, which do not in the aggregate materially interfere with the ordinary conduct of the business of Spirit and its Subsidiaries, taken as a whole; and

(23)            any extension, modification, renewal or replacement of the Liens described in clauses (1) through (22) above; provided that such extension, modification, renewal or replacement does not increase the amount of Indebtedness associated therewith.

“Permitted Noteholders” means, at any time, Holders holding more than 50% of the aggregate outstanding principal amount of the Notes.

“Permitted Parent Investments” means:

(1)        any Investment in a Subsidiary of Spirit that is a Guarantor;

(2)        any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)        any Investment by Spirit in a Person, if as a result of such Investment:

(a)        such Person becomes a Subsidiary of Spirit that is a Guarantor; or

(b)       such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Spirit or a Subsidiary of Spirit that is a Guarantor;

(4)        any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5)        any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6)        any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the Ordinary Course of Business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)        [reserved];

(8)        [reserved];

(9)        redemption or purchase of the Notes;

(10)        any Guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a Guarantee of Indebtedness of an Affiliate of Spirit that is not a Subsidiary of Spirit;

(11)        any Investment of Spirit existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any such Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date, or (b) as otherwise permitted under this Indenture;

(12)        Investments or commitments to make Investments acquired after the Closing Date and any other Investments consisting of extensions, modifications or renewals of such Investments as a result of the acquisition by Spirit of another Person, including by way of a merger, amalgamation or consolidation with or into Spirit in a transaction that is not prohibited by Section 5.01 hereof after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)        [reserved];

(14)       receivables arising in the Ordinary Course of Business;

(15)       Investments in connection with outsourcing initiatives in the Ordinary Course of Business;

(16)        Permitted Bond Hedge Transactions which constitute Investments;

(17)        Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed the greater of (A) $50,000,000 and (B) after the first anniversary of the Closing Date, 10.0% of Consolidated EBITDAR at the time of such Investment;

(18)        Investments consisting of reimbursable extensions of credit; provided that any such Investment made pursuant to this clause (18) shall not be permitted if unreimbursed within 90 days of any such extension of credit;

(19)         Investments in any Subsidiary referred to in clause (ii) of the definition of “Excluded Subsidiary” in connection with any financing of any Aircraft Related Equipment that is not prohibited under this Indenture;

(20)        [reserved];

(21)        Investments consisting of payments to or on behalf of any Person (including any third-party service provider) for purposes of improving or reconfiguring aircraft or Aircraft Related Equipment owned or operated by such Person in order to enhance or improve the brand under which Spirit or any of its Affiliates operate in the Ordinary Course of Business;

(22)         Investments in travel or airline related businesses made in connection with Marketing and Service Agreements, alliance agreements, distribution agreements, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to spare parts management systems and other similar agreements which Investments under this clause (22) (excluding Investments existing on the Closing Date) in the Ordinary Course of Business;

(23)        Investments consisting of payroll advances and advances for business and travel expenses in the Ordinary Course of Business;

(24)       Investments made by way of any endorsement of negotiable instruments received in the Ordinary Course of Business and presented to any bank for collection or deposit;

(25)       Investments consisting of stock, obligations or securities received in settlement of amounts owing to Spirit in the Ordinary Course of Business or in a distribution received in respect of an Investment permitted hereunder;

(26)       [reserved];

(27)        Investments in fuel and credit card consortia and in connection with agreements with respect to fuel consortia, credit card consortia and fuel supply and sales, in each case, in the Ordinary Course of Business;

(28)       [reserved];

(29)       [reserved]; and

(30)       guarantees incurred in the Ordinary Course of Business of obligations that do not constitute Indebtedness of any regional air carrier doing business with Spirit in connection with the regional air carrier’s business with Spirit, and advances to airport operators of landing fees and other customary airport charges for carriers on behalf of which Spirit provides ground handling services.

“Permitted Parent Reorganization” means the entry by the Holdco Guarantor or Spirit into any reorganization pursuant to Section 251(g) of the General Corporation Law of the State of Delaware pursuant to which a new holding company structure is implemented above the Holdco Guarantor or Spirit.

“Permitted Pre-paid Miles Purchases” means Pre-paid Miles Purchases permitted by Section 4.09.

“Permitted Refinancing Indebtedness” means any Indebtedness (or commitments in respect thereof) of Spirit or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of Spirit or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1)         the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness (whether or not capitalized or accreted or payable on a current basis) and the amount of all fees and expenses, including premiums, incurred in connection therewith (such original principal amount plus such amounts described above, collectively, for purposes of this clause (1), the “preceding amount”)); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by all or a portion of the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness (which Fair Market Value may, at the time of an advance commitment, be determined to be the Fair Market Value at the time of such commitment or (at the option of the issuer of such Indebtedness) the Fair Market Value projected for the time of incurrence of such Indebtedness);

(2)         if such Permitted Refinancing Indebtedness has a maturity date that is after the maturity date of the Notes (with any amortization payment comprising such Permitted Refinancing

Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (b) more than 60 days after the final maturity date of the Notes;

(3)         if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(4)         notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by Spirit or any of its Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Permitted Replacement Free Spirit Agreement” means any Free Spirit Agreement entered into by Spirit or the Loyalty Issuer to replace any Significant Free Spirit Agreement that has been (or will be) terminated, cancelled or expired; provided that:

(1)        the Rating Agency Condition has been met;

(2)        the counterparty to such Permitted Replacement Free Spirit Agreement shall have a corporate rating from at least two of S&P, Moody’s and Fitch of not lower than the lower of (x) BBB, Baa2 and BBB, respectively and (y) the corresponding corporate ratings of the counterparty so replaced;

(3)        the projected revenues (as determined in good faith by the Obligors) under such Permitted Replacement Free Spirit Agreement for the immediately succeeding 12 months shall equal no less than 85% of the actual revenues of the Significant Free Spirit Agreement that it is replacing for the 12 months preceding the termination of such Significant Free Spirit Agreement;

(4)        such Permitted Replacement Free Spirit Agreement shall expressly permit the applicable Obligor to pledge its rights thereunder to the Collateral Agent;

(5)        such Permitted Replacement Free Spirit Agreement shall have confidentiality obligations applicable to the applicable Obligors that are not materially more restrictive (taken as a whole) than the confidentiality obligations in the Significant Free Spirit Agreement so replaced (as determined in good faith by the Obligors); and

(6)        such Permitted Replacement Free Spirit Agreement shall not have a scheduled termination date prior to the scheduled termination date of the Significant Free Spirit Agreement so replaced.

“Permitted Spirit Collateral Disposition” means any of the following by Spirit or any of its Subsidiaries (other than any SPV Party):

(i)        the Disposition of Collateral expressly permitted under the applicable Collateral Documents;

(ii)        the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor; provided that this clause (ii) shall not permit any Disposition of any letter of credit account or any amounts on deposit therein;

(iii)        sales or dispositions of surplus, obsolete, negligible or uneconomical assets no longer used in the business of Spirit, including returns of Slots to the FAA;

(iv)        Dispositions of Collateral among Spirit and any Grantor so long as no Event of Default has occurred and is continuing or would result therefrom or event of default under the Revolving Credit Agreement would result therefrom, including any Person that shall become a Grantor simultaneous with such Disposition;

(v)         abandonment of Slots and Gate Leaseholds; provided that such abandonment is (A) in connection with the downsizing of any hub or facility which does not materially and adversely affect the business of Spirit and its Subsidiaries, taken as a whole, (B) in the Ordinary Course of Business consistent with past practices and does not materially and adversely affect the business of Spirit and its Subsidiaries, taken as a whole, (C) reasonably determined by Spirit to relate to Collateral of de minimis value or surplus to Spirit’s needs or (D) required by the DOT, the FAA or other Governmental Authority and, in the case of any such abandonment under this clause (v), does not have a Collateral Material Adverse Effect;

(vi)        exchange of FAA Slots in the Ordinary Course of Business that in Spirit’s reasonable judgment are of reasonably equivalent value (so long as the FAA Slots received in such exchange are concurrently pledged as Collateral, and such exchange would not result in a Collateral Material Adverse Effect);

(vii)            the termination of leases or subleases or airport use or license agreements in the Ordinary Course of Business to the extent such terminations do not have a Collateral Material Adverse Effect;

(viii)          any other lease or sublease of, or use or license agreements with respect to, assets and properties that constitute Slots or Gate Leaseholds in the Ordinary Course of Business and swap agreements or similar arrangements with respect to Slots in the Ordinary Course of Business and which lease, sublease, use or license agreement or swap agreement or similar arrangement (A) has a term of one year or less, or does not extend beyond two comparable IATA traffic seasons (and contains no option to extend beyond either of such periods), and (B) has a term (including any option period) longer than allowed in clause (A); provided, however, that no Event of Default has occurred and is continuing or would result therefrom and no event of default under the terms of the Revolving Credit Agreement would result therefrom; and

(ix)        the lease or sublease of assets and properties in the Ordinary Course of Business; provided that, the rights of the lessee or sublessee shall be subordinated to the rights (including remedies) of the Collateral Agent under the applicable Collateral Document on terms reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Debtholders pursuant to an Act of Required Debtholders); provided that any such subordination terms that are reasonably satisfactory to the Revolving Agent pursuant to clause (f) of the definition of “Permitted

Disposition” in the Revolving Credit Agreement are hereby deemed satisfactory to the Collateral Agent and the Required Debtholders.

“Permitted SPV Business” any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which the SPV Parties are engaged on the Closing Date after giving effect to the transactions contemplated to occur on the Closing Date by the Transaction Documents.

“Permitted SPV Collateral Disposition” means any of the following:

(1)         the Disposition of Collateral expressly permitted under the applicable Collateral Documents;

(2)         the licensing or sub-licensing or granting of similar rights of Intellectual Property or other general intangibles pursuant to any Free Spirit Agreement or as otherwise permitted by (or pursuant to) the IP Agreements;

(3)         the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor;

(4)         to the extent constituting a Disposition, (i) the incurrence of Liens that are expressly permitted to be incurred pursuant to Section 4.10 or (ii) the making of (x) any Restricted SPV Payment that is expressly permitted to be made, and is made, pursuant to Section 4.08 or (y) any Permitted SPV Investment;

(5)         Dispositions pursuant to the express terms of any IP Agreement;

(6)         surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other Disposition of assets in connection therewith);

(7)         the expiration of the following registered Intellectual Property: (A) any copyright, the term of which has expired under applicable law; (B) any patent, the term of which has expired under applicable law, taking into account all patent term adjustments and extensions, and provided that all maintenance fees are paid; and (C) any trademark or service mark, the term of which has expired under applicable law because a declaration or statement of use to maintain the registration cannot be submitted to, or has been finally rejected by, the relevant governmental authority because such trademark or service mark is no longer in use; in each case, subject to the terms and conditions of the IP Agreements;

(8)         the abandonment or cancellation of Intellectual Property in the Ordinary Course of Business; and

(9)         any transfer, deletion, de-identification or purge of any Personal Data that is required or permitted under applicable privacy laws, under any of the Co-Issuers’ or Guarantors’ public-facing privacy policies or in the Ordinary Course of Business (including in connection with terminating inactive Free Spirit Program or Saver$ Club member accounts) pursuant to the applicable Co-Issuer’s or other Guarantor’s privacy and data retention policies consistent with past practice.

“Permitted SPV Investments” means:

(1)       to the extent constituting an Investment, Investments in any SPV Party arising from the transactions contemplated in the Transaction Documents;

(2)       any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)       any Investments received in a good faith compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the Ordinary Course of Business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;

(4)       prepayment of any Notes in accordance with the terms and conditions of this Indenture and the other Transaction Documents and Senior Secured Debt Documents;

(5)       any guarantee of Indebtedness of the SPV Parties to the extent otherwise expressly permitted under this Indenture;

(6)       accounts receivable arising in the Ordinary Course of Business;

(7)       redemption or purchase of the Notes; and

(8)       any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Spirit’s common stock (or a parent company of Spirit’s common stock) sold by Spirit substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

“Personal Data” means (a) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (b) any other information or data considered to be personally identifiable information or data under applicable law.

“Plan” means a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Pledged Gate Leaseholds” means, as of any date, the Gate Leaseholds included in the Collateral as of such date.

“Pledged Ground Support Equipment” means, as of any date, the Ground Support Equipment included in the Collateral as of such date.

“Pledged Real Property Assets” means, as of any date, the Material Real Property Assets that are subject to a Real Property Mortgage as of such date.

“Pledged Slots” means, as of any date, the Eligible Slots included in the Collateral as of such date.

“Pledged Spare Parts” means, as of any date, the Eligible Spare Parts included in the Collateral as of such date.

“Pre-paid Miles Purchases” means the sale by Spirit or any Subsidiary thereof of pre-paid Miles to a counterparty of a Free Spirit Agreement or any similar transaction involving a counterparty of a Free Spirit Agreement advancing funds to Spirit or any Subsidiary thereof against future payments to Spirit or any Subsidiary thereof by such counterparty under such Free Spirit Agreement.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“proceeds” means all “proceeds” as such term is defined in Article 9 of the UCC, including payments or distributions made with respect to any investment property, whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and any and all proceeds of loans.

“Propeller” shall mean any propeller, including any part, appurtenance, and accessory of a propeller.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Company Transaction” means (A) a Public Permitted Airline Business acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Equity Interests of the Holdco Guarantor or Spirit representing more than 35% of the aggregate ordinary voting power for the election of members of the board of directors of the Holdco Guarantor or Spirit (determined on a fully diluted basis) or (B) the Holdco Guarantor or Spirit, on one hand, and a Public Permitted Airline Business, on the other hand, consummate a transaction that would constitute a Parent Change of Control pursuant to clause (1) or (3) of the definition thereof but for the operation of the last paragraph of such definition.

“Public Permitted Airline Business” means any Permitted Airline Business whose Equity Interests are traded on a U.S. national securities exchange, excluding, for the avoidance of doubt, any over-the-counter market.

“QEC Kits” means the quick engine change kits of any Grantor.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Replacement Assets” means assets used or useful in the business of the Co-Issuers and the Guarantors that shall be Collateral.

“Qualifying Equity Interests” means Equity Interests of Spirit other than Disqualified Stock.

“Quarterly Reporting Period” means (a) initially, the period commencing on the Closing Date and ending on June 30, 2025 and (b) thereafter, each successive period of three consecutive months.

“Rating Agency” means each of Moody’s and Fitch.

“Rating Agency Condition” means, with respect to the Notes and any action, a Co-Issuer has provided evidence to the Trustee that each Rating Agency that has provided (and continues to maintain) a rating for the Notes as required under the Transaction Documents has provided a written confirmation that such action will not result in either (A) a withdrawal of its credit ratings on the then-existing Notes or (B) the assignment of credit ratings on the then-existing Notes below the lower of (x) the then-current credit ratings on such Notes or (y) the initial credit ratings assigned to such Notes (in each case, without negative implications); provided that any time that there are no Notes rated by a Rating Agency, references to any condition or requirement that the “Rating Agency Condition” shall have been satisfied shall have no effect and no such action shall be required.

“Real Property Assets” shall mean those parcels of real property owned in fee by Spirit or any other Grantor designated by Spirit and together with, in each case, all of Spirit’s or Grantor’s (as applicable) right, title and interest in and to all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property.

“Real Property Mortgages” shall mean the mortgages, deeds of trust and other security documents granting a Lien on any Material Real Property Assets of Spirit or any other Grantor, together with its interest in such property, to secure the Obligations, each in a form reasonably satisfactory to the Collateral Agent and counsel to the Required Debtholders.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral.

“Redemption Premium” means an amount equal to (a) on or prior to March 12, 2027, the Make-Whole Amount, (b) after March 12, 2027 but on or prior March 12, 2028, 6.0% multiplied by the principal amount of the Notes being redeemed or accelerated and (c) after March 12, 2028, zero.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Notes Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Notes Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Required Debtholders” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Required Deposit Amount” means, at any time for any Quarterly Reporting Period, the amount (as estimated by Spirit) necessary to pay in full on the related Payment Date (a) all outstanding payments estimated to be due pursuant to Section 4.01(a) through (d) and (b) if a Mandatory Prepayment Event has occurred or Cash Trap Period is in effect at such time, pursuant to Section 4.01(e) through (h). Solely for the Quarterly Reporting Period ended June 30, 2025, the Required Deposit Amount shall include the amount necessary to pay payments due pursuant to Section 4.01(a) through (d) for the period from the Closing Date until April 30, 2025.

“Required Excess Cash Flow” means, (a) with respect to any Payment Date relating to a Quarterly Reporting Period in which a Cash Trap Period was in effect as of the first day of the related Quarterly Reporting Period, an amount equal to the lesser of (i) 100% of the excess of (A) the Collections received in the Collection Accounts during such Quarterly Reporting Period while such Cash Trap Period was in effect, over (B) the amount to be distributed pursuant to Section 4.01(a) through (g) on such Payment Date and (ii) the amount necessary to pay the outstanding principal balance of the Notes (and accrued interest thereon and all other Obligations) in full and (b) with respect to any Quarterly Reporting Period in which a Cash Trap Event is not in effect at the beginning of such period but is in effect at the end, 100% of the excess of (A) the sum of (1) the amounts on deposit in the Collection Accounts on the date of such Cash Trap Event plus (2) the amounts deposited in the Collection Accounts during the period from such Cash Trap Event until the last day of such Quarterly Reporting Period, over (B) the amount to be distributed pursuant to Section 4.01(a) through (g) on the related Payment Date (or under this clause (b), such lesser amount as is necessary to pay the outstanding principal balance of the Notes (and accrued interest thereon and all other Obligations) in full); provided that, in each case with respect to clauses (a) and (b), if a Cash Trap Cure has occurred on or prior to such Payment Date or a Cash Trap Period is otherwise no longer in effect as of such Payment Date, “Required Excess Cash Flow” with respect to such Payment Date shall equal $0. For the avoidance of doubt, a Cash Trap Event under Section 6.01(a) shall be in effect for a Quarterly Reporting Period if the relevant Debt Service Coverage Ratio Test was not satisfied at the end of the immediately preceding period.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, or requirements of, any Governmental Authority, in each case having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means, (a) with respect to any Person (other than the Trustee or the Collateral Custodian), the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Director, any Manager, any Managing Member or any Vice-President of such Person, and (b) with respect to the Trustee or the Collateral Custodian, any officer within the Corporate Trust Office of the Trustee or the Collateral Custodian, as applicable (or any successor division, unit or group of the Trustee or the Collateral Custodian, as applicable) who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Parent Investment” means an Investment other than a Permitted Parent Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted SPV Investment” means an Investment other than a Permitted SPV Investment.

“Retained Agreement” means, at any time, all currently existing (at such time) co-branding, partnering or similar agreements related to or entered into in connection with the Free Spirit Program and with respect to which the payment rights thereunder have not been transferred to the Loyalty Issuer (including pursuant to Section 4.06).

“Retained Agreement Revenues” means, with respect to any period, the aggregate amount of revenues attributable to the Retained Agreements during such period.

“Revolving Agent” means the administrative agent and/or collateral agent under any Revolving Credit Agreement, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of the Closing Date, among Spirit, the Subsidiaries and/or Affiliates of Spirit party thereto from time to time as guarantors, the Revolving Agent and the other parties thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as further amended, restated, supplemented, waived, renewed or otherwise modified or replaced from time to time, and/or any other or additional credit facility or facilities or notes or other Indebtedness designated by the Co-Issuers or Spirit as a Revolving Credit Agreement, or part thereof, from time to time.

“Revolving Loan Documents” means, collectively, the Revolving Credit Agreement, the Revolving Priority Collateral Intercreditor Agreement, the Notes Priority Collateral Intercreditor Agreement and the documents governing the Indebtedness outstanding under the Revolving Credit Agreement and the security documents related to the foregoing.

“Revolving Priority Collateral” has the meaning assigned to such term in the Revolving Priority Collateral Intercreditor Agreement.

“Revolving Priority Collateral Intercreditor Agreement” means the Revolving Priority Collateral Intercreditor Agreement, dated as of the Closing Date, by and among Spirit, the other Grantors party thereto, the Revolving Agent, Wilmington Trust, National Association, as Revolving Security Agent, the Trustee, the Collateral Agent and each Additional Credit Facility Representative party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Revolving Priority Collateral Proceeds Account” means the “Collateral Proceeds Account” as such term is defined in the Revolving Credit Agreement or any similar account referred to in any other Revolving Credit Agreement.

“Revolving Priority Collateral Sale Proceeds” means Net Proceeds of Revolving Priority Collateral.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services.

“Sale of a Grantor” means, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral.

“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions, which as of the Closing Date include Crimea, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Saver$ Club” means the Loyalty Program under the name the “Saver$ Club” as of the Closing Date (f/k/a the $9 Fare Club) which is operated, owned or controlled, directly or indirectly by Spirit or any of its Subsidiaries, or principally associated with Spirit or any of its Subsidiaries, as in effect from time to time, whether under the “Saver$ Club” name or otherwise, in each case including any successor program.

“Saver$ Club Transaction Revenues” means, with respect to any period, the aggregate amount of reasonably identifiable revenues (as determined by Spirit in its commercially reasonable judgment) of the Saver$ Club during such period (whether received by Spirit or any of its Subsidiaries).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 1110” means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated on the Closing Date, among the Co-Issuers, the Cayman Guarantors and the Collateral Agent, as it may be amended and restated from time to time.

“Senior Secured Debt” means the Notes.

“Senior Secured Debt Documents” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Senior Secured Debt Obligations” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Senior Secured Debt Representative” means the Trustee.

“Senior Secured Parties” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Shared Liquidity Amount” means an amount equal to (a) $100.0 million minus (b) the sum of (i) the aggregate principal amount of Indebtedness incurred pursuant to Section 4.09(b)(vi)(y) and (ii) Notes

Priority Collateral Sale Proceeds that are retained by Spirit or any other applicable Grantor pursuant to Section 3.09(a)(iii)(z).

“Shared Retained Amount” means an amount equal to (a) $25.0 million minus (b) the sum of (i) Notes Priority Collateral Sale Proceeds that are retained by Spirit or any other applicable Grantor pursuant to Section 3.09(a)(iii)(y) and (ii) Revolving Priority Collateral Sale Proceeds that are retained by Spirit or any other applicable Grantor pursuant to Section 3.09(a)(iv).

“Significant Free Spirit Agreement” means (a) the Bank of America Affinity Agreement, (b) the CreditShop Co-Brand Agreement, (c) any Permitted Replacement Free Spirit Agreement and (d) as of any date, each other Free Spirit Agreement that generated Free Spirit Transaction Revenues equal to 15% or more of the Free Spirit Transaction Revenues received over the twelve months prior to such date, in each case, as amended, restated, extended, replaced, supplemented, or otherwise modified from time to time as permitted by this Indenture and the other Collateral Documents.

“Slot” means (a) in the case of airports outside the United States, at any time, the right and operational authority to conduct one landing or takeoff at a specific time or during a specific time period, or (b) in the case of airports in the United States, FAA Slots.

“Slot and Gate Security Agreement” shall mean that certain Slot and Gate Security Agreement, dated as of the Closing Date, entered into by Spirit, each other applicable Grantor and the Collateral Agent, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Spare Parts” shall mean all accessories, appurtenances, or parts of an Aircraft (except an Engine or Propeller), Engine (except a Propeller), Propeller, or Appliance, that are to be installed at a later time in an Aircraft, Engine, Propeller or Appliance.

“Spare Parts Security Agreement” means the Mortgage and Security Agreement (Spare Parts), dated as of the Closing Date, entered into by Spirit, each other applicable Grantor and the Collateral Agent, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Specified Accounts” means accounts of Spirit or any Subsidiary thereof (other than any SPV Party), solely to the extent any such accounts hold funds set aside by Spirit or any Subsidiary thereof (other than any SPV Party) to manage the collection and payment of amounts collected, withheld or incurred by Spirit or such Subsidiary thereof for the benefit of unaffiliated third parties relating to: (a) escrow accounts; (b) payroll accounts; (c) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges; (d) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees; (e) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes; (f) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; (g) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law); (h) accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits); or (i) other fiduciary, tax or trust accounts or accounts held in trust for, or otherwise pledged to or segregated for the benefit of, an unaffiliated third party; provided that in no event shall any Controlled Account be a “Specified Account”.

“Specified Acquisition Entity” means any entity that is (x) acquired by Spirit or any of its Subsidiaries (other than Loyalty Issuer, Brand Issuer, HoldCo 1 or HoldCo 2) after the Closing Date (whether such entity becomes wholly or less than one hundred percent (100%) owned by Spirit or any of its Subsidiaries (other than Loyalty Issuer, Brand Issuer, HoldCo 1 or HoldCo 2)) or (y) another commercial airline (including any business lines or divisions thereof) with which Spirit or such a Subsidiary of Spirit merges or enters into an acquisition transaction with.

“Specified IP” means that certain Intellectual Property which cannot be transferred or contributed to the applicable Co-Issuer due to applicable law, domain registrar restrictions or existing contractual restrictions.

“Specified Organizational Documents” means (i) the Third Amended and Restated Memorandum of Association of the Loyalty Issuer, dated as of the Closing Date, (ii) the Third Amended and Restated Memorandum of Association of the Brand Issuer, dated as of the Closing Date, (iii) the Third Amended and Restated Memorandum of Association of HoldCo 2, dated as of the Closing Date, and (iv) the Third Amended and Restated Memorandum of Association of HoldCo 1, dated as of the Closing Date, in each case, as amended, restated or otherwise modified from time to time as permitted thereby and by this Indenture and the other Collateral Documents.

“Specified Permitted Refinancing Indebtedness” means Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to clauses (vii), (viii)(B), (xvi) and/or (xxiii) of Section 4.09(b).

“Spirit Intercompany Loan” means any outstanding loan made by the Co-Issuers or any of the Cayman Guarantors to Spirit at any time, including prior to the Closing Date, on the Closing Date and/or after the Closing Date.

“Spirit Intercompany Note” means the promissory note(s) evidencing the Spirit Intercompany Loan, as amended, restated or otherwise modified from time to time.

“Spirit Traveler Data” means data (a) generated, produced or acquired as a result of the issuance, modification or cancellation of customer tickets from Spirit or for flights on Spirit, including data in or derived from passenger name records (including name and contact information) associated with flights on Spirit, or (b) that relates to a customer’s flight-related experience, but excluding in the case of clause (a) information that would not be generated, produced or acquired in the absence of the Free Spirit Program, the Saver$ Club or any other loyalty program.

“SPV Parties” means the Co-Issuers, HoldCo 1 and HoldCo 2.

“Stated Maturity” means, with respect to any installment of interest or principal on the Notes, the date on which the payment of interest or principal was scheduled to be paid under this Indenture as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership, limited liability company or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock, unless and until any such instruments are so converted or exchanged.

“Subsidiary” means, with respect to any Person:

(1)       any corporation, company, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)       any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Survey” shall mean a survey of any Pledged Real Property Asset (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Pledged Real Property Asset is located, (ii) dated (or redated) not earlier than nine months prior to the date of delivery thereof unless there shall have occurred within nine months prior to such date of delivery any material exterior construction on the site of such Pledged Real Property Asset or any material easement, right of way or other interest in the Pledged Real Property Asset has been granted or become effective through operation of law or otherwise with respect to such Pledged Real Property Asset which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) within a reasonable period after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 30 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Pledged Real Property Asset, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent and counsel to the Required Debtholders) to the Collateral Agent, and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Pledged Real Property Asset (other than a “read-in” of the applicable Survey) and issue the endorsements of the type required by Section 4.34 or (b) otherwise reasonably acceptable to the Collateral Agent (acting at the direction of the Required Debtholders pursuant to an Act of Required Debtholders); provided, that any survey which is reasonably acceptable to the Revolving Agent under the Revolving Credit Agreement is hereby deemed acceptable to the Collateral Agent and the Required Debtholders.

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier to occur of (a) March 12, 2030 and (b) the date of acceleration of the Notes in accordance with the terms of this Indenture.

“Third Party Processors” means a third party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses Personal Data on behalf of a Co-Issuer.

“Third-Party Rights” means, with respect to any Intellectual Property, any rights existing on the Closing Date granted to any Person (other than Spirit or any of its Affiliates) to use such Intellectual

Property under the Free Spirit Agreements or other third-party non-exclusive licenses granted in the ordinary course.

“Title Company” shall mean any title insurance company as shall be retained by Spirit and reasonably acceptable to the Collateral Agent (acting at the direction of the Required Debtholders pursuant to an Act of Required Debtholders); provided that (i) each of Stewart Title Insurance Company, First American Title Insurance Company and Chicago Title Insurance Company and (ii) each Title Company reasonably acceptable to the Revolving Agent under the Revolving Credit Agreement are hereby deemed acceptable to the Collateral Agent and the Required Debtholders.

“Titled Ground Support Equipment” shall mean Ground Support Equipment the ownership of which is evidenced by a certificate of title (or local equivalent) pursuant to laws of any state or municipality located within the United States and in which a security interest in favor of the Collateral Agent cannot be perfected through filing a UCC-1 financing statement in any applicable jurisdiction, excluding, in each case, any such Ground Support Equipment with an individual book value of less than $125,000.

“Total DSCR” means, with respect to any proposed incurrence or issuance of Junior Lien Debt on any date of determination, the ratio obtained by dividing (i) the aggregate amount of Collections deposited to the Collection Accounts during the most recently completed Quarterly Reporting Period by (ii) the aggregate amount of interest that will accrue on the Notes and the Junior Lien Debt for a three-month period, determined based on the outstanding amount of the Notes and the Junior Lien Debt as of such date of determination and the amount of Junior Lien Debt to be issued or incurred, which calculation will be determined by Spirit in good faith and certified to the Trustee.

“Total Net Leverage Ratio” means, with respect to Spirit and its Subsidiaries on a consolidated basis, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDAR for the most recently ended Quarterly Reporting Period.

“Trade Secrets” means all confidential and proprietary information, including trade secrets (as defined under the Uniform Trade Secrets Act or the federal Defend Trade Secrets Act of 2016) and proprietary know-how, which may include all inventions (whether or not patentable), invention disclosures, methods, processes, designs, algorithms, source code, customer lists and data (including Free Spirit Customer Data), databases, compilations, collections of data, practices, processes, specifications, test procedures, flow diagrams, research and development, and formulas.

“Transaction Documents” means the Notes Documents, the IP Agreements, the Spirit Intercompany Note and the Material Free Spirit Agreements.

“Transaction Revenues” means, with respect to any period and without duplication, (a) the Saver$ Club Transaction Revenues during such period, (b) the Free Spirit Transaction Revenues during such period and (c) the IP License Transaction Revenues during such period. For the avoidance of doubt, (i) amounts deposited into the Collection Accounts to pre-fund the Required Deposit Amount and (ii) Cure Amounts shall not constitute Transaction Revenues.

“Treasury Rate” means with respect to any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the redemption date (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the second anniversary of the Closing Date (or, if such period is shorter than the shortest period which such yield is so published or otherwise so publicly available, such shortest period).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date hereof.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than proceeds of borrowings under any Credit Facility incurred pursuant to Section 4.09(b)(vi)).

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Notes Depositary, representing Notes that do not bear the Private Placement Legend.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“US IGA” means the intergovernmental agreement to improve international tax compliance and the exchange of information between the Cayman Islands and the United States.

“Use or Lose Rule” shall mean with respect to FAA Slots, the terms of 14 C.F.R. Section 93.227 or other applicable utilization requirements issued by the FAA, other Governmental Authorities or any Airport Authorities.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(x)        the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(y)        the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

Section 1.02            Other Definitions.

Term	Defined in Section
“Applicable Mandatory Repurchase Offer Proceeds”	3.09(a)

Term	Defined in Section
“Applied Mandatory Prepayment Amount”	3.08(a)
“Authentication Order”	2.02
“Brand Issuer”	Preamble
“Cash Trap Events”	6.01
“Collateral Proceeds Account”	4.12(e)
“Contingent Payment Event Proceeds”	3.09(a)
“Covenant Defeasance”	8.03
“Cure Amounts”	4.03(e)
“ECF Account”	4.12(a)
“ECF Repurchase Date”	4.22(b)
“ECF Repurchase Offer”	4.22(a)
“ECF Repurchase Offer Notices”	4.22(d)
“ECF Repurchase Offer Period”	4.22(b)
“ECF Repurchase Price”	4.22(b)
“Event of Default”	6.02(a)
“Excess PPM Net Proceeds”	3.08(a)
“Excess Recovery Event Proceeds”	3.09(a)
“Existing LMT Debt”	4.35
“incur”	4.09(a)
“Initial Notes”	Recitals
“Legal Defeasance”	8.02
“Liability Management Transaction”	4.35
“Loyalty Issuer”	Preamble
“Mandatory Offer Repurchase Price”	3.09(c)
“Mandatory Prepayment Event”	3.08(a)
“Mandatory Repurchase Date”	3.09(c)
“Mandatory Repurchase Offer”	3.09(a)
“Mandatory Repurchase Offer Event”	3.09(a)
“Mandatory Repurchase Offer Notices”	3.09(e)
“Mandatory Repurchase Offer Period”	3.09(c)
“New LMT Debt”	4.35
“Note Guarantees”	10.01(a)
“Note Register”	2.03
“Notes Payment Account”	4.04(a)
“Notes Reserve Account”	4.05(a)
“Parent” or “Parent Guarantor”	Preamble
“Parent Change of Control Offer”	4.23(a)
“Parent Change of Control Payment”	4.23(a)
“Parent Change of Control Payment Date”	4.23(a)
“Paying Agent”	2.03
“Payment Waterfall”	4.01
“Permitted Debt”	4.09(b)
“PIK Interest”	2.16(a)
“PIK Notes”	2.16(a)
“PIK Payment”	2.16(a)
“Prepayment Date”	3.08(a)
“Prepayment Record Date”	3.08(b)
“Recovery Event Proceeds”	3.09(a)

Term	Defined in Section
“Redemption Date”	3.07(a)
“Registrar”	2.03
“Remitted Amount”	3.08(a)
“Required Currency”	12.18
“Restricted Payments”	4.08(a)
“Restricted SPV Payments”	4.08(c)
“Spirit”	Preamble
“Transaction Election”	1.06
“Transaction Test Date”	1.06

Section 1.03            [Reserved].

Section 1.04            Rules of Construction.

Unless the context otherwise requires:

(a)         a term has the meaning assigned to it;

(b)         an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)         “or” is not exclusive;

(d)         words in the singular include the plural, and in the plural include the singular;

(e)         “will” shall be interpreted to express a command;

(f)        provisions apply to successive events and transactions;

(g)         references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)         unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i)        the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit;

(j)        the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(k)         references to “principal amount” of Notes include any increase in the principal amount of outstanding Notes as a result of a PIK Payment.

Section 1.05            Acts of Holders.

(a)         Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee, the Collateral Custodian, if applicable, and, where it is hereby expressly required, to the Co-Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Collateral Custodian and the Co-Issuers, if made in the manner provided in this Section 1.05.

(b)         The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)         Subject to Section 1.05(i), the ownership of Notes shall be proved by the Note Register.

(d)         Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Custodian or the Co-Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e)         The Co-Issuers may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Co-Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)        Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)         Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)         The Co-Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

(i)        Notwithstanding anything herein to the contrary, a holder of a beneficial interest in a Global Note will be entitled to exercise rights to vote, give consents and directions which Holders of the related Notes are entitled to give under this Indenture and the other Notes Documents upon delivery of a beneficial ownership certificate in a form acceptable to the Trustee which certifies (i) that such Person is a beneficial owner of an interest in a Global Note, and (ii) the amount of Notes so owned; provided that, nothing shall prevent the Trustee from reasonably requesting additional information and documentation with respect to any such beneficial owner; provided further that the Trustee shall be entitled to conclusively rely on the accuracy and the currency of each beneficial ownership certificate and shall have no liability for relying thereon.

Section 1.06            Limited Condition Transactions.

Notwithstanding anything in this Indenture to the contrary, when (i) calculating availability under any applicable basket or ratio in this Indenture in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of any acquisitions, the making of an Investment, the making of a Restricted Payment (other than a Restricted Payment pursuant to clause (1) of the definition thereof), the repayment of Indebtedness or for any other purpose, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action or (iii) determining compliance with any representations and warranties and any other condition precedent to any action or transaction, in each case of clauses (i) through (iii) in connection with a Limited Condition Transaction, the date of determination of such basket or ratio, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Co-Issuers (the Co-Issuer’s election to exercise such option in connection with any Limited Condition Transaction, a “Transaction Election”), be deemed to be the date of declaration of such Restricted Payment (other than a Restricted Payment made pursuant to clause (1) of the definition thereof) or the date that the definitive agreement for such Restricted Payment (other than a Restricted Payment made pursuant to clause (1) of the definition thereof), Investment, acquisition, Disposition or incurrence, repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or preferred stock is entered into, the date a public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or the date of such notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or preferred stock or such Disposition is given to the holders of such Indebtedness, Disqualified Stock or preferred stock (any such date, the “Transaction Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments (other than a Restricted Payment made pursuant to clause (1) of the definition thereof) and Dispositions) and any related pro forma adjustments, with such baskets and ratios, absence of defaults, satisfaction of conditions precedent and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred on the relevant Transaction Test Date in compliance with the applicable baskets and ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such baskets, ratios, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such ratio, a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed to have been satisfied as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) such baskets and ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. If the Issuer has made a Transaction Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction or otherwise on or following the relevant Transaction Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation of any ratio that includes Fixed Charges or otherwise includes interest expense of any Indebtedness to be incurred, such Fixed Charges or interest expense may be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

Article 2

THE NOTES

Section 2.01            Form and Dating; Terms.

(a)         General. The Notes and the Trustee’s certificate of authentication (including any PIK Notes and the related Trustee’s certificate of authentication) shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

(b)         Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect prepayments, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby resulting from exchange from one Global Note to another shall be made by the Trustee or the Collateral Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)         Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Notes Depositary, and registered in the name of the Notes Depositary or the nominee of the Notes Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Co-Issuers and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Notes Depositary or its nominee, as the case may be, in connection with transfers of interest, exchanges, prepayments and redemption as hereinafter provided.

(d)         Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes in Exhibit A attached hereto shall constitute, and are hereby expressly made, a part of this Indenture and the Co-Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Co-Issuers pursuant to a Mandatory Repurchase Offer as provided in Section 3.09 hereof, an ECF Repurchase Offer as provided in Section 4.22 hereof or a Parent Change of Control Offer as provided in Section 4.23 hereof. The Notes shall not be redeemable or prepayable, other than as provided in Article 3.

(e)         Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

(f)        PIK Notes. The Co-Issuers shall from time to time issue PIK Notes and/or increase the principal amount of a Global Note as a result of a PIK Payment, if any, in accordance with the applicable provisions of this Indenture. The Initial Notes and PIK Notes will be treated (i) as a single class of securities for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, and (ii) for U.S. federal income tax purposes, as part of the same “issue” pursuant to Treasury Regulations Sections 1.1275-1(f)(4) and 1.1275-2(c)(3).

Section 2.02            Execution and Authentication.

One or more Responsible Officers of each Co-Issuer shall sign the Notes on behalf of the Co-Issuers by manual or facsimile signature.

If a Responsible Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. A Note shall be dated the date of its authentication unless otherwise provided by a board resolution, a supplemental indenture or an Officer’s Certificate. On the Closing Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, from time to time, the Trustee shall upon receipt of an Authentication Order in accordance with Section 2.16, authenticate and deliver any PIK Notes in an aggregate principal amount to be determined at the time of issuance and specified therein and/or an increase in the aggregate principal amount of an outstanding Global Note as a result of a PIK Payment in the amount specified therein. Such Authentication Order shall specify the amount of the Notes to be authenticated and/or the amount of the increase in the aggregate principal amount of an outstanding Global Note as a result of a PIK Payment, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or PIK Notes. Notwithstanding anything to the contrary in this Indenture or Exhibit A, any issuance of PIK Notes, as applicable, after the Closing Date shall be in a principal amount of at least $1.00 and integral multiples of $1.00 in excess thereof.

The Trustee may appoint an authenticating agent acceptable to the Co-Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent of services of notices and demands.

Section 2.03            Registrar and Paying Agent.

The Co-Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Co-Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Co-Issuers may change any Paying Agent or Registrar without prior notice to any Holder. If the Co-Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Co-Issuers hereby appoint the Trustee at its Corporate Trust Office as Registrar and Paying Agent for the Notes unless another Registrar or Paying Agent, as the case may be, is appointed prior to the time the Notes are first issued. The Co-Issuers shall notify the Trustee of the name and address of any Agent not a party to this Indenture.

The Co-Issuers initially appoint DTC to act as Notes Depositary with respect to the Global Notes.

Section 2.04            Paying Agent to Hold Money in Trust.

The Co-Issuers shall, no later than the Allocation Date in connection with each Payment Date, deposit with a Paying Agent cash (which shall be funded in accordance with Section 2.9 of the Collateral Agency and Accounts Agreement) and, if applicable, PIK Notes sufficient to pay such amount, such cash and, if applicable, such PIK Notes to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Co-Issuers shall promptly notify the Trustee of their action or failure so to act. The Co-Issuers shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all cash and/or PIK Notes held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Co-Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay or deliver, as applicable, all cash and/or PIK Notes held by it to the Trustee. The Co-Issuers at any time may require a Paying Agent to pay all cash and/or PIK Notes held by it to the Trustee. Upon payment over, or delivery, to the Trustee, a Paying Agent shall have no further liability for the cash and/or PIK Notes, as the case may be. If the Parent Guarantor or either Co-

Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all cash held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Co-Issuers, the Trustee shall serve as Paying Agent for the Notes. Notwithstanding anything in this Indenture to the contrary, any PIK Payment in the form of an increase in the aggregate principal amount of an outstanding Global Note made in accordance with Sections 2.01(f), 2.16 and 4.01 shall be deemed to comply with this Section 2.04.

Section 2.05            Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Co-Issuers shall furnish to the Trustee at least five Business Days before each Payment Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06            Transfer and Exchange.

(a)         Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Notes Depositary or to a successor Notes Depositary or a nominee of such successor Notes Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Notes Depositary (x) notifies the Co-Issuers that it is unwilling or unable to continue as Notes Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Notes Depositary is not appointed by the Co-Issuers within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Notes Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or Section 2.06(c) hereof.

(b)         Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Notes Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)        Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Notes Depositary in accordance with the Applicable Procedures directing the Notes Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) subsequent to any of the events in clauses (i) or (ii) of Section 2.06(a), a written order from a Participant or an Indirect Participant given to the Notes Depositary in accordance with the Applicable Procedures directing the Notes Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Notes Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of the certificates in the form of Exhibit B hereto. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)        if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)        if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)        if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and, if applicable, Opinion of Counsel, in each case as required by item (3)(d) thereof.

(iv)        Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)        if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)        if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(iv), if the Registrar or Co-Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Co-Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Co-Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)         Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)        Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)        if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)        if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)        if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)        if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)        if such beneficial interest is being transferred to the Co-Issuers, the Guarantors or any of their respective Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof;

(F)        if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof; or

(G)        if such beneficial interest is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificate and, if applicable, Opinion of Counsel, in each case as required by item (3)(d) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Co-Issuers shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Notes Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)        Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(i)(A) and Section 2.06(c)(i)(C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Exhibit B hereto, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)        Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:

(A)        if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)        if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Co-Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Co-Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)        Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Co-Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from or through the Notes Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)         Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)        Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)        if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)        if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)        if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)        if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)        if such Restricted Definitive Note is being transferred to the Co-Issuers, the Guarantors or any of the Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof;

(F)        if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof; or

(G)        if such Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificate and, if applicable, Opinion of Counsel, in each case as required by item (3)(d) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.06(d)(i), the applicable 144A Global Note, in the case of clause (C) of this Section 2.06(d)(i), the applicable Regulation S Global Note and in the case of clause (G) of this Section 2.06(d)(i), the applicable IAI Global Note.

(ii)        Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)        if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)        if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar or Co-Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Co-Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)        Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (ii) or (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Co-Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)         Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)        Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)        if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)        if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(C)        if the transfer will be made to an IAI, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificate and, if applicable, Opinion of Counsel, in each case as required by item (3)(d) thereof; or

(D)        if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)        Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)        if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)        if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar or Co-Issuers so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Co-Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)        Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)           [Reserved].

(g)         Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)	Private Placement Legend.

(A)        Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

“[[in the case of 144A Global Note or IAI Global Note:] THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO SPIRIT AIRLINES, INC., HOLDCO 1, HOLDCO 2, BRAND ISSUER, LOYALTY ISSUER OR ONE OF THEIR RESPECTIVE SUBSIDIARIES, (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), (7), (8), (9), (12) OR (13) UNDER THE

SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (5) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER (IF AVAILABLE) OR ANOTHER AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS OTHER THAN RULE 144A OR REGULATION S, OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. IN ADDITION, THE NOTES MAY NOT TRANSFERRED TO OR HELD BY A COMPETITOR (AS DEFINED IN THE INDENTURE).]

[[in the case of Regulation S Global Note:] THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY US PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THESE NOTES.]”

(B)        Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)        Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE NOTES DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(H) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR NOTES DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE CO-ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE NOTES DEPOSITARY TO A NOMINEE OF THE NOTES DEPOSITARY OR BY A NOMINEE OF THE NOTES DEPOSITARY TO THE NOTES DEPOSITARY OR ANOTHER NOMINEE OF THE NOTES DEPOSITARY OR BY THE NOTES DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR NOTES DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR NOTES DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE

DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE CO-ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)        Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY US PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THESE NOTES”

(h)         Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Depositary at the direction of the Trustee to reflect such increase.

(i)        General Provisions Relating to Transfers and Exchanges.

(i)        To permit registrations of transfers and exchanges, the Co-Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)        No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Co-Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, Section 2.10, Section 3.06, Section 3.07, Section 3.08, Section 3.09, Section 4.22, Section 4.23 and Section 9.05 hereof).

(iii)        Neither the Registrar nor the Co-Issuers shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Co-Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)         The Co-Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Parent Change of Control Offer, ECF Repurchase Offer, a Mandatory Repurchase Offer or other tender offer, in whole or in part, except the unredeemed or untendered portion of any Note being redeemed or repurchased in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Payment Date.

(vi)        Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Co-Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of interest, principal and premium, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Co-Issuers shall be affected by notice to the contrary.

(vii)       Upon surrender for registration of transfer of any Note at the office or agency of the Co-Issuers designated pursuant to Section 4.24 hereof, the Co-Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)       At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Co-Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)         The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a Participant or Indirect Participant in, the Notes Depositary or other Person with respect to the accuracy of the records of the Notes Depositary or its nominee or of any Participant or Indirect Participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant, member, beneficial owner, or other Person (other than the Notes Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee may rely and shall be fully protected in relying upon information furnished by the Notes Depositary with respect to its members, Participants or Indirect Participants, and any beneficial owners.

(xi)        The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Notes Depositary’s participants, members, or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Collateral Custodian nor any of their agents shall have any responsibility for any actions taken or not taken by the Notes Depositary.

(xii)            Each purchaser of the Notes offered hereby will be deemed to have represented and agreed to provide the Co-Issuers and its agents with any correct, complete and accurate information and documentation that may be required for the Co-Issuers to comply with FATCA, the AEOI Regulations and the CRS, and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Co-Issuers, including but not limited to a properly completed and executed “Entity Self-Certification Form” or “Individual Self-Certification Form” (in the forms published by the Cayman Islands Department for International Tax Cooperation, which forms can be obtained at https://www.ditc.ky/category/legislation-resources) on or prior to the date on which it becomes a holder of Notes. In the event such purchaser fails to provide such information or documentation, or to the extent that its ownership of Notes would otherwise cause the Co-Issuers to be subject to any tax under FATCA, (A) the Co-Issuers (and any agent acting on their behalf) are authorized to withhold amounts otherwise distributable to the purchaser as compensation for any tax imposed under FATCA or any fine or penalty imposed under the CRS as a result of such failure or the purchaser’s ownership, and (B) to the extent necessary to avoid an adverse effect on the Co-Issuers as a result of such failure or the purchaser’s ownership, the Co-Issuers will have the right to compel the purchaser to sell its Notes and, if it does not sell its Notes within 10 Business Days after notice from the Co-Issuers or its agents, the Co-Issuers will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any taxes incurred by the Co-Issuers in connection with such sale) to the purchaser as payment in full for such Notes. The Co-Issuers may also assign each such Note a separate securities identifier in the Co-Issuers’ sole discretion. It agrees that the Co-Issuers and its agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Cayman Islands Tax Information Authority, the IRS and any other relevant tax authority and (2) take such other steps as they deem necessary or helpful to ensure that the Co-Issuers comply with FATCA, the AEOI Regulations and the CRS.

(xiii)          Each Co-Issuer is subject to anti-money laundering legislation in the Cayman Islands. Accordingly, if Notes are issued in the form of certificated Notes, each Co-Issuer may, except in relation to certain categories of institutional investors, require a detailed verification of the identity of the purchaser of such certificated Notes and the source of the payment used by such purchaser for purchasing such certificated Notes. The laws of other major financial centers may impose similar obligations upon the Co-Issuers. Each Holder of a beneficial interest will, by its acquisition of such an interest, be deemed to have represented and agreed to provide the Co-Issuers or their agents with such information and documentation that may be required for the Co-Issuers to achieve compliance with Cayman AML Regulations and shall update or replace such information or documentation, as necessary.

Section 2.07            Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Co-Issuers shall execute, and the Trustee shall authenticate and deliver in exchange therefor, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Co-Issuers and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Co-Issuers or the Trustee that such Note has been acquired by a bona fide purchaser, the Co-Issuers shall execute, and upon the Co-Issuers’ request the Trustee shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Co-Issuers, in their discretion, may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Co-Issuers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every replacement Note is a contractual obligation of the Co-Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08            Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in this Section 2.08 or Section 2.09 hereof, a Note does not cease to be outstanding because the Co-Issuers or an Affiliate of the Co-Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Co-Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, repurchase date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

For the avoidance of doubt, unless represented by PIK Notes, the aggregate principal amount outstanding under any Note (as reflected in the books and records of the Depositary and the Trustee) shall include any increase in the aggregate principal amount of the applicable Global Notes as a result of a PIK Payment.

Subject to Section 2.09, in determining whether the Holders of the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of Notes that shall be deemed to be outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to Section 6.02.

Section 2.09            Treasury Notes; Competitors.

(a)       In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Co-Issuers, or by any Affiliate of the Co-Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Co-Issuers or any obligor upon the Notes or any Affiliate of the Co-Issuers or of such other obligor.

(b)         In determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action pursuant to, or in connection with, this Indenture, the Notes, Guarantees, or Notes Documents, Notes owned by a Competitor will be disregarded and deemed not to be outstanding (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes in respect of which the Trustee has received prior written notice from the Co-Issuers that such Notes are owned by a Holder that is a Competitor will be so disregarded).

Section 2.10            Temporary Notes.

Until certificates representing Notes are ready for delivery, the Co-Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Co-Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Co-Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial Holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial Holders, respectively, of Notes under this Indenture.

Section 2.11            Cancellation.

The Co-Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer,

exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the disposal of all cancelled Notes shall be delivered to the Co-Issuers upon its written request. The Co-Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12            Defaulted Interest.

If the Co-Issuers or the Guarantors default in a payment of interest or principal on the Notes or in the payment of any other amount become due under this Indenture, whether at the Stated Maturity, by acceleration or otherwise, the Co-Issuers shall on written demand of the Trustee pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate equal to the rate then applicable thereto plus 2.00% per annum, pursuant to clause (a) or (b) below, as the Co-Issuers shall elect:

(a)         The Co-Issuers may elect to make such payment to the persons who are Holders of the Notes on a subsequent special record date. The Co-Issuers shall fix the payment date for such defaulted interest and the special record date therefor, which shall not be more than 15 days nor less than 10 days prior to such payment date. At least 10 days before the special record date, the Co-Issuers shall mail to the Trustee and to each Holder of the Notes a notice that states the special record date, the payment date and the amount of interest to be paid.

(b)         The Co-Issuers may elect to make such payment in any other lawful manner.

Payment of defaulted interest and any interest thereon to the Trustee shall be deemed to satisfy the Co-Issuers’ obligation to pay such defaulted interest and any interest thereon for all purposes of this Indenture.

Section 2.13            CUSIP and ISIN Numbers.

(a)         The Co-Issuers in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other elements of identification printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers.

(b)         The Co-Issuers will as promptly as practicable notify the Trustee in writing of any change in the “CUSIP” and “ISIN” numbers.

Section 2.14            Prohibition on Transfers to Competitors.

The transfer of any Notes to any Competitor is prohibited, and by acceptance of any transferred Note the transferee shall be deemed to represent that it is not a Competitor.

Section 2.15            Co-Issuers.

(a)         Joint and Several Liability. All Obligations of the Co-Issuers under this Indenture and the other Transaction Documents shall be joint and several Obligations of the Co-Issuers, each as principal. Anything contained in this Indenture and the other Transaction Documents to the contrary notwithstanding, the Obligations of each Co-Issuer hereunder, solely to the extent that such Co-Issuer did not receive proceeds of Notes hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Obligations of such Co-Issuer (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Co-Issuer, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Co-Issuer in respect of intercompany Indebtedness to any other Obligor or Affiliates of any other Obligor to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by Obligor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Co-Issuer pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Co-Issuer and other Affiliates of any Obligor of Obligations arising under guarantees by such parties.

(b)         Subrogation. Until the Obligations shall have been paid in full in cash, each Co-Issuer shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Co-Issuer or any other Obligor of the Obligations. Each Co-Issuer further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Co-Issuer may have against the other Co-Issuer, any collateral or security or any such other Obligor, shall be junior and subordinate to any rights the Notes Secured Parties may have against the other Co-Issuer, any such collateral or security, and any such other Obligor.

(c)         Obligations Absolute. Each Co-Issuer hereby waives, for the benefit of the Notes Secured Parties: (1) any right to require any Notes Secured Parties, as a condition of payment or performance by such Co-Issuer, to (i) proceed against any other Co-Issuer or any other Person, (ii) proceed against or exhaust any security held from any other Co-Issuer, any Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Notes Secured Party in favor of any other Co-Issuer or any other Person, or (iv) pursue any other remedy in the power of any Notes Secured Party whatsoever; (2) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Co-Issuer including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the other Co-Issuer from any cause other than payment in full of the Obligations; (3) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (4) any defense based upon any Notes Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (5) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Co-Issuer’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Co-Issuer’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments, recharacterization and counterclaims, and (iv) promptness, diligence and any requirement that any Notes Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (6) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to such Co-Issuer and any right to consent to any thereof; (7) any defense based upon any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Transaction Documents and (8) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

The obligations of the Co-Issuers hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Trustee, the Collateral Agent or a Holder to assert any claim or demand or to enforce any right or remedy against any other Obligor under the provisions of this Indenture or any other Transaction Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Transaction Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agent or the Trustee for the Obligations or any of them; (v) the failure of the Trustee or a Holder to exercise any right or remedy against any other Obligor; or (vi) the release or substitution of any Collateral or any other Obligor.

To the extent permitted by applicable law, each Co-Issuer hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the other Co-Issuer and of any other Obligor and any circumstances affecting the ability of the Co-Issuers to perform under this Indenture.

Each Co-Issuer further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Trustee, any Holder or any other Notes Secured Party upon the bankruptcy or reorganization of the other Co-Issuer or any Guarantor, or otherwise.

Section 2.16            Payment of Interest.

(a)         (x) Prior to the consummation of a Public Company Transaction, the Notes shall bear (A) cash interest at a rate of 8.00% per annum and (B) interest payable in-kind at a rate of 4.00% per annum by increasing the principal amount of the outstanding Notes or issuing additional Notes having the same terms and conditions as the other Notes (such notes, “PIK Notes,” such interest payable in-kind, “PIK Interest” and such payment, “PIK Payment”) (rounded up to the nearest $1.00); provided that, at the Co-Issuers’ option, the Co-Issuers may elect, upon notice of such election to the Trustee and the Holders no later than 5 Business Days prior to the Payment Date immediately preceding the applicable Interest Period, to pay interest at a rate of 11.00% per annum payable in cash and (y) after the consummation of a Public Company Transaction, the Notes shall bear interest at a rate of (A) 11.00% per annum payable in cash plus (B) if any Notes are outstanding on the date that is six months after the consummation of a Public Company Transaction, 2.00% per annum payable in cash.

(b)         PIK Interest will be payable on the applicable Payment Date (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Notes Depositary or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes on such Payment Date by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest $1.00) and upon receipt of an Authentication Order at least five (5) Business Days prior to the applicable Payment Date, the Trustee will cause such Global Notes to be increased and (y) with respect to Definitive Notes, by issuing PIK Notes in certificated form on such Payment Date in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest $1.00), and the Trustee will, upon receipt of an Authentication Order at least five (5) Business Days prior to the applicable Payment Date, authenticate such PIK Notes in certificated form for delivery to the Holders as of the relevant record date, as evidenced by the Note Register and set forth in the Authentication Order. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the Stated Maturity and will be governed by, and subject to the terms, provisions and conditions of this Indenture and shall have the same rights and benefits as the Notes issued on the Closing Date. Any PIK Notes issued in certificated form will be issued with the description “PIK” on the face of such PIK Note, and references to the “principal” or “principal amount” of the PIK Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment.

(c)         The calculation of PIK Interest will be made by the Co-Issuers or on behalf of the Co-Issuers by such Person as the Co-Issuers shall designate. The Co-Issuers shall notify the Trustee and the Holders in writing not later than ten (10) Business Days prior to the applicable Payment Date of the amount of PIK Interest payable on such Payment Date and the amount of cash interest payable on such Payment Date and shall also specify such PIK Interest and cash interest in the applicable Payment Date Statement. Notwithstanding anything in this Indenture to the contrary, the payment of accrued interest (including interest that would be PIK Interest when paid) in connection with any prepayment or redemption of Notes as described in Paragraph 5 of the Notes (Redemption, Prepayment and Repurchase), Section 3.07, Section 3.08 and Section 3.09 shall be made solely in cash. PIK Interest on the Notes will be paid in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The Trustee shall have no duty to calculate or verify the Co-Issuers’ calculations under the Notes and this Indenture.

Article 3

REDEMPTION

Section 3.01            Notices to Trustee.

If the Co-Issuers elect to redeem Notes pursuant to Section 3.07 hereof, they shall furnish to the Trustee, not less than 10 days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02            Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, such Notes shall be selected for redemption by the Trustee (1) if the Notes are listed on an exchange and such listing is known to the Trustee, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with customary procedures of the Notes Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary. Such Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Co-Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof; no Notes of $1.00 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1.00, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to its Applicable Procedures.

Section 3.03            Notice of Redemption.

If the Co-Issuers elect to redeem Notes pursuant to Section 3.07 hereof, the Co-Issuers shall deliver notices of redemption electronically or by first-class mail, postage prepaid, at least 10 but not more than 60 days before the purchase or redemption date to each Holder of Notes (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a)         the redemption date;

(b)         the redemption price;

(c)         if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d)         the name and address of the Paying Agent;

(e)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)         that, unless the Co-Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)         the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)         that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)          any condition to such redemption.

At the Co-Issuers’ request, the Trustee shall give the notice of redemption in the Co-Issuers’ names and at their expense; provided that the Co-Issuers shall have delivered written notice to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be sent (unless a shorter notice shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Co-Issuers’ discretion, be subject to one or more conditions precedent, including the consummation of an incurrence or issuance of debt or equity or a Parent Change of Control or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Co-Issuers’ discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Co-Issuers may provide in such notice that payment of the redemption price and performance of the Co-Issuers’ obligations with respect to such redemption may be performed by another Person.

Section 3.04            Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05            Deposit of Redemption or Purchase Price.

Prior to 4:00 p.m. (Eastern time) on the Business Day prior to the redemption or purchase date, the Co-Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Co-Issuers any money deposited with the Trustee or the Paying Agent by the Co-Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Co-Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Co-Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06            Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Note that is redeemed or purchased in part, the Co-Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Co-Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided, that each new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07            Optional Redemption.

(a)         At any time prior to March 12, 2028, the Co-Issuers may on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes (including any PIK Notes) to be redeemed plus the Redemption Premium as of the date of redemption (the “Redemption Date”), plus accrued and unpaid interest, if any, thereon, to, but not including, the applicable Redemption Date; provided that (i) on or prior to June 10, 2025, the Co-Issuers may redeem all (but not less than all) of the principal amount of then-outstanding Notes at a redemption price equal to 108.0% thereof, plus accrued and unpaid interest on the principal amount being redeemed up to, but excluding, the applicable Redemption Date and (ii) upon or after the consummation of a Public Company Transaction, the Co-Issuers may redeem all then-outstanding Notes at a redemption price equal to the lesser of (A) 104.0% thereof and (B) the then-applicable Redemption Premium, in each case, plus accrued and unpaid interest on such Notes up to, but excluding, the applicable Redemption Date; provided that, in the case of this clause (ii), such notice of redemption shall be issued by the Co-Issuers within thirty (30) days of the consummation of such Public Company Transaction and the Redemption Date shall occur within sixty (60) days after the date on which such notice of redemption is issued.

(b)         On and after March 12, 2028, the Co-Issuers may on one or more occasions redeem all or a part of the Notes (including any PIK Notes) upon notice as described under Section 3.03 hereof, at a redemption price equal to 100% thereof, plus accrued and unpaid interest, if any, thereon to, but not including the Redemption Date.

Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, in respect of any Event of Default (including any Bankruptcy Default) (each an “Acceleration Event”), an amount in cash equal to the Redemption Premium with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed in full immediately prior to the time of such Acceleration Event and shall constitute part of the Obligations payable to Holders of the Notes in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s loss as a result thereof. If the Redemption Premium becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full principal amount of the Notes (including the Redemption Premium) from and after the applicable Acceleration Event. Any Redemption Premium payable above shall be presumed to be the liquidated damages sustained by each Holder of the Notes as the result of the acceleration of the Notes and each Co-Issuer and each Guarantor agrees that it is reasonable under the circumstances currently existing. The Redemption Premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means. Each Co-Issuer AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING Redemption PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION event. Each Co-Issuer and each Guarantor expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Redemption Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Redemption Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders of the Notes and the Co-Issuers and the Guarantors giving specific consideration in this transaction for such agreement to pay the Redemption Premium; and (D) each Co-Issuer and each Guarantor shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Co-Issuer and each Guarantor expressly acknowledges that its agreement to pay the Redemption Premium to the Holders of the Notes as herein described is a material inducement to the Holders to purchase the Notes.

(c)         [Reserved].

(d)         If the optional Redemption Date is on or after a record date and on or before the corresponding Payment Date, the accrued and unpaid interest, if any, to, but not including, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Co-Issuers.

(e)         Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.08            Mandatory Prepayments.

(a)         Upon the receipt of Net Proceeds by the Holdco Guarantor, Spirit or any of their Subsidiaries from (i) the issuance or incurrence of any Indebtedness of the Co-Issuers or any Guarantor (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 4.09), (ii) [reserved] or (iii) a Permitted Pre-paid Miles Purchase for which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Permitted Pre-paid Miles Purchases during the same fiscal year, are in excess of $25.0 million (such excess, “Excess PPM Net Proceeds”) (each of the events set forth in the foregoing clauses (i) and (iii), a “Mandatory Prepayment Event”), the Co-Issuers will cause such Net Proceeds or Excess PPM Net Proceeds, as applicable (the “Applied Mandatory Prepayment Amount”), plus accrued and unpaid interest on the aggregate principal amount of Notes to be prepaid to, but excluding, the Prepayment Date (as defined below) (the “Remitted Amount”), to be remitted to the Trustee to be paid by the Trustee to Holders as of the Prepayment Record Date (as defined below) by a date that is (a) with respect to the Mandatory Prepayment Event set forth in clause (i), five (5) Business Days after the receipt of such Net Proceeds, (b) [reserved], and (c) with respect to the Mandatory Prepayment Event set forth in clause (iii), ten (10) Business Days after the receipt of such Net Proceeds (such remittance date, as the case may be, a “Prepayment Date”).

(b)         On such Prepayment Date, the Trustee will apply the Remitted Amount to prepay the maximum principal amount of Notes that may be prepaid with the portion of such Remitted Amount representing the Applied Mandatory Prepayment Amount at a prepayment price equal to the redemption price that would be due if the Notes were being redeemed pursuant to Section 3.07 (including, in the case of any Mandatory Prepayment Event set forth in clause (i) of Section 3.08(a), the Redemption Premium that would be due if the Notes (including any PIK Notes) were being redeemed pursuant to Section 3.07 on the applicable Prepayment Date, plus accrued and unpaid interest on the principal amount being prepaid up to, but excluding, the Prepayment Date. The “Prepayment Record Date” for any Prepayment Date will be the Business Day prior to the Prepayment Date.

(c)         Notwithstanding anything to the contrary in Section 3.08(a) or (b), if following a Mandatory Prepayment Event but prior to the related Prepayment Date, the Co-Issuers pay the related Applied Mandatory Prepayment Amount (inclusive of any applicable premium (including the Redemption Premium)) to the Holders on an intervening Payment Date pursuant to the provisions of Section 4.01, no mandatory prepayment pursuant to the provisions of Section 3.08(a) and (b) will be required.

(d)         In connection with any mandatory prepayment of the Notes pursuant to this Section 3.08, the Co-Issuers, or the Trustee of behalf of the Co-Issuers pursuant to written instructions from the Co-Issuers to the Trustee, shall issue a written notice to the Holders at least two (2) Business Days prior to the Prepayment Date, which notice shall include a description of the Mandatory Prepayment Event, the aggregate principal amount of Notes to be prepaid, the prepayment price and the Prepayment Date.

(e)         Any prepayment made pursuant to this Section 3.08 shall be made pursuant to the procedures set forth in this Indenture, except to the extent inconsistent with Section 3.08(c). The Co-Issuers shall not be required to make any mandatory prepayment or sinking fund payment with respect to the Notes, except pursuant this Section 3.08 and Section 3.09(b).

Section 3.09            Mandatory Repurchase Offers.

(a)         In the event that the Holdco Guarantor, Spirit or any of their Subsidiaries receives Net Proceeds in respect of:

(i)        a Recovery Event (“Recovery Event Proceeds”) that causes the aggregate amount of all Recovery Event Proceeds received since the Closing Date to exceed $10.0 million (such excess amounts, “Excess Recovery Event Proceeds”);

(ii)        any Contingent Payment Event (“Contingent Payment Event Proceeds”) that causes the aggregate amount of all Contingent Payment Event Proceeds received since the Closing Date to exceed $10.0 million (such excess amounts, “Excess Contingent Payment Event Proceeds”);

(iii)      any Collateral Sale of Notes Priority Collateral that causes the aggregate amount of Notes Priority Collateral Sale Proceeds received in any fiscal year to exceed the sum of (x) $25.0 million; provided that, at Spirit’s election, (A) the unused portion of such amount for any future fiscal year may be reallocated for use in the then-current fiscal year and (B) the unused portion of such amount for any fiscal year may be carried-over for use in subsequent fiscal years, (y) the Shared Retained Amount and (z) the Shared Liquidity Amount (such excess amounts, “Excess Notes Priority Collateral Sale Proceeds”); or

(iv)     any Collateral Sale of Revolving Priority Collateral for which Spirit is not required, pursuant to the terms of any Credit Facility incurred pursuant to Section 4.09(b)(vi), to apply the related Revolving Priority Collateral Sale Proceeds to repay outstanding revolving loans and/or cash collateralize letters of credit in accordance with the terms governing the applicable Credit Facility or to deposit in the Revolving Priority Collateral Proceeds Account that causes the aggregate amount of all Revolving Priority Collateral Sale Proceeds received in any fiscal year to exceed the Shared Retained Amount (such excess amounts, “Excess Revolving Priority Collateral Sale Proceeds”);

(each of the events set forth in clauses (i), (ii), (iii) and (iv), a “Mandatory Repurchase Offer Event”), the Co-Issuers (or the Parent on behalf of the Co-Issuers) shall, except as provided in Section 3.09(b), make an offer (a “Mandatory Repurchase Offer”) to all Holders to purchase the maximum principal amount of Notes on a pro rata basis that may be purchased out of such Excess Recovery Event Proceeds, Excess Contingent Payment Event Proceeds, Excess Notes Priority Collateral Sale Proceeds or Excess Revolving Priority Collateral Sale Proceeds, as applicable (the “Applicable Mandatory Repurchase Offer Proceeds”).

(b)         Upon the occurrence of any Mandatory Repurchase Offer Event, the Co-Issuers must (I) promptly deposit the Applicable Mandatory Repurchase Offer Proceeds into the Collateral Proceeds Account and (II) provide notice to the Trustee of such Mandatory Repurchase Offer Event and, as long as no Event of Default shall have occurred and be continuing at the time of such Mandatory Repurchase Offer Event, the Co-Issuers shall have the option to (x) in the case of Excess Revolving Priority

Collateral Sale Proceeds, invest the Excess Revolving Priority Collateral Sale Proceeds within 365 days of receipt thereof in Qualified Replacement Assets, (y) in the case of a Recovery Event, repair, replace or restore the assets which are the subject of such Recovery Event and (z) in the case of Excess Notes Priority Collateral Sale Proceeds, invest such Excess Notes Priority Collateral Sale Proceeds within 365 days of receipt thereof in additional assets that are, or shall become concurrently with such investment, Notes Priority Collateral, and any such Applicable Mandatory Repurchase Offer Proceeds so invested (or, in the case of clause (y), applied to so repair, replace or restore the assets with are subject of such Recovery Event) shall not be required to be applied to make a Mandatory Repurchase Offer pursuant to clause (a) of this Section 3.09 and the Co-Issuers may, upon two (2) Business Days’ prior written notice, direct the Trustee to release to the Co-Issuers from the Collateral Proceeds Account the applicable portion of the Applicable Mandatory Repurchase Offer Proceeds on the date of, and in order to consummate, the transaction described in clause (x), (y) or (z) above, as applicable, such written direction accompanied by an Officer’s Certificate, certifying as to the applicable clause above pursuant to which such amount shall be used and that the release of such amount is in compliance with this Indenture and the other Notes Documents (upon which direction and Officer’s Certificate the Trustee may conclusively rely without independent inquiry or investigation); provided further, that any such Applicable Mandatory Repurchase Offer Proceeds from such Mandatory Repurchase Offer Event that are not invested (or, in the case of clause (y), applied to so repair, replace or restore the assets with are subject of such Recovery Event) within such 365-day period will thereafter be required to be re-deposited into the Collateral Proceeds Account and applied to make a Mandatory Repurchase Offer pursuant to clause (a) of this Section 3.09 (it being understood that the last day of such 365-day period shall constitute the date on which Spirit or the applicable Subsidiary shall have received the Net Proceeds of such Mandatory Repurchase Offer Event).

(c)         The Mandatory Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Mandatory Repurchase Offer Period”). Promptly after the expiration of the Mandatory Repurchase Offer Period (the “Mandatory Repurchase Date”), the Co-Issuers (or Spirit on behalf of the Co-Issuers) shall direct the Trustee to apply all of the Applicable Mandatory Repurchase Offer Proceeds to effect the repurchase by the Co-Issuers of all of the Notes tendered in the Mandatory Repurchase Offer at a repurchase price equal to 100.0% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the Mandatory Repurchase Date (the “Mandatory Offer Repurchase Price”); provided that if the aggregate Mandatory Offer Repurchase Price for all Notes tendered in such Mandatory Repurchase Offer exceeds the total amount of Applicable Mandatory Repurchase Offer Proceeds, then such tendered Notes shall be repurchased pro rata up to the maximum amount of Notes that can be repurchased with such Applicable Mandatory Repurchase Offer Proceeds.

(d)         If the Mandatory Repurchase Date is on or after a record date and on or before the related Payment Date, any accrued and unpaid interest up to but excluding the Mandatory Repurchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Mandatory Repurchase Offer.

(e)         Subject to Section 3.09(b), notices of a Mandatory Repurchase Offer (“Mandatory Repurchase Offer Notices”) shall be sent by first class mail or sent electronically, no later than (a) with respect to the Mandatory Repurchase Offer Event set forth in clause (i) of Section 3.09(a), five (5) Business Days after the receipt of Net Proceeds therefrom and (b) with respect to the Mandatory Repurchase Offer Event set forth in clause (ii), (iii) or (iv) of Section 3.09(a), ten (10) Business Days after the receipt of Net Proceeds therefrom, in each case, to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC. The Mandatory Repurchase Offer Notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Mandatory

Repurchase Offer. The Mandatory Repurchase Offer shall be made to all Holders. The Mandatory Repurchase Offer Notice, which shall govern the terms of the Mandatory Repurchase Offer, shall state:

(i)         that the Mandatory Repurchase Offer is being made pursuant to this Section 3.09 and the length of time the Mandatory Repurchase Offer shall remain open;

(ii)        the Applicable Mandatory Repurchase Offer Proceeds, the repurchase price and the Mandatory Repurchase Date;

(iii)       that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)       that, unless the Co-Issuers default in making such payment, any Note accepted for payment pursuant to the Mandatory Repurchase Offer shall cease to accrue interest after the Mandatory Repurchase Date;

(v)        that Holders electing to have a Note purchased pursuant to a Mandatory Repurchase Offer may elect to have Notes purchased in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof only;

(vi)       that Holders electing to have a Note purchased pursuant to any Mandatory Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Co-Issuers, the Notes Depositary, if appointed by the Co-Issuers, or a Paying Agent at the address specified in the notice at least two (2) Business Days before the Mandatory Repurchase Date;

(vii)      that Holders shall be entitled to withdraw their election if the Co-Issuers, the Notes Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Mandatory Repurchase Offer Period, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)     that, if the aggregate principal amount of Notes surrendered by the Holders thereof exceeds the amount that can be repurchased with the Applicable Mandatory Repurchase Offer Proceeds, the Trustee shall select the Notes (while the Notes are in global form pursuant to the procedures of the Notes Depositary) to be purchased on a pro rata basis based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Co-Issuers so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall remain outstanding after such purchase) to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary; and

(ix)       that Holders whose Notes were purchased only in part shall be issued new Notes (or allocated an applicable beneficial interest in the applicable Global Note) equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(f)        To the extent that the aggregate principal amount of Notes validly tendered or otherwise surrendered in connection with a Mandatory Repurchase Offer is less than the Applicable Mandatory Repurchase Offer Proceeds, the Co-Issuers may, after purchasing all such Notes validly tendered and not withdrawn, instruct the Trustee to release the remaining Applicable Mandatory Repurchase Offer Proceeds to the Co-Issuers and may use the remaining Applicable Mandatory Repurchase Offer Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes validly tendered pursuant to any Mandatory Repurchase Offer exceeds the amount that can be repurchased with the Applicable Mandatory Repurchase Offer Proceeds, the Co-Issuers will allocate the Applicable Mandatory Repurchase Offer Proceeds to purchase Notes on a pro rata basis on the basis of the aggregate principal amount of tendered Notes; provided that no Notes will be selected and purchased in an unauthorized denomination. Upon completion of any repurchase of Notes in a Mandatory Repurchase Offer, the amount of Applicable Mandatory Repurchase Offer Proceeds shall be reset at zero and the Co-Issuers may instruct the Trustee to release the remaining Applicable Mandatory Repurchase Offer Proceeds to the Co-Issuers. Together with any instruction of the Co-Issuers to the Trustee pursuant to this Section 3.09(f), the Co-Issuers shall deliver to the Trustee an Officer’s Certificate, certifying that the release of such amount is in compliance with this Indenture and the other Notes Documents (upon which direction and Officer’s Certificate the Trustee may conclusively rely without independent inquiry or investigation).

(g)         On or before the Mandatory Repurchase Date, the Co-Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof validly tendered pursuant to the Mandatory Repurchase Offer, or if the aggregate Mandatory Offer Repurchase Price for all Notes so tendered in such Mandatory Repurchase Offer does not exceed the total amount of Applicable Mandatory Repurchase Offer Proceeds, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(h)         The Co-Issuers, the Notes Depositary, the Paying Agent or the Trustee, as the case may be, shall promptly mail or deliver to each tendering Holder from amounts held in the Collateral Proceeds Account an amount equal to the repurchase price of the Notes properly tendered by such Holder and accepted by the Co-Issuers for repurchase, and the Co-Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Co-Issuers to the Holder thereof. The Co-Issuers shall publicly announce the results of the Mandatory Repurchase Offer on or as soon as practicable after the Mandatory Repurchase Date.

(i)        To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Co-Issuers shall not be deemed to have breached their obligations described in this Indenture by virtue of compliance therewith.

Article 4

COVENANTS

Section 4.01            Payment of Notes.

On each Payment Date prior to (i) the occurrence and continuance of a Bankruptcy Default or (ii) the occurrence and continuance of any other Event of Default with respect to which the Collateral Agent (at the direction of the Required Debtholders) or the Trustee (at the direction of the Permitted Noteholders) has provided the Co-Issuers with at least two (2) Business Days’ prior written notice that this

Section 4.01 shall no longer apply, all Available Funds in the Notes Payment Account on such Payment Date (based upon instructions in the Payment Date Statement furnished to it on the related Determination Date by the Co-Issuers) shall be distributed by the Trustee in the following order of priority (the “Payment Waterfall”):

(a)         first, ratably to the Trustee and the Collateral Custodian, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Persons pursuant to the terms of this Indenture and the other Notes Documents in an amount not to exceed $200,000 in the aggregate per annum;

(b)         second, to the Trustee, on behalf of the Holders, an amount equal to the Interest Distribution Amount with respect to such Payment Date minus the amount of interest paid by the Co-Issuers in connection with any redemptions, prepayments or repurchases of any Notes pursuant to this Indenture after the immediately preceding Payment Date and prior to such Payment Date;

(c)         third, on the Termination Date only, to the Trustee, on behalf of the Holders, in an amount equal to the outstanding principal amount of the Notes;

(d)         fourth, to the Notes Reserve Account, to the extent the amount on deposit in the Notes Reserve Account is less than the Notes Reserve Account Required Balance for the following Payment Date;

(e)         fifth, to the extent not already paid, to the Trustee on behalf of the Holders, the Remitted Amount for any mandatory prepayments required pursuant to Section 3.08;

(f)        sixth, any premium without any duplication for any premium paid pursuant to Section 4.01(e) due and unpaid as of such Payment Date;

(g)         seventh, to pay (x) ratably to the Trustee and the Collateral Custodian, and then (y) to any other Person (other than Spirit and any of its Subsidiaries), any additional Obligations due and payable to such Person on such Payment Date to the extent not paid pursuant to clause (a) through clause (f) of this Section 4.01;

(h)       eighth, if a Cash Trap Period is in effect as of the last day of the related Quarterly Reporting Period and a Cash Trap Cure has not occurred on or prior to such Payment Date, then to the ECF Account, an amount equal to the Required Excess Cash Flow for such Payment Date;

(i)         ninth, [reserved]; and

(j)       tenth, (i) if an Event of Default has occurred and is continuing, all remaining amounts shall be remitted to, and remain on deposit in, the applicable Collection Account (as specified in the Payment Date Statement) (and held under the sole control of the Collateral Agent) or (ii) if no Event of Default has occurred and is continuing, all remaining amounts shall be released to or at the direction of the Co-Issuers, which may be distributed directly or indirectly to Spirit without any restriction.

For the avoidance of doubt, to the extent Available Funds with respect to any Payment Date are insufficient to pay amounts due under this Indenture to the Agents, Holders or any other Person on such Payment Date, the Co-Issuers, and to the extent provided in Article 10 hereof, the Guarantors, are fully obligated to timely pay such amounts to the Agents, Holders or other Persons.

PIK Interest will be considered paid on the date due if prior to such date the Trustee has received (i) an Authentication Order to increase the aggregate principal amount of an outstanding Global Note as a result of a PIK Payment in the amount set forth in such Authentication Order or (ii) PIK Notes duly executed by the Co-Issuers together with an Authentication Order pursuant to Section 2.02 requesting the authentication of such PIK Notes by the Trustee as of such Payment Date.

Section 4.02            Collections.

(a)         Spirit shall instruct and use commercially reasonable efforts to cause sufficient counterparties to Free Spirit Agreements to direct all payments of Free Spirit Program Revenues into the Loyalty Collection Account such that in any Quarterly Reporting Period, at least 90% of the aggregate amount of Free Spirit Program Revenues are deposited directly into the Loyalty Collection Account. To the extent any Co-Issuer or Guarantor or any of their respective controlled Affiliates receives any such payments to an account other than the Loyalty Collection Account, such Person shall cause such amounts to be deposited into the Loyalty Collection Account within two (2) Business Days after receipt and identification thereof.

(b)         Spirit shall cause all reasonably identifiable revenues of the Saver$ Club, but in any event no less than 90% of all Saver$ Club Transaction Revenues, received by Spirit to be deposited into the Loyalty Collection Account within two business days after receipt and identification thereof.

(c)         Other than as required to provide for any successor account that becomes the Loyalty Collection Account, no Co-Issuer or Guarantor shall revoke, or permit to be revoked, any Direction of Payment.

Section 4.03            Collection Account; Debt Service Coverage Ratio Cure.

(a)         Spirit shall determine the Required Deposit Amount and notify the Trustee and the Collateral Agent in writing of such Required Deposit Amount for each Quarterly Reporting Period no later than the fifth Business Day of such Quarterly Reporting Period; provided that at any time that Spirit determines that the Required Deposit Amount for a Quarterly Reporting Period is greater (including as a result of the occurrence of a Cash Trap Event) or less, than the Required Deposit Amount for such Quarterly Reporting Period as previously calculated, then Spirit shall promptly (i) notify the Trustee and the Collateral Agent in writing and (ii) such revised Required Deposit Amount shall thereafter be applicable for such Quarterly Reporting Period, unless subsequently revised; provided that the effect of such increase shall be to stop further withdrawals from any Collection Account but shall not require the deposit of additional funds. The Co-Issuers shall only be permitted to withdraw or release funds from the Collection Accounts in accordance with the terms of the Collateral Agency and Accounts Agreement.

(b)         Subject to the terms of the Collateral Documents, the Guarantors may or may cause any of their Affiliates (with written notice to the Collateral Agent) to deposit amounts into a Collection Account from time to time prior to a Payment Date, but such amounts (other than Cure Amounts or to the extent constituting Transaction Revenues) shall not constitute “Collections” for purposes of the Debt Service Coverage Ratio.

(c)         [Reserved].

(d)         [Reserved].

(e)         To the extent that Collections received in the Collection Accounts with respect to any Quarterly Reporting Period are insufficient to satisfy the Debt Service Coverage Ratio Test for such Quarterly Reporting Period, the Co-Issuers may deposit, or cause to be deposited into the Collection Accounts, funds in an amount necessary to satisfy the Debt Service Coverage Ratio Test for such Quarterly

Reporting Period (such deposited amounts, the “Cure Amounts”); provided that such deposit and deemed cures shall not occur more than five (5) times in the aggregate since the Closing Date and no more than two (2) times in any four (4) fiscal periods. To the extent that Cure Amounts are received in a Collection Account on or prior to the Payment Date with respect to the Quarterly Reporting Period in which such funds are necessary to satisfy the Debt Service Coverage Ratio Test, Cure Amounts will be treated as Collections for such Quarterly Reporting Period for purposes of the Debt Service Coverage Ratio. Any Cure Amounts received in a Collection Account on or prior to the Determination Date for such Quarterly Reporting Period shall be allocated to the Notes Payment Account on the Allocation Date with respect to such Quarterly Reporting Period pursuant to the terms of the Collateral Agency and Accounts Agreement. Any Cure Amounts received in a Collection Account following the Determination Date with respect to such Quarterly Reporting Period shall not be allocated to the Notes Payment Account on the Allocation Date with respect to such Quarterly Reporting Period and shall be allocated to the Quarterly Reporting Period in which such funds were deposited.

Section 4.04            Notes Payment Account.

(a)         The Co-Issuers shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of one or both Co-Issuers (as specified in the applicable Account Control Agreement), for the purpose of holding amounts transferred thereto from the Collection Accounts on each Allocation Date pursuant to the terms of the Collateral Agency and Accounts Agreement (such account, the “Notes Payment Account”). The Notes Payment Account shall be subject at all times to an Account Control Agreement. Amounts on deposit in the Notes Payment Account shall remain uninvested.

(b)         On each Allocation Date, the Notes Payment Account shall be funded with amounts allocated from the Collection Accounts as contemplated under Section 4.03 in accordance with the terms of the Collateral Agency and Accounts Agreement.

(c)         As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, the Co-Issuers hereby grant to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Co-Issuers’ right, title and interest in and to (i) the Notes Payment Account, (ii) all funds held in the Notes Payment Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the Notes Payment Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the Notes Payment Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Notes Payment Account.

(d)         Each Co-Issuer and Guarantor hereby acknowledges and agrees that at all times, the Trustee shall be the only Person that has a right to withdraw from the Notes Payment Account and the funds on deposit in the Notes Payment Account shall at all times continue to be Collateral security for all of the Obligations.

(e)         If, at any time, the Notes Payment Account shall no longer be an Eligible Account, the Co-Issuers shall provide prompt written notice to the Trustee and, within sixty (60) days, move the Notes Payment Account to a new depositary institution pursuant to Section 7.11.

Section 4.05           Notes Reserve Account.

(a)         The Co-Issuers shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of one or both Co-Issuers (as specified in the applicable Account Control Agreement) (such account, the “Notes Reserve Account”), for the purpose of holding a minimum balance of not less than the Notes Reserve Account Required Balance at all times, and the Co-Issuers will maintain a minimum balance of not less than the Notes Reserve Account Required Balance in the Notes Reserve Account at all times, except for periods between any Determination Date and Payment Date to the extent resulting from the application of funds in the Notes Reserve Account into the Notes Payment Account. The Notes Reserve Account shall be subject at all times to an Account Control Agreement.

(b)         So long as the Collateral Custodian has not been notified by the Trustee or any Co-Issuer that an Event of Default exists, then the Collateral Custodian shall, at the written direction of either Co-Issuer from time to time cause the funds held in the Notes Reserve Account, from time to time, to be invested in one or more Cash Equivalents selected by such Co-Issuer (which Cash Equivalents shall at all times be subject to the Lien created hereunder); provided that in no event shall the Collateral Custodian: (i) have any responsibility whatsoever as to the validity or quality of any Cash Equivalent, (ii) be liable for the selection of Cash Equivalents or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Cash Equivalent before its stated maturity pursuant to this Section 4.05 or the failure of a Co-Issuer to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction. Notwithstanding anything else in this Indenture to the contrary, in no event shall any Co-Issuer direct any investment in any such Cash Equivalent that will mature later than the Business Day before the next occurring Payment Date. It is agreed and understood that the entity serving as the Trustee or the Collateral Custodian may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Trustee or the Collateral Custodian be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Trustee, the Collateral Custodian or their respective affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s or the Collateral Custodian’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments. All income from such Cash Equivalents shall be retained in the Notes Reserve Account, subject to release as permitted by this Indenture. All investments in such Cash Equivalents shall be at the risk of the Co-Issuers. All income from Investments in the Notes Reserve Account shall be taxable to the Co-Issuers (or their regarded parent entity), and the Collateral Custodian shall prepare and timely distribute to the Co-Issuers, as required, Form 1099 or other appropriate U.S. federal and state income tax forms with respect to such income.

(c)         As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, each Co-Issuer hereby grants to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Co-Issuers’ right, title and interest in and to (i) the Notes Reserve Account, (ii) all funds held in the Notes Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the Notes Reserve Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the Notes Reserve Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Notes Reserve Account.

(d)         The Co-Issuers hereby acknowledge and agree that the Trustee shall be the only Person that has a right to withdraw from the Notes Reserve Account. The funds on deposit in the Notes Reserve Account shall at all times continue to be Collateral security for the benefit of the Notes Secured Parties.

(e)         If, at any time, the Notes Reserve Account shall no longer be an Eligible Account, the Co-Issuers shall provide prompt written notice to the Trustee and, within sixty (60) days, move the Notes Reserve Account to a new depositary institution pursuant to Section 7.11.

(f)        If, on any Determination Date, the amount on deposit in the Notes Reserve Account would exceed the then applicable Notes Reserve Account Required Balance for the related Payment Date, the Co-Issuers shall be entitled to request the Trustee by notice in writing (which may be the Payment Date Statement) to transfer such excess amounts in the Notes Reserve Account to a Collection Account. In such circumstances, the Trustee shall promptly direct the Collateral Custodian to wire such excess amounts from the Notes Reserve Account to the Collection Account specified by the Co-Issuers.

(g)         If, on any Determination Date, the Available Funds for the related Payment Date will not be sufficient to pay the amounts due in accordance with Section 4.01(a) through Section 4.01(c) on the related Payment Date, the Co-Issuers shall request by notice in writing (which may be the Payment Date Statement) to the Trustee that the Trustee, on or prior to the related Payment Date, transfer amounts in the Notes Reserve Account to the Notes Payment Account to the extent necessary so that the Available Funds on the related Payment Date will be sufficient to pay such amounts. In such circumstances, the Trustee shall promptly direct the Collateral Custodian to wire such amounts from the Notes Reserve Account to the Notes Payment Account.

Section 4.06            Operation of the Free Spirit Program.

(a)         Each Co-Issuer and Guarantor (as applicable) agrees to honor Miles according to the policies and procedure of the Free Spirit Program, subject to cure, except to the extent that would not be reasonably expected to cause a Material Adverse Effect, and shall take any action permitted under the Free Spirit Agreements and applicable law that it, in its reasonable business judgment, determines is advisable, in order to diligently and promptly (i) enforce its rights and any remedies available to it under the Free Spirit Agreements, (ii) perform its obligations under the Free Spirit Agreements and (iii) cause the applicable counterparties to perform their obligations under the related Free Spirit Agreements, including such counterparties’ obligations to make payments to and indemnify the applicable Co-Issuer or Guarantor in accordance with the terms thereof, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

(b)         Neither any Co-Issuer nor Spirit shall substantially reduce the Free Spirit Program business or modify the terms of the Free Spirit Program in any manner that would reasonably be expected to result in a Material Adverse Effect.

(c)         Spirit shall not and shall not permit any of its Subsidiaries to change the policies and procedures of the Free Spirit Program except to the extent that such change would not be reasonably expected to cause a Material Adverse Effect.

(d)         Each of the Co-Issuers and the Guarantors shall not, and shall not permit any of their respective Subsidiaries to, establish, create or operate any Loyalty Program, other than a Permitted

Acquisition Loyalty Program, unless substantially all such Loyalty Program cash proceeds (which excludes, for the avoidance of doubt, airline revenues such as ticket sales and non-loyalty ancillary revenue), accounts in which such cash receipts are deposited, Intellectual Property and member data (but solely to the extent that such Intellectual Property and member data would be included in the definition of Loyalty Program Intellectual Property, substituting references to the Free Spirit Program and the Saver$ Club, as applicable, with references to such other Loyalty Program) are pledged as Collateral on a first lien basis, subject to Third-Party Rights and other Permitted Liens; provided that, for the avoidance of doubt, nothing will prohibit the Co-Issuers or the Guarantors or any of their respective Subsidiaries from offering and providing discounts or other incentives (other than any Currency) for travel or carriage on Spirit.

With respect to any Permitted Acquisition Loyalty Program, the Co-Issuers and the Guarantors will be permitted to undertake the following actions at any time after such actions are permitted under the Material Free Spirit Agreements, such Permitted Acquisition Loyalty Program’s co-branding, partnering or similar agreements and debt obligations and applicable law: (i) terminate the Permitted Acquisition Loyalty Program; (ii) merge and consolidate the Permitted Acquisition Loyalty Program into the Free Spirit Program; or (iii) cause the Permitted Acquisition Loyalty Program’s cash receipts (which excludes airline revenues such as ticket sales and non-loyalty ancillary revenue), accounts in which such cash receipts are deposited, Intellectual Property and member data to be pledged as Collateral.

Until it is merged into or consolidated with the Free Spirit Program, any Permitted Acquisition Loyalty Program shall not constitute a Free Spirit Program and its co-branding, partnering or similar agreements shall not constitute Free Spirit Agreements.

(e)         On each Determination Date, the Loyalty Issuer shall deliver or cause to be delivered to the Trustee an updated Schedule 4.06(e), attached as Annex I to the corresponding Payment Date Statement, to the extent necessary to cause the Material Free Spirit Agreements listed on such updated schedule, in the aggregate, to represent at least 85% of the Free Spirit Program Revenues in the prior twelve (12) months.

(f)        If, as of any Determination Date, the aggregate amount of Retained Agreement Revenues for the preceding four Quarterly Reporting Periods (or, in the case of the first three Quarterly Reporting Periods, since the Closing Date) are greater than or equal to 5.0% of the Free Spirit Program Revenues for such period, (i) Spirit shall promptly assign its rights to receive payment under one or more Retained Agreements to the Loyalty Issuer such that the aggregate amount of revenues produced by the Retained Agreements not so assigned is less than 5.0% of the Free Spirit Program Revenues in such period (on a pro forma basis). Upon the effectiveness of such assignment, such Retained Agreement(s) shall become Free Spirit Agreement(s).

(g)         Each Co-Issuer and Guarantor shall maintain in effect commercially reasonable privacy and data security policies. Without limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect, each applicable Co-Issuer and Guarantor shall comply in all material respects, and shall cause each of its Subsidiaries and each of its Third Party Processors to be in compliance in all material respects with (i) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of such Co-Issuer or Guarantor or such Subsidiary and such policies are accurate, not misleading and consistent with the actual practices of such Co-Issuer or Guarantor, (ii) all Data Protection Laws with respect to Personal Data of the United States, the State of California, the United Kingdom, the Cayman Islands, and the European Union and (iii) its contractual commitments and obligations regarding Personal Data.

Section 4.07

Maintenance of Rating.

The Co-Issuers and the Guarantors shall use commercially reasonable efforts to (x) cause the Notes to be rated by both of the Rating Agencies within 30 days of the Closing Date and (y) cause the Notes to be continuously rated by both of the Ratings Agencies but, in each case, shall not be required to obtain any specific rating. The Co-Issuers and the Guarantors shall make commercially reasonable efforts to provide the Rating Agencies (at Spirit’s sole expense) such reports, records and documents as each shall reasonably request to monitor or affirm such ratings, except to the extent the disclosure of any such document or any such discussion would result in the violation of any Co-Issuer’s or Guarantor’s contractual (including all confidentiality obligations set forth in the Free Spirit Agreements) or legal obligations; provided that the Co-Issuers’ or Guarantors’ failure to obtain such a rating after using commercially reasonable efforts shall not constitute an Event of Default.

Section 4.08            Restricted Payments.

(a)         Spirit shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(1)         declare or pay any dividend or make any other payment or distribution on account of Spirit’s or any of its Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving Spirit or any of its Subsidiaries) or to the direct or indirect holders of Spirit’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of Spirit, an increase in the liquidation value thereof);

(2)         purchase, redeem or otherwise acquire or retire for value any Equity Interests of Spirit or any Subsidiary thereof;

(3)         make any voluntary payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively, for purposes of this clause (3), a “purchase”) any Indebtedness of the Co-Issuers or any Guarantor that is contractually subordinated in right of payment to the Notes or the applicable Note Guarantee (excluding any intercompany Indebtedness between or among Spirit and its Subsidiaries), Junior Lien Debt (excluding, for the avoidance of doubt, any payment in respect of Indebtedness outstanding pursuant to Section 4.09(b)(vi)) or unsecured Indebtedness, in each case, except any scheduled payment of interest and any purchase within one year of the scheduled maturity of such Indebtedness; or

(4)         make any Restricted Parent Investment;

(all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, the sum of such Restricted Payment together with the aggregate amount of all other Restricted Payments (other than Restricted Parent Investments) made by Spirit and its Subsidiaries since the Closing Date and together with Restricted Parent Investments outstanding at the time of giving effect to such Restricted Payment (excluding, in each case, Restricted Payments permitted by clauses (ii) through (xxi) of Section 4.07(b) hereof), is less than the sum, without duplication, of:

(i)        an amount (which amount shall not be less than zero) equal to 50% of the Consolidated Net Income (less 100% of such Consolidated Net Income which is a deficit) of Spirit for the period (taken as one accounting period) from January 1, 2025 to the end of Spirit’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment or Restricted Parent Investment; plus

(ii)        100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Spirit after the Closing Date, in each case, as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of Spirit and Excluded Contributions); plus

(iii)        100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Spirit from the issue or sale of convertible or exchangeable Disqualified Stock of Spirit or convertible or exchangeable debt securities of Spirit (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged after the Closing Date for Qualifying Equity Interests of Spirit (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Spirit); plus

(iv)        to the extent that any Restricted Parent Investment that was made after the Closing Date by Spirit is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Subsidiary of Spirit, the initial amount of such Restricted Parent Investment (or, if less, the amount of cash received upon repayment or sale);

provided, however, there shall be no increase in respect of any amount contemplated by clause (iv) of this Section 4.08(a) pursuant to any such clause to the extent such amount otherwise increases the capacity of Spirit to make Restricted Payments pursuant to this Section 4.08(a).

(b)         The provisions of Section 4.08(a) hereof shall not prohibit:

(i)        the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the other applicable provisions of this Indenture;

(ii)        the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Spirit) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to Spirit; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (ii) of Section 4.08(a) hereof and shall not be considered to be Excluded Contributions;

(iii)        Restricted SPV Payments by the SPV Parties (A) with amounts released to the Co-Issuers under Section 4.01(j), Section 4.22(e) or pursuant to the terms of the Collateral Agency and Accounts Agreement, in each case, so long as no Event of Default has occurred and is continuing at such time and/or (B) in the form of cash dividends or cash distributions to Spirit solely to the extent necessary for Spirit to pay (x) government fees and other amounts due and owing in respect of maintaining the corporate existence of the SPV Parties and/or (y) any U.S. federal, state or local or non-U.S. income taxes (or any franchise taxes imposed in lieu thereof) of Spirit to the extent attributable to the income of the SPV Parties, determined by assuming that Spirit is subject to the maximum rate of tax applicable to C corporations;

(iv)        the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Co-Issuers or any Guarantor that is contractually subordinated in right of payment to the Notes or to the applicable Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(v)         Restricted Payment so long as, immediately after giving effect to such payment or declaration, the Total Net Leverage Ratio is less than or equal to 4.00 to 1.00;

(vi)        the repurchase of Equity Interests of Spirit or other securities of Spirit deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into such Equity Interests or any other such securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program Spirit to cover withholding tax obligations of such persons in respect of such issuance;

(vii)        so long as no Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of Spirit, in each case, issued after the Closing Date in accordance with Section 4.09 hereof;

(viii)        payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by Spirit to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person or (C) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;

(ix)        the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Spirit to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(x)        in the event of a Parent Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Co-Issuers or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Co-Issuers or Spirit (or a third party to the extent permitted by this Indenture) has made a Parent Change of Control Offer as a result of such Parent Change of Control (it being agreed that the Co-Issuers or Spirit may pay, purchase, redeem, defease or otherwise acquire or retire such subordinated Indebtedness even if the purchase price exceeds 101% of the principal amount of such subordinated Indebtedness; provided that the amount paid in excess of 101% of such principal amount is otherwise permitted under this Section 4.08);

(xi)        Restricted Payments made with Excluded Contributions;

(xii)            [reserved];

(xiii)          [reserved];

(xiv)          [reserved];

(xv)            [reserved];

(xvi)          the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of Spirit;

(xvii)       the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by Spirit pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction; and

(xviii)      any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Spirit’s or a parent company of Spirit’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof upon any early termination thereof in common stock or, in the case of a nationalization, insolvency, merger event (as a result of which holders of such common stock are entitled to receive cash or other consideration for their shares of the such common stock) or similar transaction with respect to Spirit, such parent company or such common stock, cash and/or other property.

(c)         The SPV Parties shall not, directly or indirectly:

(i)        declare or pay any dividend or make any other payment or distribution on account of any SPV Party’s Equity Interests (including any payment in connection with any merger or consolidation) or to the direct or indirect holders of any SPV Party’s Equity Interests in their capacity as such;

(ii)        purchase, redeem or otherwise acquire or retire for value any Equity Interests of any SPV Party;

(iii)      make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated in right of payment to the Notes or the applicable Note Guarantee (excluding any intercompany Indebtedness between or among Spirit and its Subsidiaries), except any scheduled payment of interest and any purchase, redemption, defeasance or other acquisition or retirement within one year of the scheduled maturity of such Indebtedness; or

(iv)        make any Restricted SPV Investment,

(all such payments and other actions set forth in this Section 4.08(c)(i) through (iv) being collectively referred to as “Restricted SPV Payments”), other than pursuant to, and in accordance with, Section 4.08(b)(iii).

(d)         Spirit will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Investment to create or acquire, or in furtherance or support of, any Loyalty Program (for the avoidance of doubt, other than the Free Spirit Program) other than any Loyalty Program which Spirit and its Subsidiaries are expressly permitted to operate under the Transaction Documents, including a Permitted Acquisition Loyalty Program.

(e)         For purposes of determining compliance with Section 4.08(a) and (b), if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments set forth in clauses (i) through (xxi) of Section 4.08(b) hereof, or is entitled to be made pursuant to Section 4.08(a) hereof, Spirit shall be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.08.

(f)        Notwithstanding anything in this Indenture to the contrary, if a Restricted Payment is made (or any other action is taken or omitted under this Indenture) at a time when a Default or Event of Default has occurred and is continuing and such Default or Event of Default is subsequently cured, any Default or Event of Default arising from the making of such Restricted Payment (or the taking or omission of such other action) during the existence of such Default or Event of Default shall simultaneously be deemed cured.

(g)         In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Spirit or such Subsidiary of Spirit, as the case may be, pursuant to the Restricted Payment.

Section 4.09            Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)         Spirit shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Spirit shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Spirit may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and its Subsidiaries may incur Indebtedness (including Acquired Debt), if Spirit’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 1.10 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)         The provisions of Section 4.09(a) hereof shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)        Junior Lien Debt; provided that (A) prior to the incurrence of such Indebtedness, the Rating Agency Condition shall have been satisfied, (B) no Event of Default or Cash Trap Event shall have occurred and be continuing or would result from the issuance of such Junior Lien Debt and (C) the pro forma Total DSCR immediately after giving effect to the issuance of such Indebtedness shall be more than 3.50 to 1.00;

(ii)        Pre-paid Miles Purchases, so long as (A) the aggregate amount of Miles purchased or other Indebtedness incurred in connection with such Pre-paid Miles Purchases during any fiscal year does not exceed $100.0 million, (B) the proceeds of such Pre-paid

Miles Purchases are deposited to the Loyalty Collection Account, (C) such sale is non-refundable and non-recourse to the SPV Parties, (D) the Indebtedness related thereto is unsecured or secured by assets of Spirit or its Subsidiaries (other than the SPV Parties) that do not constitute Collateral and (E) the Indebtedness related thereto is unsecured and subordinated to the Obligations pursuant to an agreement in form and substance reasonably satisfactory to the Trustee;

(iii)        Indebtedness represented by the Notes issued and outstanding on the Closing Date and any PIK Notes issued upon payment of interest thereon, and the Note Guarantees related thereto;

(iv)        Indebtedness arising from customary indemnification or other similar obligations under the Transaction Documents and the other agreements entered into on the Closing Date in connection therewith (or permitted replacements or amendments thereto);

(v)         the incurrence by Spirit or any of its Subsidiaries of Existing Indebtedness outstanding as of the Closing Date;

(vi)        the incurrence by Spirit or any of its Subsidiaries of Indebtedness and letters of credit (and reimbursement obligations with respect thereto), and Guarantees thereof, under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (vi) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Spirit and its Subsidiaries thereunder) not to exceed (x) $300.0 plus (y) the Shared Liquidity Amount;

(vii)        the incurrence by Spirit or any of its Subsidiaries of Indebtedness (including Finance Lease Obligations, mortgage financings, purchase money obligations and government bond financings) incurred to finance (or to reimburse Spirit or any of its Subsidiaries for) all or any part of the purchase price or cost of use, design, construction, installation or improvement of property, plant or equipment (including without limitation (and in each case, whether or not owned by Spirit or its Subsidiaries) Aircraft Related Facilities or Aircraft Related Equipment) used in the business of Spirit or any of its Subsidiaries;

(viii)        the incurrence by Spirit or any of its Subsidiaries of (A) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clause (v), (vi), (vii), (viii), (ix), (xvi), (xxiii), (xiv), (xxvii) or (xxviii) of this Section 4.09(b) and (B) Permitted Refinancing Indebtedness secured by Aircraft Related Equipment (other than a refinancing of the Revolving Credit Agreement and the obligations thereunder) or other assets replacing, renewing, refunding, extending, refinancing, defeasing or discharging any other Indebtedness of Spirit or any of its Subsidiaries that was secured by Aircraft Related Equipment or other assets;

(ix)        [reserved];

(x)         the incurrence by Spirit or any of its Subsidiaries of intercompany Indebtedness between or among Spirit and/or any of its Subsidiaries;

(xi)        the issuance by any Subsidiary of Spirit to Spirit or to any of its Subsidiaries of shares of preferred stock;

(xii)       the incurrence by Spirit or any of its Subsidiaries of Hedging Obligations in the Ordinary Course of Business;

(xiii)      the Guarantee (including by way of co-obligation or assumption) by Spirit or any Subsidiary of Spirit of Indebtedness of Spirit or a Subsidiary of Spirit to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed or assumed;

(xiv)        the incurrence by Spirit or any of its Subsidiaries of Indebtedness or reimbursement obligations in respect of workers’ compensation claims, self-insurance obligations (including reinsurance), bankers’ acceptances, performance bonds and surety bonds in the Ordinary Course of Business (including without limitation in respect of customs obligations, landing fees, taxes, airport charges, overfly rights and any other obligations to airport and governmental authorities);

(xv)          the incurrence by Spirit or any of its Subsidiaries of Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(xvi)        Indebtedness (a) constituting credit support or financing from aircraft or engine or parts manufacturers or their affiliates or (b) incurred to finance or refinance Aircraft Related Equipment (including to reimburse Spirit or any of its Subsidiaries for the acquisition cost of any of the foregoing, to finance any pre-delivery, progress or similar payment or pursuant to a sale and lease-back) (whether in advance of or at any time following any acquisition of items being financed, and whether such Indebtedness is unsecured in whole or in part or is secured by such items or by other items or by any combination); provided that the principal amount of such Indebtedness incurred in reliance on subclause (b) of this clause (xvi), at the time of incurrence of such Indebtedness, may exceed the aggregate incurred and anticipated costs to finance acquisition of the item or items being financed by such Indebtedness (calculated at the time of incurrence of such Indebtedness and determined in good faith by an Officer of Spirit or Subsidiary, as applicable, (including reasonable estimates of anticipated costs) and calculated to include, without limitation, purchase price, fees, expenses, repayment of any pre-delivery financing and related interest expense (whether or not capitalized) and premium (if any), delivery and late charges and other costs associated with such acquisition (as so calculated, for purposes of this proviso, the “financing costs”)) but, if such principal amount exceeds such financing costs, it may not exceed the aggregate Fair Market Value of the item or items securing such Indebtedness (which Fair Market Value may, at the time of an advance commitment, be determined to be the Fair Market Value at the time of such commitment or (at the option of the issuer of such Indebtedness) the Fair Market Value projected for the time of incurrence of such Indebtedness);

(xvii)        [reserved];

(xviii)      reimbursement obligations in respect of standby or documentary letters of credit or banker’s acceptances;

(xix)        surety and appeal bonds that do not secure judgments that constitute an Event of Default;

(xx)          Indebtedness of Spirit or any of its Subsidiaries to credit card, travel charge or clearing house processors in connection with credit card processing, travel charge or clearing house services incurred in the Ordinary Course of Business, whether in the form of hold-backs or otherwise;

(xxi)        [reserved];

(xxii)        the incurrence of Indebtedness of Spirit or any of its Subsidiaries owed to one or more Persons in connection with the financing of insurance premiums in the Ordinary Course of Business;

(xxiii)      Indebtedness in respect of or in connection with tax-exempt or tax-advantaged municipal bond and similar financings related to Aircraft Related Facilities;

(xxiv)      credit card purchases of fuel;

(xxv)        Indebtedness arising from agreements of Spirit or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided that, in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Spirit or any of its Subsidiaries in connection with such disposition;

(xxvi)      Indebtedness of Spirit or any of its Subsidiaries consisting of take-or-pay or like obligations contained in supply, maintenance, repair, power-by-the-hour, overhaul or like agreements either (A) entered into in the Ordinary Course of Business or (B) otherwise customary, typical or appropriate for a Permitted Airline Business;

(xxvii)    the incurrence by Spirit or any of its Subsidiaries of additional Indebtedness that is either (A) unsecured and expressly contractually subordinated in right of payment to the prior payment in full in cash of all Notes and Spirit’s Obligations on terms not materially less favorable to the Holders of the Notes than those customary at the time of incurrence (determined in good faith by a senior financial officer of Spirit) for senior subordinated “high yield” debt securities or (B) unsecured, pari passu with all Notes and Spirit’s Obligations and convertible into common stock of Spirit; provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (A) and (B) together, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (xxvii), does not exceed $250.0 million at any time outstanding; and

(xxviii)  the incurrence by Spirit or any of its Subsidiaries of additional unsecured Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (xxviii), not to exceed $250.0 million, at any time outstanding.

(c)         For purposes of determining compliance with this Section 4.09, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt set forth in clauses (i) through (xxviii) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, Spirit shall be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.09. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to Section 4.09(a) hereof or under any category of Permitted Debt described in clauses (i) through (xxviii) of Section 4.09(b) so long as such item (or portion) of Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

(d)         None of the following shall constitute an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09:

(i)        the accrual of interest or preferred stock dividends;

(ii)        the accretion or amortization of original issue discount;

(iii)        the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including PIK Interest);

(iv)        the reclassification of preferred stock or any other instrument or transaction as Indebtedness due to a change in accounting principles or in GAAP; and

(v)         the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock.

(e)         For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that Spirit or any of its Subsidiaries may incur pursuant to this Section 4.08 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(f)        The amount of any Indebtedness outstanding as of any date shall be:

(1)        the accreted value of the Indebtedness as of such date, in the case of any Indebtedness issued with original issue discount;

(2)        the principal amount of the Indebtedness as of such date, in the case of any other Indebtedness; and

(3)        in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets as of such date; and

(B) the amount of the Indebtedness of the other Person as of such date.

Section 4.10            Liens.

(a)         Spirit shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any property or asset that constitutes (x) Collateral or (y) cash, Cash Equivalents, deposit accounts or securities accounts of Spirit or its Subsidiaries securing Indebtedness of the type described in clauses (1), (2) and (4) of the definition thereof (other than Indebtedness incurred pursuant to clauses (vii), (viii)(B), (xvi) and/or (xxiii) of Section 4.09(b) and any Specified Permitted Refinancing Indebtedness in respect thereof, in each case, solely to the extent such pledge is necessary for Spirit or any Subsidiary thereof to comply with a loan-to-value, collateral coverage ratio or similar financial maintenance covenant contained in the definitive documentation governing any such Indebtedness); provided that, in case of clause (y), Spirit and its Subsidiaries shall be permitted to (A) cash collateralize letters of credit in the ordinary course of business and consistent with past practice, (B) pledge such assets to credit card processors to the extent required under contractual arrangements existing on the Closing Date or otherwise pledge up to an additional $50,000,000 of such assets to credit card processors, (C) pledge such assets to credit card processors so long as, in the case of this sub-clause (C), Spirit and/or its Subsidiaries, as applicable, grant junior Liens thereon to the Collateral Agent to secure the Obligations and (D) provide security deposits in the case of aircraft operating leases.

(b)         No SPV Party will directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any of its property or assets, other than Permitted Liens.

(c)         Spirit and any other applicable Grantor shall be required to cause all cash, Cash Equivalents, deposit accounts and securities accounts that constitutes Revolving Priority Collateral (other than cash collateral for letters of credit provided in the ordinary course of business and consistent with past practice) to be subject to one or more Account Control Agreements.

Section 4.11            Restrictions on Disposition of Collateral.

(a)         Neither Spirit nor any Grantor shall sell or otherwise Dispose of any Collateral (including by way of any Sale of a Grantor), unless:

(i)        in the case of any Notes Priority Collateral of Spirit or any other Grantor that is not a SPV Party, (x) such Disposition constitutes a Permitted Spirit Collateral Disposition or (y) (A) Spirit or the applicable Grantor (as the case may be) receives consideration at the time of the Disposition at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of and (B) at least 75% of the consideration received in the Disposition by Spirit or such Grantor is in the form of cash or Cash Equivalents;

(ii)        in the case of any Notes Priority Collateral of a SPV Party, such Disposition constitutes a Permitted SPV Collateral Disposition; and/or

(iii)        in the case of any Revolving Priority Collateral, (x) such Disposition constitutes a Permitted Spirit Collateral Disposition; provided that so long as any loans or letters of credit are outstanding under the Revolving Credit Agreement (other than such as have been cash collateralized or covered by a “back-to-back” letter of credit), no Core Collateral Failure (as defined in the Revolving Credit Agreement) results therefrom, or (y) upon the consummation of such Disposition, (A) no “event of default” under the Revolving Credit Agreement shall have occurred and be continuing, (B) the Collateral Coverage Ratio is not less than 1.00 to 1.00 after giving effect to such Disposition (and the grant of Liens to the Revolving Agent on, or any other provision to the Revolving Agent of, any additional Revolving Priority Collateral) and (C) so long as any loans or letters of credit are outstanding under the Revolving Credit Agreement (other than such as have been cash collateralized or covered by a “back-to-back” letter of credit), no Core Collateral Failure results from such Disposition.

Section 4.12            ECF Account and Collateral Proceeds Account.

(a)         The Co-Issuers shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of one or both Co-Issuers (as specified in the applicable Account Control Agreement), for the purpose of holding Required Excess Cash Flow amounts deposited therein from time to time pursuant to Section 4.01 (such account, the “ECF Account”). Amounts on deposit in the ECF Account shall be applied to offer to repurchase Notes as set forth under Section 4.22. Only Required Excess Cash Flow deposited into the ECF Account pursuant to Section 4.01 will be permitted to be deposited in the ECF Account. The ECF Account shall be subject at all times to an Account Control Agreement. Amounts on deposit in the ECF Account shall remain uninvested.

(b)         As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, the Co-Issuers hereby grants to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Co-Issuers’ right, title and interest in and to (i) the ECF Account, (ii) all funds held in the ECF Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the ECF Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the ECF Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the ECF Account.

(c)         Each Co-Issuer and Guarantor hereby acknowledges and agrees that at all times, the Trustee shall be the only Person that has a right to withdraw from the ECF Account and, so long as such funds remain on deposit in the ECF Account, such funds shall at all times continue to be Collateral security for all of the Obligations.

(d)         If, at any time, the ECF Account shall no longer be an Eligible Account, the Co-Issuers shall provide prompt written notice to the Trustee and, within sixty (60) days, move the ECF Account to a new depositary institution pursuant to Section 7.11.

(e)         The Co-Issuers shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of one or both Co-Issuers (as specified in the applicable Account Control Agreement), for the purpose of holding Applicable Mandatory Repurchase Offer Proceeds deposited therein from time to time pursuant to Section 3.09 (such account, the “Collateral Proceeds Account”). Amounts on deposit in the Collateral Proceeds Account shall be applied to offer to repurchase Notes as set forth under Section 3.09. Only Applicable Mandatory Repurchase Offer Proceeds deposited into the Collateral Proceeds Account pursuant to Section 3.09 will be permitted to be deposited in the Collateral Proceeds Account. The Collateral Proceeds Account shall be subject at all times to an Account Control Agreement. Amounts on deposit in the Collateral Proceeds Account shall remain uninvested.

(f)        As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, the Co-Issuers hereby grant to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Co-Issuers’ right, title and interest in and to (i) the Collateral Proceeds Account, (ii) all funds held in the Collateral Proceeds Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the Collateral Proceeds Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the Collateral Proceeds Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Collateral Proceeds Account.

(g)         Each Co-Issuer and Guarantor hereby acknowledges and agrees that at all times, the Trustee shall be the only Person that has a right to withdraw from the Collateral Proceeds Account and, so long as such funds remain on deposit in the Collateral Proceeds Account, such funds shall at all times continue to be Collateral security for all of the Obligations.

(h)         If, at any time, the Collateral Proceeds Account shall no longer be an Eligible Account, the Co-Issuers shall provide prompt written notice to the Trustee and, within sixty (60) days, move the Collateral Proceeds Account to a new depositary institution pursuant to Section 7.11.

Section 4.13            Restrictions on Business Activities.

(a)         Spirit will not, and will not permit any of its Subsidiaries (other than the SPV Parties) to, engage in any business other than the Permitted Airline Business, except to such extent as would not reasonably be expected to have a Material Adverse Effect on Spirit and its Subsidiaries taken as a whole.

(b)         The SPV Parties will not engage in any business other than the Permitted SPV Business.

Section 4.14            Transactions with Affiliates.

(a)         Spirit shall not, and shall not permit any of its Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than Spirit and its Subsidiaries or any person that becomes a Subsidiary of a Spirit as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $5.0 million, unless such transaction is upon terms that are substantially no less favorable, when taken as a whole, to Spirit or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate of Spirit or such Subsidiary, as determined by the Board of Directors of Spirit or such Subsidiary in good faith.

(b)         Section 4.14(a) shall not prohibit, to the extent otherwise permitted under this Indenture:

(i)        any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Spirit;

(ii)        loans or advances to employees or consultants of Spirit or any of the Subsidiaries;

(iii)        the payment of fees, reasonable out-of-pocket costs and indemnities and employment and severance arrangements provided to, or on behalf of or for the benefit of, directors, officers, consultants and employees of Spirit and its Subsidiaries in the ordinary course of business;

(iv)        transactions, agreements and arrangements in existence on the Closing Date;

(v)         (A) any employment agreements entered into by Spirit or any of its Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vi)        any Restricted Payment permitted by Section 4.08, Permitted Parent Investments and Permitted SPV Investments;

(vii)       transactions for the purchase or sale of goods, equipment, products, parts and services (including property management and similar services) entered into in the ordinary course of business;

(viii)      any transaction in respect of which Spirit delivers to the Trustee a letter addressed to the Board of Directors of Spirit from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of Spirit qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable, when taken as a whole, to Spirit or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair, when taken as a whole, to Spirit or such Subsidiary, as applicable, from a financial point of view;

(ix)        transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice or industry norm;

(x)         payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the disinterested directors of Spirit in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Indenture;

(xi)        transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm otherwise in compliance with the terms of this Indenture that are fair to Spirit or the Subsidiaries (in the good faith determination of Spirit); and

(xii)       transactions between or among Spirit, any Co-Issuer and any Guarantor.

Section 4.15            Liquidity.

Spirit shall not permit the aggregate amount of Liquidity to be less than $450.0 million at the end of any Business Day following the Closing Date.

Section 4.16            Appraisals.

Spirit shall provide the Trustee with a copy of each Appraisal that is required to be delivered to the Revolving Agent under the terms of the Revolving Credit Agreement within three (3) Business Days after the date on which such Appraisal is delivered to the Revolving Agent thereunder.

Section 4.17            Financial Statements and Other Reports.

(a)         From and after the Closing Date, Spirit shall furnish or cause to be furnished to the Trustee:

(i)        within ninety (90) days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2024, the consolidated balance sheet and related statement of income and cash flows of the Reporting Entity (as defined below), showing the financial condition of the Reporting Entity on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Reporting Entity to be audited for the Reporting Entity by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Reporting Entity on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if the Reporting Entity shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any similar successor system;

(ii)       within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2025), the consolidated balance sheets and related statements of income and cash flows of the Reporting Entity, showing the financial condition of the Reporting Entity on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Reporting Entity as fairly presenting in all material respects the financial condition and results of operations of the Reporting Entity on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if the Reporting Entity shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any similar successor system; and

(iii)       within ninety (90) days after the end of the fiscal year (commencing with the fiscal year ending December 31, 2024), a certificate of a Responsible Officer of Spirit certifying that, to the knowledge of such Responsible Officer, no Cash Trap Event or Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such Cash Trap Event or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(iv)       within (A) ninety (90) days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2025, and (B) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2025), a certificate of a Responsible Officer of Spirit demonstrating in reasonable detail compliance with Section 4.15 as of the end of such preceding fiscal quarter; provided that, in the case of the compliance certificate delivered for the fiscal quarter ending March 31, 2025, such compliance certificate shall demonstrate compliance with Section 4.15 for the period from the Closing Date through and including March 31, 2025;

(v)        no later than each Determination Date with respect to each Quarterly Reporting Period, a certificate of a Responsible Officer of Spirit (which may be the Payment Date Statement), (i) setting forth the name of each new Material Free Spirit Agreement entered into as of such date and each of the parties thereto, (ii) certifying compliance with deposit requirements under the Transaction Documents with respect to such Free Spirit Agreements, (iii) verifying that 90% of all Free Spirit Program Revenues for such Quarterly Reporting Period were deposited directly into the Loyalty Collection Account, and (iv) certifying whether there has been any Material Modification to any Material Free Spirit Agreement and, if there has been, specifying the date of such Material Modification and the Material Free Spirit Agreement to which such Material Modification applied and certifying that the Material Modification was made in compliance with this Indenture;

(vi)        on each Determination Date, a Payment Date Statement to the Trustee. The Trustee may, prior to the related Payment Date, provide notice to the Co-Issuers of any information contained in the Payment Date Statement that the Trustee believes to be incorrect. If the Trustee provides such a notice, the Co-Issuers shall use their reasonable efforts to resolve the discrepancy and provide an updated Payment Date Statement on or prior to the related Payment Date. If the discrepancy is not resolved and a replacement Payment Date Statement is not received by the Trustee prior to the payment of Available Funds on the related Payment Date pursuant to Section 4.01 and it is later determined that the information identified by the Trustee as incorrect was in fact incorrect and such error resulted in a party receiving a smaller distribution on the Payment Date than they would have received had there not been such an error, then the Co-Issuers shall indemnify such party for such shortfall. For the avoidance of doubt and, notwithstanding anything to the contrary in this Indenture or in any Collateral Document, the Trustee shall have no obligation to inquire into, investigate, verify or perform any calculations in connection with a Payment Date Statement or notice from the Trustee in respect of the same; it being understood and agreed that the Trustee shall be entitled to conclusively rely, and shall not be liable for so relying, on the Payment Date Statement last received by it on or prior to each Payment Date and the Trustee shall have no obligation, responsibility or liability in connection with any indemnification payment of the Co-Issuers pursuant to the immediately preceding sentence;

(vii)        promptly after the occurrence thereof, written notice of the termination of a Plan of Spirit pursuant to Section 4042 of ERISA to the extent such termination would constitute an Event of Default; and

(viii)        promptly after the Chief Financial Officer or the Treasurer of Spirit becoming aware of the occurrence of a Default, a Cash Trap Event or an Event of Default that is continuing, an Officer’s Certificate specifying such Default, Cash Trap Event or Event of Default and what action Spirit and its Subsidiaries are taking or propose to take with respect thereto.

(b)         To the extent not satisfied by this Section 4.17, for so long as any of the Notes remain outstanding during any period when the Reporting Entity is not subject to Section 13 or 15(d) of the

Exchange Act, the Co-Issuers shall furnish to Holders, prospective investors and securities analysts, upon the requests of such Holders, prospective investors or securities analysts, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(c)         In no event shall the Trustee be entitled to inspect, receive and make copies of materials (except in connection with any enforcement or exercise of remedies in the case of clause (i)) (i) that constitute non registered Intellectual Property, Excluded Intellectual Property, non-financial Trade Secrets (including the Free Spirit Customer Data) or non-financial proprietary information, (ii) in respect of which disclosure to the Trustee, the Collateral Agent or any Holder (or their respective representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder) or (iii) that are subject to attorney client or similar privilege or constitute attorney work product.

(d)         Information required to be delivered pursuant to this Indenture to the Trustee pursuant to Section 4.17(a)(i) through Section 4.17(a)(viii) may be made available by the Trustee to the Holders by posting such information on the Trustee’s website on the Internet at http://wilmingtontrustconnect.com. Information required to be delivered pursuant to this Indenture shall be deemed to have been delivered to the Trustee on the date on which Spirit provides written notice to the Trustee that such information has been posted on Spirit’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by Spirit to the Trustee from time to time, and shall be in a format which is suitable for transmission.

(e)         Delivery of reports, information, appraisals, and documents to the Trustee is for informational purposes only and its receipt of such reports, information, appraisals, and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance by any Co-Issuer, Guarantor or any other Person with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the content, filing or timeliness of any report, appraisal, or other information delivered, filed or posted under or in connection with this Indenture, the other Transaction Documents or the transactions contemplated thereunder. The Trustee has no duty to monitor or confirm, on a continuing basis or otherwise, the Obligors’ compliance with this Article 4 or with respect to matters disclosed in any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

(f)        The financial statements, information and other documents required to be provided as described in Sections 4.17(a)(i), 4.17(a)(ii), 4.17(b), 4.17(d) and 4.17(e) may be those of (i) Spirit or (ii) any direct or indirect parent of Spirit, including the Holdco Guarantor (any such entity described in clause (i) or (ii) that provides such financial statements, information or other documents, the “Reporting Entity”), so long as, in the case of clause (ii), such direct or indirect parent of Spirit shall comply Section 4.36 or (2) the financial information so delivered shall be accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to Spirit and its Subsidiaries on a standalone basis, on the other hand.

Section 4.18            Corporate Existence.

Each Obligor shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(a)         its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of such Obligor or such Subsidiary; and

(b)         its and its Subsidiaries’ rights (charter and statutory) and material franchises; provided, however, that Spirit shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Subsidiaries (other than any SPV Party), if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Spirit and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 4.18 shall not prohibit any actions permitted by Article 5.

Section 4.19            Use of Proceeds.

Spirit will not use, and will not permit any of its Subsidiaries to use, the proceeds of the Notes (A) in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (except to the extent permitted by applicable law), or (C) in any manner that would result in the violation of any Sanctions applicable to Spirit or any of its Subsidiaries.

Section 4.20            Specified Organizational Documents.

No Obligor shall amend, modify or waive any other provisions of any Specified Organizational Document in a manner that is material and adverse to the interests of the Holders (in their capacity as Holders).

Section 4.21            Intellectual Property.

(a)         The Obligors shall not terminate, amend, waive, supplement or otherwise modify any IP Agreement or any provision thereof or exercise any right or remedy under or pursuant to or under any IP Agreement, in each case without the prior written consent of the Required Debtholders if such termination, amendment, waiver, supplement or modification or exercise of remedies would reasonably be expected to result in a Material Adverse Effect; provided that (i) termination of any IP Agreement or any amendment to the termination provisions thereof, or (ii) any amendment to an IP Agreement that (A) materially and adversely affects rights to the Loyalty Program Intellectual Property, Brand Intellectual Property or, in the case of the Contribution Agreements, other applicable Collateral, or rights to use Loyalty Program Intellectual Property, Brand Intellectual Property or, in the case of the Contribution Agreements, other applicable Collateral, (B) shortens the scheduled term thereof, (C) in the case of any IP License, materially and adversely changes the amount or calculation of the termination payment, or the amount, calculation or rate of fees due and owing thereunder, (D) changes the contractual subordination of payments thereunder in a manner materially adverse to the Senior Secured Parties, (E) reduces the frequency of payments thereunder to an SPV Party or permits payments due to an SPV Party thereunder to be deposited to an account other than a Collection Account, (F) changes the amendment standards applicable to such IP Agreement (other than changes affecting rights of the Trustee or the Collateral Agent to consent to amendments, which is covered by clause (G)) in a manner that would reasonably be expected to result in a Material Adverse Effect or (G) materially impairs the rights of the Trustee or the Collateral Agent to enforce or consent to amendments to any provisions thereof in accordance therewith shall, in each case, be deemed to have a Material Adverse Effect.

(b)         Any assignment, pursuant to a Contribution Agreement, of Intellectual Property registered in the United States shall be filed in the applicable intellectual property office and applicable internet domain name registrars on or before the date that is thirty (30) days after the Closing Date (as extendable automatically without consent of the Trustee to the extent the Co-Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of the COVID-19 pandemic or other events and conditions (e.g., natural disaster), which are outside the control of the Obligors). Any assignment, pursuant to a Contribution Agreement, of Intellectual Property registered outside the United States shall be filed in the applicable intellectual property office and applicable internet domain name registrars on or before the date that is one hundred and eighty (180) days after the Closing Date (as extendable automatically without consent of the Trustee to the extent the Co-Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of the COVID-19 pandemic or other events and conditions (e.g., natural disaster) in a manner that is outside the control of the Obligors).

(c)         Spirit shall, or shall cause its third party vendor to, segregate, compile, host and maintain Free Spirit Customer Data on a database separate from the database containing any data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Spirit or any of its Subsidiaries (other than the Free Spirit Customer Data).

Section 4.22            Required Excess Cash Flow Repurchase Offers.

(a)         On each Payment Date, if a Cash Trap Period is in effect as of the last day of the related Quarterly Reporting Period and a Cash Trap Cure has not occurred on or prior to such Payment Date, then the Co-Issuers, in the Payment Date Statement, shall direct the Trustee to deposit any Required Excess Cash Flow for such Payment Date to the ECF Account pursuant to Section 4.01. Within 30 days of any such Payment Date, the Co-Issuers shall make an offer (an “ECF Repurchase Offer”) to all Holders to purchase the maximum principal amount of Notes on a pro rata basis that may be purchased out of such Required Excess Cash Flow at a repurchase price equal to 100.0% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the ECF Repurchase Date (as defined below).

(b)         The ECF Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “ECF Repurchase Offer Period”). Promptly after the expiration of the ECF Repurchase Offer Period (the “ECF Repurchase Date”), the Trustee shall apply all of the Required Excess Cash Flow to effect the repurchase by the Co-Issuers of all of the Notes tendered in the ECF Repurchase Offer at a repurchase price equal to 100.0% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the ECF Repurchase Date (the “ECF Offer Repurchase Price”); provided that if the aggregate ECF Offer Repurchase Price for all Notes tendered in such ECF Repurchase Offer exceeds the total amount of Required Excess Cash Flow, then such tendered Notes shall be repurchased pro rata up to the maximum amount of Notes that can be repurchased with such Required Excess Cash Flow.

(c)         If the ECF Repurchase Date is on or after a record date and on or before the related Payment Date, any accrued and unpaid interest up to but excluding the ECF Repurchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the ECF Repurchase Offer.

(d)         Notices of an ECF Repurchase Offer (“ECF Repurchase Offer Notices”) shall be sent by the Co-Issuers by first class mail or sent electronically, no later than 30 days after the applicable Payment Date, to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC. ECF Repurchase Offer Notices shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the ECF Repurchase Offer. The ECF Repurchase Offer shall be made to all Holders. The ECF Repurchase Offer Notice, which shall govern the terms of the ECF Repurchase Offer, shall state:

(i)        that the ECF Repurchase Offer is being made pursuant to this Section 4.22 and the length of time the ECF Repurchase Offer shall remain open;

(ii)        the Required Excess Cash Flow for such Payment Date, the repurchase price and the ECF Repurchase Date;

(iii)        that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)        that, unless the Co-Issuers default in making such payment, any Note accepted for payment pursuant to the ECF Repurchase Offer shall cease to accrue interest after the ECF Repurchase Date;

(v)        that Holders electing to have a Note purchased pursuant to an ECF Repurchase Offer may elect to have Notes purchased in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof only;

(vi)        that Holders electing to have a Note purchased pursuant to any ECF Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Co-Issuers, the Notes Depositary, if appointed by the Co-Issuers, or a Paying Agent at the address specified in the notice at least two (2) Business Days before the ECF Repurchase Date;

(vii)       that Holders shall be entitled to withdraw their election if the Co-Issuers, the Notes Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the ECF Repurchase Offer Period, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)      that, if the aggregate principal amount of Notes surrendered by the Holders thereof exceeds the amount that can be repurchased with the Required Excess Cash Flow for such Payment Date, the Trustee shall select the Notes (while the Notes are in global form pursuant to the procedures of the Notes Depositary) to be purchased on a pro rata basis based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Co-Issuers so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall remain outstanding after such purchase) to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary; and

(ix)        that Holders whose Notes were purchased only in part shall be issued new Notes (or allocated an applicable beneficial interest in the applicable Global Note) equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)         To the extent that the aggregate principal amount of Notes validly tendered or otherwise surrendered in connection with an ECF Repurchase Offer is less than the Required Excess Cash Flow, the Co-Issuers may, after purchasing all such Notes validly tendered and not withdrawn, use the remaining Required Excess Cash Flow for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes validly tendered pursuant to any ECF Repurchase Offer exceeds the Required Excess Cash Flow, the Co-Issuers will allocate the Required Excess Cash Flow to purchase Notes on a pro rata basis on the basis of the aggregate principal amount of tendered Notes; provided that no Notes will be selected and purchased in an unauthorized denomination. Upon completion of any repurchase of Notes in an ECF Repurchase Offer, the amount of Required Excess Cash Flow shall be reset at zero.

(f)        On or before the ECF Repurchase Date, the Co-Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof validly tendered pursuant to the ECF Repurchase Offer, or if the aggregate ECF Offer Repurchase Price for all Notes so tendered in such ECF Repurchase Offer does not exceed the total amount of Required Excess Cash Flow, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(g)         The Trustee, the Notes Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder from amounts held in the ECF Account an amount equal to the repurchase price of the Notes properly tendered by such Holder and accepted by the Co-Issuers for repurchase, and the Co-Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Co-Issuers to the Holder thereof. The Co-Issuers shall publicly announce the results of the ECF Repurchase Offer on or as soon as practicable after the ECF Repurchase Date.

(h)         The Co-Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of an ECF Repurchase Offer. To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Co-Issuers shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

Section 4.23            Offer to Repurchase Upon Parent Change of Control.

(a)         If a Parent Change of Control occurs, each Holder of Notes will have the right to require the Co-Issuers to repurchase all or any part of that Holder’s Notes pursuant to an offer (a “Parent Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of repurchase (the “Parent Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Payment Date. Within thirty (30) days following any Parent Change of Control, the Co-Issuers will mail or send electronically pursuant to applicable DTC procedures a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Parent Change of Control and offering to repurchase Notes on the date specified in the notice (the “Parent Change of

Control Payment Date”), which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed or sent, pursuant to the procedures required by this Indenture and described in such notice and stating:

(i)        that the Parent Change of Control Offer is being made pursuant to this Section 4.23 and that all Notes tendered will be accepted for payment;

(ii)        the purchase price and the Parent Change of Control Payment Date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent;

(iii)        that any Note not tendered will continue to accrue interest;

(iv)        that, unless the Co-Issuers default in the payment of the Parent Change of Control Payment, all Notes accepted for payment pursuant to the Parent Change of Control Offer will cease to accrue interest after the Parent Change of Control Payment Date;

(v)        that Holders of Notes electing to have any Notes purchased pursuant to a Parent Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer such Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Parent Change of Control Payment Date; and

(vi)        that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Parent Change of Control Payment Date, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased.

The Co-Issuers will provide a copy of such notice to the Trustee.

The Co-Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Parent Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.23, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.23 by virtue of such compliance.

(b)         On the Parent Change of Control Payment Date, the Co-Issuers will, to the extent lawful:

(i)        accept for payment all Notes or portions of Notes properly tendered pursuant to the Parent Change of Control Offer;

(ii)       deposit with the paying agent an amount equal to the Parent Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)        deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Co-Issuers.

(c)         The paying agent will promptly mail or otherwise pay in accordance with this Indenture and applicable DTC procedures to each Holder of Notes properly tendered the Parent Change of Control Payment for the Notes, and the Co-Issuers will issue and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

(d)         The provisions of this Section 4.23 that require the Co-Issuers to make a Parent Change of Control Offer following a Parent Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(e)         The Co-Issuers will not be required to make a Parent Change of Control Offer upon a Parent Change of Control if (1) a third party makes the Parent Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Parent Change of Control Offer made by the Co-Issuers and purchases all Notes properly tendered and not withdrawn under the Parent Change of Control Offer, or (2) notice of redemption with respect to all Notes has been given pursuant to Section 3.07 unless and until there is a default in payment of the applicable redemption price; and a Parent Change of Control Offer may be made in advance of a Parent Change of Control, conditioned upon the consummation of such Parent Change of Control, if a definitive agreement is in place for the Parent Change of Control at the time the Parent Change of Control Offer is made. If a Parent Change of Control occurs at a time when the Co-Issuers are prohibited, by the terms of any of their indebtedness, from purchasing the Notes, the Co-Issuers may seek the consent of their lenders to the purchase of the Notes or may attempt to refinance the borrowings that contain such prohibition. If the Co-Issuers do not obtain such a consent or repay such borrowings, they would remain prohibited from purchasing the Notes. In such case, the Co-Issuers’ failure to offer to purchase the Notes shall constitute an Event of Default under this Indenture. For the avoidance of doubt, the Co-Issuers’ failure to offer to purchase the Notes shall constitute an Event of Default under Section 6.02(a)(iii) and not Section 6.02(a)(i), but the failure of the Co-Issuers to pay the Parent Change of Control Payment when due shall constitute an Event of Default under Section 6.02(a)(i).

(f)        If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw the Notes in a Parent Change of Control Offer and the Co-Issuers, or any third party making a Parent Change of Control Offer in lieu of the Co-Issuers, purchase all of such Notes validly tendered and not withdrawn by such Holders, the Co-Issuers will have the right, upon not less than twenty (20) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the Parent Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

Section 4.24            Maintenance of Office or Agency.

(a)         The Co-Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Co-Issuers in respect of the Notes and this Indenture may be served. The Co-Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Co-

Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

(b)         The Co-Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, that no such designation or rescission shall in any manner relieve the Co-Issuers of their obligation to maintain an office or agency for such purposes. The Co-Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)         The Co-Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Co-Issuers in accordance with Section 2.03 hereof; provided, that no service of legal process on the Co-Issuers or any Guarantor may be made at any office of the Trustee.

Section 4.25            Taxes.

Each Obligor shall pay, and cause each of its Subsidiaries to pay, all material taxes, assessments, and governmental levies before the same shall become more than ninety (90) days delinquent, other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which are not reasonably expected to have a Material Adverse Effect.

Section 4.26            Stay, Extension and Usury Laws.

Each Obligor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants in or the performance of this Indenture; and each Obligor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or the Collateral Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.27            Compliance with Laws.

Spirit shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, Spirit will maintain in effect policies and procedures intended to ensure compliance by Spirit, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 4.28            Regulatory Matters; Citizenship, Utilization; Collateral Requirements.

(a)       Spirit will:

(1)       maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49;

(2)       be a United States Citizen;

(3)       maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time;

(4)       possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents that are material to the operation of the Free Spirit Program and the Pledged Slots operated by it, and to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Collateral Material Adverse Effect;

(5)       maintain Pledged Gate Leaseholds sufficient to ensure its ability to service the flights using its Pledged Slots, except to the extent that any failure to maintain would not reasonably be expected to result in a Collateral Material Adverse Effect;

(6)       utilize its Pledged Slots in a manner consistent with applicable regulations, rules and contracts (including FAA directives, orders and waivers) in order to preserve its right to hold and use its Pledged Slots, except to the extent that any failure to utilize would not reasonably be expected to result in a Collateral Material Adverse Effect; and

(7)       cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and to use its Pledged Slots, including satisfying any applicable Use or Lose Rule, except to the extent that any failure to do so would not reasonably be expected to result in a Collateral Material Adverse Effect.

(b)       Without in any way limiting Section 4.28(a) hereof, Spirit will promptly take all such steps as may be necessary to maintain, renew and obtain, or obtain the use of, Pledged Gate Leaseholds as needed for its continued and future operations using the Pledged Slots. Spirit will further take all actions reasonably necessary or advisable in order to have access to its Pledged Gate Leaseholds. Spirit will pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to have access to its Pledged Gate Leaseholds.

Section 4.29            [Reserved].

Section 4.30            Further Assurances.

(a)         In each case, subject to the terms, conditions and limitations in the Notes Documents, each Co-Issuer and other Guarantor shall execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law or that the Collateral Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, including but not limited to making entries in the registers of mortgages and charges of each Co-Issuer and Cayman Guarantor maintained at its registered office, in each case to the extent required under this Indenture or the Collateral Documents.

(b)         [Reserved.]

(c)         Pursuant to the Notes Documents, and subject to certain limitations herein and therein, Spirit may identify one or more co-branding, partnering or similar agreements related to or entered into in connection with the Free Spirit Program to constitute “Retained Agreements,” provided that the aggregate amount of Retained Agreement Revenues over the preceding four Quarterly Reporting Periods (or, in the case of the first three Quarterly Reporting Periods, since the Closing Date) must be less than 5.0% of the Free Spirit Program Revenues over the same period. If the aggregate amount of Retained Agreement Revenues in any applicable test period (determined on each Determination Date) is greater than or equal to 5.0% of the Free Spirit Program Revenues over such period, Spirit shall promptly assign the payment rights under one or more Retained Agreements to the Loyalty Issuer such that the aggregate amount of revenues produced by the Retained Agreements not so assigned is less than 5.0% of the Free Spirit Program Revenues in such period on a pro forma basis. All of the Loyalty Issuer’s rights under the Retained Agreements assigned to it shall be pledged as Collateral on a first lien basis and each such assigned Retained Agreement shall thereafter be a Free Spirit Agreement and not a Retained Agreement. The terms of each Free Spirit Agreement entered into following the Closing Date will provide that (i) the counterparty thereto will deposit all payments directly into the Loyalty Collection Account, (ii) acknowledge and agree to the assignment of all payment rights thereunder to the Loyalty Issuer and (iii) consent to the pledge of the Obligors’ rights, title and interest in such agreement as the Collateral.

(d)         Promptly after the date upon which it is permissible to transfer and assign any Specified IP, Spirit and the Cayman Guarantors shall, if such Specified IP is not transferred and assigned pursuant to an existing Contribution Agreement, execute and deliver one or more Contribution Agreements together with all further documents and instruments that may be required and advisable, and take all further actions that may be required or advisable under applicable law or that the Collateral Agent may reasonably request, to transfer and assign all of such Guarantors’ right, title and interest in and to such Specified IP to the applicable Co-Issuer, and shall promptly provide the Trustee and the Collateral Agent copies of any such documents.

(e)         If Spirit or any other Grantor acquires or creates another Subsidiary after the Closing Date, then Spirit will promptly cause such Subsidiary to become a Guarantor by executing and delivering a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto; provided, that any Subsidiary that is not a Material Subsidiary or that is an Excluded Subsidiary need not become a Guarantor unless and until 30 days after such time as it becomes a Material Subsidiary or ceases to be an Excluded Subsidiary or such time as it guarantees, or pledges any property or assets to secure, any other Material Indebtedness of Spirit or any of its other Subsidiaries.

(f)        If (x) Spirit or any other Grantor acquires any other assets that are not Excluded Property or (y) any Subsidiary becomes a Guarantor, Spirit shall, in each case, promptly (and in any event within forty-five (45) days of the acquisition of such assets or such Subsidiary becoming a Guarantor, as applicable) and at its own expense:

(A)        cause Spirit or any such Subsidiary to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to Permitted Liens, including, in the case of any Revolving Priority Collateral, the first priority Lien securing any Credit Facility incurred pursuant to Section 4.09(b)(vi) that is senior to the Lien thereon securing the Notes) in favor of the Collateral Agent, by executing and delivering to the Collateral Agent joinders to all applicable Collateral Documents or pursuant to new Collateral Documents, as the case may be, in substantially the same form as the Collateral Documents or the joinders to the Collateral Documents, as applicable, delivered on or about the Closing Date, it being understood that:

(i)	Spirit shall not be required to enter into Account Control Agreements with respect to any cash or Cash Equivalent of Spirit or any of its Subsidiaries or any deposit account or securities that is in the name of Spirit or any of its Subsidiaries, except to the extent required by Section 4.10(c) (it being understood that this sub-clause

(i) shall not apply to any cash or Cash Equivalents of a SPV Party or any deposit account or securities account in the name of any SPV Party);

(ii)	in the case of Eligible Aircraft and any Engine (including any spare Engine), the applicable Collateral Documents shall be the Aircraft and Spare Engine Mortgage, which shall include a pledge of any QEC Kit associated with any such Engine;

(iii)	in the case of Eligible Spare Parts, the applicable Collateral Documents shall be the Spare Parts Security Agreement;

(iv)	in the case of Eligible Slots (including Gate Leaseholds), the applicable Collateral Documents shall be the Slot and Gate Security Agreement;

(v)	in the case of Flight Simulators, acquired by Spirit or any Subsidiary thereof after the Closing Date (other than Flight Simulators located on Pledged Real Property Assets or on Material Real Property Assets subject to the terms and conditions of Section 4.34), Spirit shall file UCC-1 fixture filings in the real property records in the county in which such Flight Simulators are located;

(vi)	in the case of Titled Ground Support Equipment, the applicable Grantor shall (x) submit all required applications and documentation to the applicable government authority to record the Collateral Agent’s security interest on such certificate of title (or local equivalent), (y) deliver an original or certified copy of such certificates of title (or local equivalent) to the Collateral Agent or its designated agent and (z) provide evidence confirming that the Collateral Agent’s security interest therein has been duly recorded in the jurisdiction where the certificate of title (or local equivalent) is registered; provided that Spirit shall, on a semi-annual basis of each calendar year, cause all Titled Ground Support Equipment that is not subject to a perfected Lien in favor of the Collateral Agent at such time to become subject to a perfected Lien in favor of the Collateral Agent pursuant to this sub-clause (vi);

(vii)	in the case of Material Real Property Assets, such assets shall be subject to the terms and conditions of Section 4.34; and

(viii)	in the case of any other assets of a type that is not already included in the Collateral (other than Aircraft, Engines, Spare Parts, Slots, Gate Leaseholds and Real Property Assets), such assets may be subject to such additional terms and conditions to the extent necessary to perfect Liens thereon in favor of the Collateral Agent and as may be customarily required by lenders or creditors in similar financings of a similar size for similarly situated borrowers or issuers secured by the same type of Collateral, in each case, as determined by Spirit in good faith;

(B)        execute and deliver (or cause such Subsidiary to execute and deliver) to the Trustee and/or the Collateral Agent such documents and take such actions to create, grant, establish, preserve and perfect the first priority Liens (subject to Permitted Liens, including, in the case of any Revolving Priority Collateral, the first priority Lien securing any Credit Facility incurred pursuant to Section 4.09(b)(vi) that is senior to the Lien securing the Notes) in favor of the Collateral Agent for the benefit of the Senior Secured Parties on such assets of Spirit or such Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Trustee, the Collateral Agent or the Required

Debtholders, and to cause such Collateral to not be subject to any other Liens other than Permitted Liens; and

(C)        if reasonably requested by the Required Debtholders, deliver to the Trustee and the Collateral Agent, for the benefit of the Senior Secured Parties, a written opinion of appropriate counsel to Spirit or such Subsidiary, as applicable, with respect to the matters described in the foregoing clauses (A) and (B), in each case within twenty (20) Business Days after the addition of such Collateral, which written opinion shall be reasonably satisfactory to counsel to the Required Debtholders.

Section 4.31            Collateral Ownership.

Subject to the provisions of (including the actions permitted under) Section 4.11 and Article 5, the Contribution Agreements and the IP Licenses, each Grantor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Collateral.

Section 4.32            Mandatory Prepayments

To the extent not applied in accordance with Section 3.08 and Section 3.09, the Co-Issuers shall cause (including, if applicable, by directing the Trustee to cause) an amount equal to (a) in the case of Section 3.08, the applicable Applied Mandatory Prepayment Amount and/or (b) in the case of Section 3.09, the relevant Applicable Mandatory Repurchase Offer Proceeds, to be deposited promptly into a Collection Account, which amounts shall be applied in accordance with the terms of the Collateral Agency and Accounts Agreement.

Section 4.33            Insurance

Spirit shall:

(1)       keep all Collateral (other than the Mortgaged Collateral, as to which only the insurance provisions of the Aircraft and Spare Engine Mortgage shall be applicable, and Pledged Spare Parts, Pledged Ground Support Equipment, and Pledged Real Property Assets, as to which only the insurance provisions of the applicable Collateral Document shall be applicable) that is tangible property insured at all times, against such risks, including risks insured against by extended coverage, as is prudent and customary with U.S.-based companies of the same or similar size in the same or similar businesses;

(2)       maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of the tangible Collateral (other than the Mortgaged Collateral, as to which only the insurance provisions of the Aircraft and Spare Engine Mortgage shall be applicable, and Pledged Spare Parts, Pledged Ground Support Equipment, and Pledged Real Property Assets, as to which only the insurance provisions of the applicable Collateral Document shall be applicable) owned, occupied or controlled by Spirit, in such amounts and with such deductibles as are prudent and customary with U.S.-based companies of the same or similar size in the same or similar businesses and in the same geographic area; and

(3)       maintain such other insurance or self-insurance as may be required by law, except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect.

Section 4.34            Pledged Real Property Assets

The applicable Grantors shall deliver to the Collateral Agent and the Trustee the following within 90 days (which may be extended with the consent of the Collateral Agent acting reasonably) of acquiring any Material Real Property Assets after the Closing Date (unless waived by the Required Debtholders in their sole discretion):

(a)       a Real Property Mortgage encumbering each Material Real Property Asset in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, duly executed and acknowledged by Spirit or the applicable Subsidiary that is the owner or holder of such Material Real Property Asset, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Material Real Property Asset is situated, together with such certificates, affidavits, questionnaires or returns as shall be reasonably and customarily required by the Title Company in connection with the recording or filing thereof to create a lien under applicable requirements of law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to counsel to the Required Debtholders; provided that Spirit shall have used commercially reasonable efforts to cause the Title Company to record such Real Property Mortgage in the applicable jurisdiction;

(b)       with respect to each Pledged Real Property Asset, such consents, approvals, amendments, supplements, estoppels (but only to the extent obtained), tenant subordination agreements (unless the applicable tenant’s lease provides for automatic subordination) or other instruments as necessary to consummate the transactions contemplated by the Notes Documents or as reasonably necessary in order for the owner or holder of the fee interest constituting such Pledged Real Property Asset to grant the Lien contemplated by the Real Property Mortgage with respect to such Pledged Real Property Asset and the owner thereof;

(c)       with respect to each Real Property Mortgage, either a bringdown of an existing title policy or a loan policy of title insurance (or marked up title insurance commitment having the effect of a loan policy of title insurance) insuring the Lien of such Real Property Mortgage as a valid first mortgage Lien on the Pledged Real Property Asset in an appropriate amount based on similar financings of a similar size for similarly situated borrowers or issuers secured by the same type of Collateral (as determined by Spirit in good faith) not to exceed the Fair Market Value of such Pledged Real Property Asset (subject to Permitted Liens), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by a Title Company, (B) to the extent necessary and available, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to counsel to the Required Debtholders, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such customary endorsements (if available in the applicable jurisdiction of the Pledged Real Property Asset) as shall be reasonably requested by the Required Debtholders (including endorsements on matters relating to usury, first loss, zoning, contiguity, revolving credit, doing business, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions); provided that to the extent that any such endorsement(s) or other documentation cannot be issued or is not available due to the state or condition of the Pledged Real Property Asset, and such state or condition existed on the date of the pledge of such Pledged Real Property Asset and such state or condition does not materially and adversely affect the use or the value of such Pledged Real Property Asset for the business of Spirit and its Affiliates, Spirit shall have no obligation to procure such endorsement or other documentation, and (E) contain no exceptions to title other than Permitted Liens and other exceptions reasonably acceptable to counsel to the Required Debtholders or a datedown endorsement on the existing Title Policy for each existing Real Property Mortgage;

(d)       with respect to each Pledged Real Property Asset, such affidavits, certificates, information and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably and customarily required to induce the Title Company to issue the title policy/ies and endorsements contemplated above;

(e)       evidence reasonably acceptable to counsel to the Required Debtholders of payment by Spirit of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Real Property Mortgages and issuance of the title policies referred to above;

(f)       with respect to each Pledged Real Property Asset, copies of all leases in which Spirit or any Subsidiary holds the lessor's interest or other agreements relating to possessory interests if any. To the extent any of the foregoing leases affect in any material respect any Pledged Real Property Asset, such leases shall (x) be subordinate to the Lien of the Real Property Mortgage to be recorded against such Pledged Real Property Asset, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to counsel to the Required Debtholders, with respect to which Spirit or its applicable Subsidiary shall have used its commercially reasonable efforts to obtain and (y) shall otherwise be reasonably acceptable to the Required Debtholders, provided that, if Spirit is not notified by or on behalf of the Required Debtholders of rejection of the lease within 10 Business Days from receipt of the lease, the lease shall be deemed to have been reasonably accepted by the Required Debtholders;

(g)       Surveys with respect to each Pledged Real Property Asset (or survey updates to the extent sufficient to obtain survey coverage under the title policy); provided that, if Spirit is able to obtain a “no change” affidavit reasonably acceptable to the Title Company to enable it to issue a Title Policy removing all exceptions which would otherwise have been raised by the Title Company as a result of the absence of a new Survey for such Pledged Real Property Asset, and issuing all available survey related endorsements and coverages, then a new Survey shall not be requested;

(h)       in the case of a Real Property Mortgage encumbering a leasehold interest in a Pledged Real Property Asset, (i) such estoppel letters, consents and waivers from the landlord on such Pledged Real Property Asset as may be reasonably required by the Required Debtholders (with respect to which Spirit or its applicable Subsidiary shall only be required to use its commercially reasonable efforts to obtain) and (ii) evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to counsel to the Required Debtholders, has been or will be recorded (provided that Spirit or its applicable Subsidiary shall only be required to use its commercially reasonable efforts to achieve such recording) in all places to the extent necessary, in the reasonable judgment of Spirit (as determined in good faith), so as to enable the Real Property Mortgage encumbering such Pledged Real Property Asset to effectively create a Lien on such leasehold interest, in each case, subject to the terms of the applicable lease; and

(i)       a local law enforceability opinion of counsel in the jurisdiction where each Pledged Real Property Asset is located relating to such Pledged Real Property Asset described above, which opinion of counsel shall be in form and substance, and from counsel, reasonably satisfactory to counsel to the Required Debtholders.

Section 4.35           Liability Management Transactions

Spirit shall not, and Spirit shall not permit any of its Subsidiaries to, enter into any Liability Management Transaction (as defined below); provided that Spirit and/or its Subsidiaries shall be permitted to enter into a Liability Management Transaction so long as each Holder is offered a bona fide right to participate in such Liability Management Transaction, on a pro rata basis, on not less than ten (10) Business Days’ notice prior to the deadline established by Spirit or the Co-Issuers for the Holders to elect to participate in such Liability Management Transaction.

As used herein, the term “Liability Management Transaction” means:

(i)        any exchange (or any transaction primarily designed to circumvent the restrictions set forth in this Article IV or contemporaneously achieve the same effect as an exchange) of any existing Indebtedness of Spirit or any of its Subsidiaries or Affiliates (the “Existing LMT Debt”) with any other Indebtedness and/or preferred Equity Interests of Spirit or any of its Subsidiaries or Affiliates (the “New LMT Debt”) in a transaction that is not primarily for a bona fide business purpose and instead would be senior to the Existing LMT Debt in respect of payment or Liens or is issued by an entity that is not an Obligor under the Existing LMT Debt on a non-pro rata basis into such New LMT Debt;

(ii)        any Investment, asset sale, transfer, conveyance or other disposition of assets (including by way of division) to an Affiliate of Spirit or any of its Subsidiaries, in each case, that is not an Obligor (including any non-Obligor Subsidiary, Affiliate that is not an Obligor or “unrestricted subsidiary”), in each case, to (a) facilitate a new capital raise or financing of Indebtedness and/or any preferred Equity Interests incurred by such Person (including a debtor-in-possession financing) or (b) to guarantee existing Indebtedness; or

(iii)        any transaction whereby an obligation owed to an Affiliate of an Obligor (other than another Obligor) would directly or indirectly be pari passu or senior (in right of payment or security) to the Notes.

Section 4.36            Holdco Guarantor.

The Holdco Guarantor will not engage in any business other than its ownership of the capital stock of, and the management of, (A) Spirit and, indirectly, its Subsidiaries, including the Co-Issuers, and (B) any future Subsidiary of the Holdco Guarantor so long as such Subsidiary becomes a Guarantor hereunder in accordance with Section 4.30 and, in each case, any activities incidental thereto; provided that the Holdco Guarantor may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Indenture, the Transaction Documents, the Revolving Loan Documents and the other definitive documentation entered into in connection with any of the foregoing, (iv) the issuance, sale or repurchase of its Equity Interests, the receipt of capital contributions and the consummation of any equity offering (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements relating to any of the foregoing), (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf) and (xi) the consummation of any other activity expressly contemplated by this Indenture to be engaged in by the Holdco Guarantor or any direct or indirect parent company of the Parent, including, without limitation, repurchases of Indebtedness of the Parent and entry into and performance of Guarantees of Indebtedness, and, subject to any applicable limitations set forth herein, other permitted Indebtedness of the Parent and its Subsidiaries; provided, further, that the Holdco Guarantor will cause Spirit to continue to apply the terms of the collective bargaining agreement to Spirit pilots and to recognize The Airline Pilots Association, International as the representative of Spirit pilots consistent with the Railway Labor Act.

Section 4.37            Amendments to Revolving Credit Agreement; Changes in Revolving Priority Collateral.

(a)         Spirit shall not, and Spirit shall not permit any other Obligor to, without the prior written consent of the Required Debtholders, amend, supplement or otherwise modify any provision of the Revolving Credit Agreement or any related Revolving Loan Document if such amendment, supplement or other modification would:

(i)        amend, supplement or otherwise modify the definition of “Additional Collateral”, the definition of “Core Collateral”, the definition of “Collateral Coverage Ratio”, the definition of “Eligible Collateral”, Section 6.09(a) of the Revolving Credit Agreement or any other provision of the Revolving Credit Agreement or any other Revolving Loan Document (or, in each case, any of the component definitions included therein), in each case, to the extent such amendment, supplement or other modification would (x) expand the scope or type of assets that can be included in the calculation of the Collateral Coverage Ratio or included as Revolving Priority Collateral, (y) increase the minimum level of the Collateral Coverage Ratio required by Section 6.09(a) of the Revolving Credit Agreement or (z) otherwise amend any of the foregoing in a manner that is materially adverse to Holders; or

(ii)        amend, supplement or otherwise modify Section 6.09(c) of the Revolving Credit Agreement (or any component definition contained therein) to the extent such amendment, supplement or other modification would (x) adversely affect the ability of Spirit to designate Revolving Priority Collateral as Notes Priority Collateral under the terms of any Intercreditor Agreement or (y) affect the Holders in a materially adverse manner.

Spirit shall not, and Spirit shall not permit any other Obligor to, without the prior written consent of the Required Debtholders, enter into any subsequent Revolving Credit Agreement or Credit Facility that replaces or refinances the Revolving Credit Agreement in effect on the Closing Date to the extent the terms thereof are inconsistent with the terms of this Section 4.37(a).

(b)         Spirit shall not, and shall not permit any other Obligor to, without the prior written consent of the Required Debtholders, designate any Additional Revolving Priority Collateral pursuant to Section 6.19 of the Revolving Priority Collateral Intercreditor Agreement and/or Section 6.19 of the Notes Priority Collateral Intercreditor Agreement to the extent such designation would result in the Credit Facility Coverage Ratio exceeding 1.05 to 1.00 after giving effect to such designation.

Section 4.38            Post-Closing Matters.

(a)         Spirit and the Guarantors shall, to the extent not previously completed or provided on the Closing Date, within the time periods set forth below (which may be extended with the reasonable consent of counsel to the Required Debtholders):

(i)        within 90 days after the Closing Date, satisfy the requirements set forth in Section 4.34 with respect to all Material Real Property Assets owned or held by any Obligor as of the Closing Date;

(ii)        within 30 days after the Closing Date, (x) enter into amendments, waivers, supplements or other modifications to the IP Agreements in form and substance reasonably satisfactory to counsel to the Required Debtholders and (y) with respect to each Flight Simulator owned by Spirit or any other Grantor as of the Closing Date (other than a Flight Simulator located on a Pledged Real Property Asset), file UCC-1 fixture filings naming the Collateral Agent as secured party with respect to each such Flight Simulator in the real property records (or local equivalent) of the county in which such Flight Simulator is physically located; and

(iii)        within 60 days after the Closing Date, with respect to policies provided by U.S. insurers, deliver current ACORD certificates evidencing that the Obligors maintain the insurance policies required under this Indenture and any Collateral Documents, together with endorsements thereto naming the Collateral Agent as loss payee and/or mortgagee, as applicable, and naming the Collateral Agent as an additional insured under the Grantors’ liability insurance policies.

(b)         Notwithstanding anything to the contrary contained herein or in any other Notes Documents, in connection with this Section 4.38, by its acceptance of the Notes, each Holder of the Notes hereby agrees that, upon delivery by Required Debtholders’ counsel to the Trustee or the Collateral Agent, as applicable, of any documentation as contemplated by this Section 4.38 and the related provisions of this Indenture and the other Notes Documents, each Holder shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder and under the other Notes Documents to be consented to or approved by or acceptable or satisfactory to such Holder in connection with the matters contemplated by this Section 4.38 and to have authorized and directed each of the Trustee and Collateral Agent, as applicable, to execute any such documentation to which the Trustee and/or the Collateral Agent is a party in such form as provided to it by counsel to the Required Debtholders.

Article 5

SUCCESSORS

Section 5.01            Merger, Consolidation and Sale of Assets.

(a)         Neither the Holdco Guarantor nor Spirit shall directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Holdco Guarantor or Spirit is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Holdco Guarantor, Spirit and their Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)        either: (A) the Holdco Guarantor or Spirit is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Holdco Guarantor or Spirit) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(ii)        the Person formed by or surviving any such consolidation or merger (if other than the Holdco Guarantor or Spirit) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Holdco Guarantor and Spirit under the Transaction Documents pursuant to agreements reasonably satisfactory to the Trustee;

(iii)        immediately after such transaction, no Event of Default exists; and

(iv)        Spirit shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Indenture and the other Collateral Documents.

(b)         Spirit will not, directly or indirectly, lease all or substantially all of the properties and assets of Spirit and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c)         The requirements set forth in Section 5.01(a) will not apply to any Permitted Parent Reorganization or to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Holdco Guarantor, Spirit and/or any Subsidiary of the Holdco Guarantor or Spirit that, immediately following such transaction, guarantees the Notes on a senior unsubordinated secured basis pursuant to the applicable Transaction Documents and assume all other obligations pursuant to the Transaction Documents.

(d)         No SPV Party shall: (i) consolidate or merge with or into another Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties, in one or more related transactions, to another Person.

Section 5.02            Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Holdco Guarantor or Spirit in a transaction that is subject to, and that complies with the provisions of Section 5.01(a), the successor Person formed by such consolidation or into or with which the Holdco Guarantor or Spirit is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the Holdco Guarantor or Spirit, as applicable, shall refer instead to the successor Person and not to the Holdco Guarantor or Spirit), and may exercise every right and power of the Holdco Guarantor or Spirit under this Indenture with the same effect as if such successor Person had been named as the Holdco Guarantor or Spirit herein; provided, however, that the Holdco Guarantor or Spirit, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Notes except in the case of a sale of all of the Holdco Guarantor’s assets or Spirit’s assets in a transaction that is subject to, and that complies with the provisions of Section 5.01(a).

Article 6

CASH TRAP, DEFAULTS AND REMEDIES

Section 6.01            Cash Trap.

(a)         The occurrence of any of the following shall constitute a “Cash Trap Event”:

(i)        the Debt Service Coverage Ratio Test as set forth in the related Payment Date Statement is not satisfied on any Determination Date;

(ii)        the balance in the Notes Reserve Account is less than the Notes Reserve Account Required Balance on any Payment Date after giving effect to the deposits set forth in Section 4.01 on such Payment Date; or

(iii)       the Co-Issuers have received written notice from the Trustee, or a Co-Issuer has actual knowledge, that an Event of Default shall have occurred and is continuing.

(b)         In the case of the occurrence of any Cash Trap Event, the Trustee may, and at the direction of the Permitted Noteholders shall, provide written notice to the Co-Issuers that a Cash Trap Event has occurred.

Section 6.02            Events of Default.

(a)         Each of the following is an “Event of Default”:

(i)        default in any payment of:

(A)        any principal amount or premium, if any, on any of the Notes when such amount becomes due and payable;

(B)        any interest on the Notes and such default shall have continued for a period of more than 30 days; or

(C)        any other amount payable under this Indenture when due and such default shall have continued unremedied for more than thirty (30) days after the earlier of (x) a Responsible Officer of an Obligor obtaining knowledge of such default or (y) receipt by an Obligor of notice from the Trustee of such default; provided that, if any default shall have been made by any Obligor in the due observance or performance of the covenants set forth in Article 4 hereof it shall not constitute a default under this Section 6.02(a)(i)(C); or

(ii)        default shall have been made by any Obligor in the due observance or performance of any of the covenants in Section 4.02(a), Section 4.03(a), Section 4.04, Section 4.05 or Section 4.15 and such default shall continue unremedied for more than ten (10) Business Days after the earlier of (i) a Responsible Officer of an Obligor obtaining knowledge of such default or (ii) receipt by an Obligor of notice from the Trustee of such default; or

(iii)        default by any Obligor in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Indenture or any of the other Notes Documents and such default continues unremedied or uncured for more than thirty (30) days after the earlier of (i) a Responsible Officer of an Obligor obtaining knowledge of such default or (ii) receipt by an Obligor of notice from the Trustee of such default; or

(iv)        (A) any material provision of this Indenture or of any Notes Documents to which any Obligor is a party ceases to be a valid and binding obligation of such party, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Notes Documents, (B) the Lien on any material portion of the Collateral intended to be created by the Collateral Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated in this Indenture (subject to Permitted Liens, and except as permitted by the terms of this Indenture and the other Collateral Documents or other than as a result of the action, delay or inaction of the Trustee) or (C) the Note Guarantee set forth in Article 10 shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such Note Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of such Note Guarantee, or any Guarantor shall deny that it has any further liability under such Note Guarantee; or

(v)         any Obligor or any of its Material Subsidiaries (A) commences a voluntary case or procedure, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) admits in writing its inability generally to pay its debts as they become due, or (F) proposes or passes a resolution for its voluntary winding up or liquidation; or

(vi)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)        is for relief against any Obligor or any of its Material Subsidiaries;

(B)        appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any Obligor or any of its Material Subsidiaries or for all or substantially all of the property of any Obligor or any of its Material Subsidiaries; or

(C)        orders the liquidation of any Obligor or any of its Material Subsidiaries, in each case, the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(vii)            failure by any SPV Party, Spirit, or any of Spirit’s Material Subsidiaries to pay one or more final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days; or

(viii)          (A) any Obligor or any of its Material Subsidiaries shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (B) any Obligor or any of its Material Subsidiaries shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such Obligor or such Material Subsidiary, any applicable grace periods shall have expired and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $50.0 million; or

(ix)        (A) any SPV Party shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused, or shall be entitled or have the right to cause, such Material Indebtedness to become due prior to its scheduled final maturity date or (B) any SPV Party shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such party, any applicable grace periods shall have expired following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $50.0 million; or

(x)        a termination of a Plan of any Obligor pursuant to Section 4042 of ERISA that would reasonably be expected to result in a Material Adverse Effect; or

(xi)        (A) an exit from, or a termination or cancellation of, the Free Spirit Program, (B) an exit from, or a termination or cancellation of, the Saver$ Club program as a whole by Spirit (and not any individual termination or cancellation by a consumer), or (C) any termination, expiration or cancellation of (1) any IP Agreement, (2) the Spirit Intercompany Loan or (3) a Significant Free Spirit Agreement for which, solely in the case of this clause (3), a Permitted Replacement Free Spirit Agreement is not entered into as of the effective date of such termination, expiration or cancellation; or

(xii)           any Obligor makes a Material Modification to any Significant Free Spirit Agreement, any IP Agreement, or the Spirit Intercompany Loan without the prior written consent of the Collateral Agent (acting at the direction of the Required Debtholders); or

(xiii)          [reserved]; or

(xiv)          [reserved]; or

(xv)           a Co-Issuer Change of Control.

(b)         Subject to the terms of the Collateral Agency and Accounts Agreement and each other applicable Intercreditor Agreement, after (i) the occurrence and continuance of a Bankruptcy Default or (ii) the occurrence and continuance of any other Event of Default of which the Collateral Agent (at the direction of the Required Debtholders) or the Trustee (at the direction of the Permitted Noteholders) has provided the Co-Issuers (with a copy to the Collateral Agent, or the Trustee, as applicable) with at least two (2) Business Days’ prior written notice that the Available Funds will be distributed pursuant to the priority set forth below, any payments, recoveries or distributions received in any proceeding under any Bankruptcy

Laws, including adequate protection and Chapter 11 plan distributions, to the extent received by the Trustee shall be applied by the Trustee together with any Available Funds, as follows:

(i)        first, (x) to the Collateral Agent, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agent pursuant to the terms of the Collateral Documents and then (y) ratably, to the Trustee and the Collateral Custodian, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of this Indenture or the other Notes Documents;

(ii)        second, to the Trustee, on behalf of the Holders, in the amount necessary to pay any due and unpaid interest on the Notes;

(iii)        third, to the Trustee, on behalf of the Holders, in an amount equal to the amount necessary to pay the outstanding principal balance of the Notes in full;

(iv)        fourth, to pay to the Trustee on behalf of the Holders, any additional Obligations then due and payable, including any premium; and

(v)         fifth, all remaining amounts shall be deposited into a Collection Account as directed by the Co-Issuers (provided that the Trustee shall have no obligation to make the distribution in this clause (v) in the absence of such direction by the Co-Issuers).

Section 6.03            Remedies Exercisable by the Trustee.

(a)         Upon the occurrence of an Event of Default and at any time during the continuance thereof, the Trustee shall, at the request of the Permitted Noteholders, by written notice to the Obligors and Holders (with a copy to the Collateral Agent and the Collateral Custodian), take or direct, as applicable, one or more of the following actions, at the same or different times:

(i)       declare the Notes or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Notes and other Obligations and all other liabilities of the Obligors accrued under this Indenture and under any other Collateral Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the Obligors, anything contained herein or in any other Collateral Document to the contrary notwithstanding;

(ii)        provide notice to the Co-Issuers that any funds, payments, recoveries, distributions or Available Funds received shall be applied as set forth in Section 6.02(b) rather than as set forth in Section 4.01;

(iii)        subject to the terms of the Intercreditor Agreements and any limitations therein (including the limitation in Section 4.4 of the Collateral Agency and Accounts Agreement), set-off amounts in any Controlled Account or any other account (other than (w) accounts pledged to secure other Indebtedness of any Obligor, (x) the Specified Accounts or (y) the Payroll Accounts) maintained with the Trustee, the Collateral Custodian, the Collateral Agent or the Depositary (or any of their respective affiliates) and apply such amounts to the obligations of the Obligors under this Indenture and the Collateral Documents; and

(iv)        subject to the terms of the Collateral Documents and any limitations therein (including the limitation in Section 4.4 of the Collateral Agency and Accounts

Agreement), exercise any and all remedies under the Collateral Documents and under applicable law available to the Trustee, the Collateral Agent and the Holders.

(b)         In case of any Bankruptcy Default, the actions and events in Section 6.03(a)(i) and Section 6.03(a)(ii) hereof shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which will be waived by the Obligors.

Section 6.04            Waiver of Past Defaults.

The Permitted Noteholders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture, except a continuing Default in the payment of interest, principal and premium, if any, on any Note held by a non-consenting Holder; provided, that subject to Section 6.03 hereof, the Permitted Noteholders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05            Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that, subject to Section 7.01, the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would subject the Trustee to personal liability; provided, however that the Trustee has no duty to determine whether any such action is prejudicial to any Holder or beneficial owner of the Notes.

Section 6.06            Limitation on Suits.

(a)         Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(i)       such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii)        Holders of at least 25.0% in aggregate principal amount of the total outstanding Notes have made a written request to the Trustee to pursue the remedy;

(iii)        Holders of the Notes have offered and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(iv)        the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(v)        the Permitted Noteholders have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b)         A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07            Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, interest and premium, if any, on the Notes, on or after the respective due dates expressed in the Note (including in connection with a Mandatory Repurchase Offer, ECF Repurchase Offer, or a Parent Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08            Collection Suit by Trustee.

If an Event of Default specified in Section 6.02(a)(i) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Co-Issuers for the whole amount of interest remaining unpaid, principal and premium, if any, on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09            Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Co-Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10            Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11            Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12            Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Collateral Custodian (including any claim for the reasonable compensation, expenses, disbursements and advances of the Collateral Custodian, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Co-Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Custodian, their agents and counsel, and any other amounts due the Trustee or Collateral Custodian under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Custodian, their agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13            Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Article 7

TRUSTEE

Section 7.01            Duties of Trustee.

(a)         If an Event of Default has occurred and is continuing (which is known to the Trustee), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)         Except during the continuance of an Event of Default:

(i)        the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)        in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)         the Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)        this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)        the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)       the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.06 hereof.

(d)         Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of this Article 7.

(e)         The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes, unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f)        The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Co-Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02            Rights of Trustee and Collateral Custodian.

(a)         The Trustee and the Collateral Custodian may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person and upon any order or decree of a court of competent jurisdiction. The Trustee and the Collateral Custodian need not investigate any fact or matter stated in the document, but the Trustee and the Collateral Custodian, in their discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Custodian shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Co-Issuers, personally or by agent or attorney at the sole cost of Spirit and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)         Before the Trustee or the Collateral Custodian acts or refrains from acting, they may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Custodian shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Collateral Custodian may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)         The Trustee and the Collateral Custodian may act through their attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)         The Trustee and the Collateral Custodian shall not be liable for any action they take or omit to take in good faith that they believe to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)         Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Co-Issuers shall be sufficient if signed by a Responsible Officer of the Co-Issuers.

(f)        None of the provisions of this Indenture shall require the Trustee or the Collateral Custodian to expend or risk their own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of their duties hereunder, or in the exercise of any of their rights or powers if they shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to them against such risk or liability is not assured to them.

(g)         Neither the Trustee nor the Collateral Custodian shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Collateral Custodian, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee or the Collateral Custodian, as applicable, at the Corporate Trust Office of the Trustee or Collateral Custodian, respectively, and such notice references the Notes and this Indenture. Neither the Trustee nor the Collateral Custodian shall be responsible for knowledge of the terms and conditions of any other agreement, instrument or document other than this Indenture and the other Collateral Documents to which it is party.

(h)         In no event shall the Trustee or the Collateral Custodian be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)        The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Custodian, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Custodian in each of its capacities hereunder and under the Collateral Documents, and each agent, custodian and other Person employed to act hereunder.

(j)        The Trustee and the Collateral Custodian may request that the Co-Issuers and any Guarantor deliver an Officer’s Certificate (upon which the Trustee and the Collateral Custodian may conclusively rely) setting forth the names of the individuals and/or titles of Responsible Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)         The Trustee and the Collateral Custodian shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)        The permissive right of the Trustee and the Collateral Custodian to take or refrain from taking any actions enumerated herein shall not be construed as a duty.

(m)        The Trustee shall not be bound to make any investigation into (i) the performance or observance by the Co-Issuers or any other Person of any of the covenants, agreements or other terms or conditions set forth in this Indenture or in any related document, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any related document or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by this Indenture or any related document or (iv) the value or the sufficiency of any Collateral.

(n)         The Trustee shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Indenture or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(o)         The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture or any related document, unless such Holders shall have offered to the Trustee security, indemnity or prefunding satisfactory to the Trustee, in its sole discretion, against the losses, costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by the Trustee in compliance with such request, order or direction.

(p)         Each Holder, by its acceptance of a Note hereunder, represents that it has, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it has deemed appropriate, made its own investment decision in respect of the Notes. Each Holder also represents that it will, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Indenture and in connection with the Notes. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Trustee hereunder, the Trustee shall not have any duty or responsibility to provide any Holder with any other information concerning the Co-Issuers, the servicer or any other parties to any related documents which may come into the possession of the Trustee or any of its officers, directors, employees, agents, representatives or attorneys-in-fact.

(q)         If the Trustee requests instructions from the Co-Issuers or the Holders with respect to any action or omission in connection with this Indenture, the Trustee shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Trustee shall have received written instructions from the Co-Issuers or the Holders, as applicable, with respect to such request.

(r)        In no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture or any related documents because of circumstances beyond the Trustee’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, pandemics, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this

Indenture or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Trustee’s control whether or not of the same class or kind as specified above; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(s)        The Trustee shall not be liable for failing to comply with its obligations under this Indenture in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(t)        The Trustee shall be fully justified in failing or refusing to take any action under this Indenture or any other related document if such action (A) would, in the reasonable opinion of the Trustee, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Indenture or any other related document, or (B) is not provided for in this Indenture or any other related document.

Section 7.03            Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Co-Issuers or any Affiliate of the Co-Issuers with the same rights it would have if it were not Trustee. The Collateral Custodian and any Agent may do the same with like rights.

Section 7.04            Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Co-Issuers’ use of the proceeds from the Notes or any money paid to the Co-Issuers or upon the Co-Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05            Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of interest, principal and premium, if any, on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee.

Section 7.06            [Reserved.]

Section 7.07            Compensation and Indemnity.

(a)         The Co-Issuers shall pay to the Trustee and Collateral Custodian from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. Neither the Trustee’s nor Collateral Custodian’s compensation shall be limited by any law on compensation of a trustee of an express trust. The Co-Issuers shall reimburse the Trustee and Collateral Custodian promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Custodian’s agents and counsel.

(b)         The Co-Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and the Collateral Custodian, each of their officers, directors, employees and agents for, and hold the Trustee and Collateral Custodian harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Co-Issuers and the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Co-Issuers or any Guarantors, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee or Collateral Custodian, as applicable, shall notify the Co-Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Custodian, as applicable, to so notify the Co-Issuers shall not relieve the Co-Issuers of their obligations hereunder. The Co-Issuers shall defend the claim and the Trustee and Collateral Custodian may have separate counsel and the Co-Issuers shall pay the fees and expenses of such counsel. The Co-Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or Collateral Custodian through the Trustee’s or Collateral Custodian’s, respectively, own willful misconduct or gross negligence.

(c)         The obligations of the Co-Issuers and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or Collateral Custodian.

(d)         To secure the payment obligations of the Co-Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(e)         When the Trustee or Collateral Custodian incurs expenses or renders services after a Bankruptcy Default occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08            Replacement of Trustee.

(a)         A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Co-Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Co-Issuers in writing. The Co-Issuers may remove the Trustee if:

(i)         the Trustee fails to comply with Section 7.10 hereof;

(ii)        the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)        a custodian or public officer takes charge of the Trustee or its property; or

(iv)       the Trustee becomes incapable of acting.

(b)         If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Co-Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Co-Issuers.

(c)         If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Co-Issuers’ expense), the Co-Issuers or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)         If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)         A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Co-Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Co-Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09            Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity, the successor entity without any further act shall be the successor Trustee.

Section 7.10            Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.11            Replacement of Collateral Custodian.

In the event that the Collateral Custodian shall no longer have the deposit rating necessary for the Notes Payment Account, Notes Reserve Account, the ECF Account and the Collateral Proceeds Account to be Eligible Accounts, the Loyalty Issuer and Brand Issuer, or if any such account is not jointly held, either Loyalty Issuer or Brand Issuer, as applicable, as the sole accountholder, shall be permitted to and shall promptly, and in any event within 60 days, move the Notes Payment Account, the Notes Reserve Account, the ECF Account and the Collateral Proceeds Account, as applicable, to another depository institution selected by the applicable Co-Issuer that has the deposit rating necessary for the Notes Payment

Account, the Notes Reserve Account, the ECF Account and the Collateral Proceeds Account to be Eligible Accounts, and will cause such depositary institution to execute an Account Control Agreement.

Article 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01            Option to Effect Legal Defeasance or Covenant Defeasance.

The Co-Issuers may, at their option and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02            Legal Defeasance and Discharge.

(a)         Upon the Co-Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Co-Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Co-Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in this Section 8.02(a) and Section 8.02(b), and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Co-Issuers, shall execute such instruments reasonably requested by the Co-Issuers acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)        the rights of Holders of Notes to receive payments in respect of the interest, principal and premium, if any, on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(ii)       the Co-Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii)       the rights, powers, trusts, duties and immunities of the Trustee, and the Co-Issuers’ obligations in connection therewith; and

(iv)       this Article 8.

(b)         Subject to compliance with this Article 8, the Co-Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03            Covenant Defeasance.

Upon the Co-Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Co-Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Section 4.06 through Section 4.17, Section 4.19 through Section 4.21, Section 4.27 through Section 4.35 and Section 5.01 (except for Section 5.01(a)(i)

and (ii) and Section 5.01(d)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Co-Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.02 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Co-Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.02(a)(ii) (solely with respect to the defeased covenants listed above), Section 6.02(a)(iii) (solely with respect to the defeased covenants listed above) or Section 6.02(a)(iv) (solely with respect to the defeased covenants listed above) hereof shall not constitute Events of Default.

Section 8.04            Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:

(a)        the Co-Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b)         in the case of Legal Defeasance, the Co-Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that,

(i)       the Co-Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii)      since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)         in the case of Covenant Defeasance, the Co-Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)         such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which any Co-Issuer is a party or by which any Co-Issuer is bound;

(e)         the Co-Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Co-Issuers with the intent of preferring Holders over any other creditors of the Co-Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Co-Issuers or others;

(f)        the Co-Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(g)         no Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) insofar as Bankruptcy Defaults are concerned, at any time in the period ending on the 91st day after the date of deposit.

Section 8.05            Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)         Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Co-Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of interest, principal and premium, if any, on the Note, but such money need not be segregated from other funds except to the extent required by law.

(b)         The Co-Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)         Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Co-Issuers from time to time upon the request of the Co-Issuers any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06            Repayment to Co-Issuers.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Co-Issuers, in trust for the payment of the interest, principal and premium, if any, on any Note and remaining unclaimed for two years after such interest, principal and premium, if any, on such Note has become due and payable shall be paid to the Co-Issuers on their request or (if then held by the Co-Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Co-Issuers for payment thereof, and all liability of the Trustee or such Paying

Agent with respect to such trust money, and all liability of the Co-Issuers as trustee thereof, shall thereupon cease.

Section 8.07            Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Co-Issuers’ obligations under the Notes Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that if the Co-Issuers make any payment of interest, principal and premium, if any, on any Note following the reinstatement of its obligations, the Co-Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.08            Application of Trust Money

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to this Article 8 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either of the Co-Issuers acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the interest, principal and premium, if any, on the Notes for whose payment such money has been deposited with or received by the Trustee; but such money need not be segregated from other funds except to the extent required by law. Money so held in trust is subject to the Trustee’s rights under Section 7.07.

Article 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01            Without Consent of Holders of Notes.

(a)         Notwithstanding anything to the contrary in Section 9.02 hereof, the Co-Issuers, any Guarantor (with respect to a Note Guarantee or this Indenture) and the Trustee, subject to the restrictions in the Collateral Agency and Accounts Agreement and, in the case of any Collateral Document, the restrictions in such Collateral Document, may amend or supplement this Indenture, any other Notes Documents and any Intercreditor Agreement (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Notes Documents or Intercreditor Agreement) without the consent of any Holder and the Co-Issuers may direct the Trustee, and the Trustee shall (upon receipt of the documents required by the last paragraph of this Section 9.01), enter into an amendment to this Indenture, any other Notes Documents or any Intercreditor Agreement, as applicable, to:

(i)        effect the issuance of additional Notes permitted under the Notes Documents in accordance with the terms of this Indenture and the other Collateral Documents or the terms thereof; or amend or supplement any Intercreditor Agreement; provided, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Trustee under this Indenture, any other Notes Document or Intercreditor Agreement without its prior written consent;

(ii)        evidence the succession of another Person to Spirit pursuant to a consolidation, merger or conveyance, transfer or lease of assets permitted under this Indenture;

(iii)        surrender any right or power conferred upon any Obligor;

(iv)        add to the covenants herein or in any Collateral Document such further covenants, restrictions, conditions or provisions for the protection of the Holders of the Notes, and to add any additional Events of Default for the Notes;

(v)         (x) cure any ambiguity, omission, mistake, defect or inconsistency, (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies and such amendment shall be deemed approved by the Holders if the Holders shall have received at least five (5) Business Days’ prior written notice of such change and the Trustee shall not have received, within five (5) Business Days of the date of such notice to the Holders, a written notice from the Permitted Noteholders stating that the Permitted Noteholders object to such amendment;

(vi)        convey, transfer, assign, mortgage or pledge any property to or with the Trustee or the Collateral Agent or to make such other provisions in regard to matters or questions arising under this Indenture, any other Notes Documents or any Intercreditor Agreement as shall not adversely affect the interests of any Holders;

(vii)      modify or amend this Indenture in such a manner as to permit the qualification of this Indenture or any supplemental Indenture under the Trust Indenture Act as then in effect;

(viii)     add to or change any provisions of this Indenture to such extent as necessary to permit or facilitate the issuance of the Notes in bearer or uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Notes in any material respect;

(ix)        (A) effect the granting, perfection, protection, expansion or enhancement of any security interest for the benefit of the Senior Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Senior Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cause such guarantee, collateral or security document or other document to be consistent with this Indenture and the other Notes Documents;

(x)         provide additional guarantees for the Notes;

(xi)        [reserved];

(xii)       evidence the release of liens in favor of the Trustee or the Collateral Agent in the Collateral in accordance with the terms of this Indenture, the other Collateral Documents and the Intercreditor Agreements; or

(xiii)      evidence and provide for the acceptance of appointment of a separate or successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of this Indenture by more than one Trustee.

(b)         Upon the request of the Co-Issuers and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Co-Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto and (ii) delivery of an Officer’s Certificate complying with the provisions of Section 9.06, Section 12.04 and Section 12.05 hereof.

Section 9.02            With Consent of Holders of Notes.

(a)         Except as otherwise provided in this Section 9.02, the Co-Issuers and the Trustee may amend or supplement this Indenture and any other Notes Documents with the consent of the Permitted Noteholders voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)         Upon the request of the Co-Issuers and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee shall join with the Co-Issuers and the Guarantors in the execution of such amended or supplemental indenture or amendment or supplement to the Collateral Documents unless such amended or supplemental indenture or amendment or supplement to any Collateral Document affects the Trustee’s own rights, duties or immunities under this Indenture, any Collateral Document or otherwise, in which case the Trustee, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to any Collateral Document.

(c)         It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d)         After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Co-Issuers shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. The failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver. Furthermore, by its acceptance of the Notes, each Holder of the Notes is deemed to have consented to the terms of the Intercreditor Agreements and the Collateral Documents, confirmed that such documents entered into on the Closing Date are in form and substance satisfactory to it and to have authorized and directed each of the Trustee and Collateral Agent to execute, deliver and perform each of the Intercreditor Agreements and Collateral Documents to which it is a party, binding the Holders to the terms thereof.

(e)         Except as provided in Section 9.01, no modification, amendment or waiver of any provision of this Indenture or any other Notes Documents (other than any Account Control Agreement), and no consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Permitted Noteholders (or signed by the Trustee with the written consent of the Permitted Noteholders); and, with respect to any Collateral Document, subject to the restrictions contained therein, provided that no such modification, amendment or supplement shall without the prior written consent of:

(i)        each Holder directly and adversely affected thereby, (A) reduce the principal amount of, premium, if any, or interest if any, on, (B) extend the Stated Maturity or interest payment periods, of the Notes, (C) modify such Holder’s ability to vote its obligations pursuant to the Collateral Agency and Accounts Agreement, (D) reduce the Redemption Premium (including the Make-Whole Amount) or any other fee due and payable to such Holder or (E) amend, waive or modify, or have the effect of amending, waiving or modifying, a Default or Event of Default for non-payment of principal or interest (whether in cash or paid in-kind), including the cure periods applicable to any such Default;

(ii)        all of the Holders, (A) amend or modify, or have the effect of amending or modifying, any provision of this Indenture which provides for the unanimous consent or approval of the Holders to reduce the percentage of principal amount of Notes of the Holders required thereunder, (B) release, or have the effect of releasing, all or substantially all of the value of the Collateral from the Liens granted to the Collateral Agent or the Trustee under this Indenture or under any Collateral Document (other than as permitted under this Indenture and by the terms of the applicable Collateral Document and the Junior Lien Intercreditor Agreement), (C) amend, waive or modify, or have the effect of amending, waiving or modifying, Section 4.01 or any other waterfall provision in the Notes Documents (whether in connection with proceeds from Collateral or otherwise), (D) amend, waive or modify, or have the effect of amending, waiving or modifying (including through amending, modifying or waiving any definition therein), Section 4.35, or (F) amend, waive or modify, or have the effect of amending, waiving or modifying, this Indenture or other Notes Documents to permit additional debt or commitments hereunder for the purpose of influencing voting thresholds;

(iii)        all of the Holders, release, or have the effect of releasing, all or substantially all of the value of the Guarantees;

(iv)        the Holders holding no less than 85% of the outstanding principal amount of the Notes, (A) subordinate the Liens in favor of the Collateral Agent securing the Obligations to Liens securing any other Indebtedness (other than the Liens on the Collateral securing Indebtedness outstanding under the Revolving Credit Agreement or refinancings or replacements thereof), (B) subordinate the Notes in right of payment to the payment of any other Indebtedness or (C) release, or have the effect of releasing, through one or a series of related transactions, the Liens in favor of the Collateral Agent securing the Obligations on Collateral having a Fair Market Value (as reasonably determined by Spirit) in excess of 20% of the total Fair Market Value of all Collateral; provided that, notwithstanding the foregoing, (x) the Liens in favor of the Collateral Agent securing the Obligations may be subordinated to Liens on the Collateral securing any other Indebtedness, (y) the Notes may be subordinated in right of payment to the payment in full of any other Indebtedness and/or (z) the Liens in favor of the Collateral Agent securing the Obligations on Collateral having a Fair Market Value in excess of 20% of the total Fair Market Value of all Collateral may be released, in each case, with the consent of Holders of not less than 67% of the Notes if each Holder is offered a bona fide opportunity to participate or provide in such other Indebtedness or such transaction on a pro rata basis on not less than ten (10) Business Days’ notice prior to the deadline to participate therein;

(v)         the Holders holding no less than 85% of the outstanding principal amount of the Notes, (A) amend, waive or modify, or have the effect of amending, waiving or modifying, Section 4.15 or any Event of Default for failure to comply with Section 4.15, or (B) effect any shortening or subordination of term or reduction in liquidated damages under any IP License;

(vi)        each Holder directly and adversely affected thereby, to make the Notes of such Holder and/or any interest or fee due in respect thereof payable in money or securities other than that as stated in the Notes;

(vii)        each Holder directly and adversely affected thereby, (A) to amend, waive, modify or impair, or have the effect of amending, waiving, modifying or impairing, the legal right of such Holder to receive any fee, principal or interest payment or to institute suit for the enforcement of any fee, principal or interest payment with respect to the Notes or (B) to amend, waive or modify, or have the effect of amending, waiving or modifying, any right to receive interest or any fee payable in cash when due;

(viii)      all Holders, to reduce the percentage specified in the definition of “Permitted Noteholders;”

(ix)        all Holders, amend, waive or modify, or have the effect of amending, waiving or modifying, Section 2.16(a), the definition of “Parent Change of Control”, the definition of “Public Company Transaction”, the definition of “Public Permitted Airline Business”, the redemption price set forth in the definition of “Parent Change of Control Payment” or the redemption price set forth in the first proviso of Section 3.07(a);

(x)         all Holders, to modify, or to have the effect of modifying, any provision of this Section 9.02; and

(xi)        Holders holding no less than 85% of the outstanding principal amount of the Notes, amend, waive or modify, or have the effect of amending, waiving or modifying, any time period set forth in (A) the second sentence of Section 4.23(a) or (B) the second proviso of Section 3.07(a), in each case, that would extend such time period by more than five (5) Business Days.

(f)        Neither Spirit nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration to any Holder for or as an inducement to any consent, waiver or amendment to the Notes Documents unless such consideration is offered to be paid and is paid to all Holders that consent to such transaction in the applicable time frame set forth in the solicitation documents relating to such transaction.

(g)         The Co-Issuers shall provide a copy of each supplemental indenture or other applicable amendment documentation prepared pursuant to this Section 9.02 to each of the Holders no less than three (3) Business Days prior to the proposed execution of such supplemental indenture or other applicable amendment documentation.

(h)         Notwithstanding anything set forth above (other than Section 9.02(e)(ix) and (xi)), no amendment or modification of the Notes Documents may be effected that would adversely change (x)

the economic terms contained in Articles 2, 3 and 10, (y) the interests in the Collateral or (z) the legal remedies, in each case, of a particular Holder in a manner disproportionate to the rights or interests of any other Holder without the prior consent of each Holder so affected; provided that no transaction set forth in Section 9.02(e)(iv) above shall constitute a disproportionate adverse change.

Section 9.03            [Reserved].

Section 9.04            Revocation and Effect of Consents.

(a)         Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)         The Co-Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05            Notation on or Exchange of Notes.

(a)         The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Co-Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)         Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06            Trustee to Sign Amendments, Etc.; Collateral Agent.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that such amendment, supplement or waiver is the legal, valid and binding obligation of the Co-Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, and complies with the provisions hereof. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in the last sentence of Section 9.01 hereof, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture. No amendment, supplement or waiver that may affect the rights, duties, liabilities or immunities of the Collateral Agent shall be effective without the prior written consent of the Collateral Agent.

Article 10

GUARANTEES

Section 10.01        Guarantee.

(a)         Subject to this Article 10, each of the Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees (the “Note Guarantees”), to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Custodian, the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Co-Issuers hereunder or thereunder, the due and punctual payment of the unpaid principal and interest on (including defaulted interest, if any, and interest accruing after the Stated Maturity of after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Co-Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) each Note, whether at the Stated Maturity, upon redemption, upon required prepayment, upon acceleration, upon required repurchase at the option of the holder or otherwise according to the terms thereof and of this Indenture and all other obligations of the Co-Issuers to the Holders, the Trustee or the Collateral Custodian hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)         The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to or any amendment of any provisions hereof or thereof, the recovery of any judgment against the Co-Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Co-Issuers, any right to require a proceeding first against the Co-Issuers, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except pursuant to Article 8 or Article 10 or by complete performance of the obligations contained in the Notes and this Indenture.

(c)         If any Holder, the Trustee or the Collateral Custodian is required by any court or otherwise to return to the Co-Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Co-Issuers or the Guarantors, any amount paid either to the Trustee, the Collateral Custodian or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)         Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(e)         Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Co-Issuers for liquidation or reorganization, should the Co-Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Co-Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10.02        Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or to comply with corporate benefit, financial assistance and other laws.

Section 10.03        Execution and Delivery.

(a)         To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by one of its Responsible Officers.

(b)         Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)         If a Responsible Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(d)         The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04        Benefits Acknowledged.

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.05        Release of Note Guarantees.

A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Co-Issuers or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon the Co-Issuers’ exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Co-Issuers’ obligations under this Indenture in accordance with the terms of this Indenture or becomes an Excluded Subsidiary, so long as (i) no Event of Default shall have occurred and be continuing or shall result therefrom, (ii) the Co-Issuers shall have delivered a certificate of a Responsible Officer certifying that such conditions to the release of such Note Guarantee have been satisfied together with such information relating thereto as the Trustee may reasonably request and (iii) the Trustee shall execute and deliver, at the Co-Issuers’ expense, such documents as any Co-Issuer or Guarantor may reasonably request and prepare to evidence the release of the Note Guarantee of such Guarantor provided herein.

Article 11

SATISFACTION AND DISCHARGE

Section 11.01        Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes and Guarantees, when:

(a)         either

(i)        all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii)        all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, shall become due and payable at their maturity within one year or are to be called for redemption within one year, and, at the expense of the Co-Issuers, the Co-Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of such deposit (in the case of Notes which have become due and payable) or to the final maturity date or redemption date, as the case may be;

(b)         the Co-Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(c)         the Co-Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Co-Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (a) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02        Application of Trust Money.

(a)         Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Co-Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the interest, principal and premium, if any on the Notes for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)         If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Co-Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided, that if the Co-Issuers have made any payment of interest, principal and premium, if any, on any Notes because of the reinstatement of its obligations, the Co-Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 12

MISCELLANEOUS

Section 12.01        [Reserved].

Section 12.02        Notices.

(a)         Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or other electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:

If to the Co-Issuers and/or any Guarantor:

c/o Spirit Airlines, Inc.
2800 Executive Way
Miramar, FL 33025
Telephone: (954) 447-7932
Attention: Legal Department

Email: legaldepartment@spirit.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Telephone: (212) 450-3804

Attention: David Hahn

Email: david.hahn@davispolk.com

If to the Trustee or the Collateral Custodian:

Wilmington Trust, National Association

1100 North Market Street, Wilmington, DE  19890

Attention:  Alex Melton

Email:  Amelton@wilmingtontrust.com

with a copy to (which shall not constitute notice):

Seward & Kissel LLP

One Battery Park Plaza

New York, NY  10004

Attention:  Gregg Bateman and Kimberly Giampietro

Email:  bateman@sewkis.com and giampietro@sewkis.com

The Co-Issuers, any Guarantor, the Trustee or the Collateral Custodian, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(b)         The Co-Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(c)         Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(d)         Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(e)         Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Notes Depositary pursuant to the standing instructions from the Notes Depositary.

(f)        If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(g)         If the Co-Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee, the Collateral Custodian and each Agent at the same time.

(h)         The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Co-Issuers, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.03        [Reserved].

Section 12.04        Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Co-Issuers or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Co-Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)         except upon the increase of the principal amount of any outstanding Global Note on the applicable Payment Date by an amount equal to the amount of PIK Interest for the applicable interest period, an Officer’s Certificate in form and substance satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)         except upon the increase of the principal amount of any outstanding Global Note on the applicable Payment Date by an amount equal to the amount of PIK Interest for the applicable interest period, an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied.

Section 12.05        Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.17 hereof) shall include:

(a)         a statement that the individual making such certificate or opinion has read such covenant or condition and the related definitions;

(b)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)         a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)         a statement as to whether or not, in the opinion of such individual, such condition or covenant has been complied with; provided, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06        Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07        No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Spirit or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Co-Issuers or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08        Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.09        Waiver of Jury Trial.

EACH OF THE CO-ISSUERS, THE GUARANTORS, THE TRUSTEE, COLLATERAL CUSTODIAN AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10        No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Co-Issuers or Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11        Successors.

All agreements of the Co-Issuers and the Guarantors in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors. The parties hereto acknowledge and agree that the Collateral Agent shall be an express third party beneficiary of this Indenture.

Section 12.12        Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13        Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Indenture or any related document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Neither the Trustee nor the Collateral Custodian shall have a duty to inquire into or investigate the authenticity or authorization of any electronic signature and both shall be entitled to conclusively rely on any electronic signature without any liability with respect thereto.

Section 12.14        Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15        U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and Collateral Custodian are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or Collateral Custodian. The parties to this Indenture agree that they will provide the Trustee and Collateral Custodian with such information as the Trustee or Collateral Custodian may reasonably request in order for the Trustee and Collateral Custodian to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.16        Jurisdiction.

The Co-Issuers and each Guarantor agree that any suit, action or proceeding against the Co-Issuers or any Guarantor brought by any Holder, the Trustee or the Collateral Custodian arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Co-Issuers and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Co-Issuers and each Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Co-Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Co-Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment. The Co-Issuers and each Guarantor hereby designate and appoint Spirit as their authorized agent upon which process may be served in any such action or proceeding that may be instituted in any such court, and agree that service of any process, summons, notice or document by U.S. registered mail addressed to Spirit, with written notice of said service to such

Person at the address of Spirit set forth in Section 12.02 hereof, shall be effective service of process for any such legal action or proceeding brought in any such court.

Section 12.17        Legal Holidays.

If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a record date is a Legal Holiday, the record date shall not be affected.

Section 12.18        Currency Indemnity.

Dollars are the sole currency (the “Required Currency”) of account and payment for all sums payable by the Co-Issuers or any Guarantor under or in connection with the Notes, this Indenture and the Note Guarantees, including damages. Any amount with respect to the Notes, this Indenture the Note Guarantees or the other Notes Documents received or recovered in a currency other than the Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Co-Issuers or any Guarantor or otherwise by any Holder or by the Trustee or Paying Agent or Collateral Agent, in respect of any sum expressed to be due to it from the Co-Issuers or any Guarantor will only constitute a discharge to the Co-Issuers or any Guarantor to the extent of the Required Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If the Required Currency amount is less than the Required Currency amount expressed to be due to the recipient or the Trustee or Paying Agent or Collateral Custodian under the Notes, each of the Co-Issuers and each Guarantor will indemnify such recipient and/or the Trustee or Paying Agent or Collateral Custodian against any loss sustained by it as a result. In any event, the Co-Issuers and each Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein, for the Holder of a Note or the Trustee or Paying Agent or Collateral Custodian to certify in a manner satisfactory to the Co-Issuers (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Co-Issuers’ and each Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee or Paying Agent or Collateral Custodian (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee or Collateral Custodian. For the purposes of determining the amount in a currency other than the Required Currency, such amount shall be determined using the Exchange Rate then in effect.

Section 12.19        Waiver of Immunity.

With respect to any proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any court of competent jurisdiction, and with respect to any judgment, each party waives any such immunity in any court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such proceeding or judgment, including any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

Article 13

COLLATERAL

Section 13.01        Collateral Documents.

The due and punctual payment of the interest, principal and premium, if any, on the Notes and Note Guarantees when and as the same shall be due and payable, whether on a Payment Date, at maturity, by acceleration, repurchase, redemption, prepayment or otherwise, and interest on the overdue principal of and interest on the Notes and Note Guarantees and performance of all other Obligations of the Co-Issuers and the Guarantors to the Notes Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Collateral Custodian, the Co-Issuers and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Notes Secured Parties pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Trustee, Collateral Custodian and the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements and authorizes and directs the Trustee to enter into the Collateral Agency and Accounts Agreement and any Junior Lien Intercreditor Agreement and authorizes and directs each of the Collateral Agent, the Collateral Custodian and the Trustee to perform its respective obligations and exercise its respective rights under and in accordance with the Collateral Documents and Intercreditor Agreements to which it is a party. The Co-Issuers and the Guarantors shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as required by the next sentence of this Section 13.01, to assure and confirm to the Collateral Agent a first-priority security interest in the Collateral, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Co-Issuers and Spirit shall, in each case at their own expense, (A) promptly execute and deliver (or cause such Subsidiary to execute and deliver) to the Collateral Agent such documents and take such actions to create, grant, establish, preserve and perfect the applicable priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under Section 4.10 and the filing of UCC financing statements, as applicable) in favor of the Collateral Agent for the benefit of the Senior Secured Parties on such assets of such Co-Issuer or such other Guarantor, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents, and to ensure that such Collateral shall be subject to no other Liens other than any Permitted Liens and (B) if reasonably requested by the Trustee or the Collateral Agent, deliver to the Trustee, for the benefit of the Trustee, the Notes Secured Parties, the Collateral Agent and the Collateral Custodian, a customary written opinion of counsel to such Co-Issuer or such other Guarantor, as applicable, with respect to the matters described in clause (A) of this Section 13.01, in each case within twenty (20) Business Days after the addition of such Collateral.

Section 13.02        Non-Impairment of Liens.

Any release of Collateral permitted by Section 13.03 will be deemed not to impair the Liens under this Indenture and the other Collateral Documents in contravention thereof.

Section 13.03        Release of Collateral.

The Liens granted to the Trustee or the Collateral Agent, as applicable, by the Co-Issuers and the other Guarantors on any Collateral shall be automatically and unconditionally released with respect to the Notes:

(a)         upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted under this Indenture, but excluding any sale or other disposition in respect of which the applicable Grantor continues to own the subject Collateral following the consummation of such sale or other disposition) to any Person other than another Guarantor or Co-Issuer, to the extent such sale or other disposition is made in compliance with the terms of this Indenture and the other Collateral Documents (and the Trustee or Collateral Agent, as applicable, shall, without further inquiry, rely conclusively on an Officer’s Certificate and/or Opinion of Counsel to that effect provided to it by any Co-Issuer or other Guarantor, including upon its reasonable request);

(b)         to the extent such Collateral is comprised of property leased to a Co-Issuer or a Guarantor, upon termination or expiration of such lease, unless any Grantor owns the subject Collateral following such termination or expiration;

(c)         if the release of such Lien is approved, authorized or ratified in writing by the Holders holding not less than the aggregate outstanding principal amount of the Notes required by Section 9.02;

(d)         to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Note Guarantee (in accordance with this Indenture);

(e)         as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents; and

(f)         if such assets constitute Excluded Property.

Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Co-Issuers and the other Guarantors in respect of) all interests retained by the Co-Issuers and the other Guarantors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of this Indenture or the Collateral Documents.

The terms of the Collateral Agency and Accounts Agreement shall provide that, during the continuance of an Event of Default under any Senior Secured Debt Document, the Collateral Agent shall not release any Lien permitted to be released under the Collateral Agency and Accounts Agreement and the other Senior Secured Debt Documents unless the Required Debtholders have consented to such release pursuant to an Act of Required Debtholders.

Section 13.04        Release upon Termination of the Co-Issuers’ Obligations.

Upon any Discharge of Senior Secured Debt Obligations, (i) the application of the provisions of the Collateral Agency and Accounts Agreement to the Senior Secured Debt shall automatically cease, (ii) the Senior Secured Debt shall automatically no longer be secured by the Liens granted in favor of the Collateral Agent and (iii) the Collateral Agent, at the request and sole expense of the Grantors, shall, upon its receipt of the deliverables required by the Collateral Agency and Accounts

Agreement, execute and deliver to the Grantors all releases or other documents reasonably necessary or desirable to evidence the foregoing.

Section 13.05        Suits to Protect the Collateral.

(a)         Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(i)        enforce any of the terms of the Collateral Documents; and

(ii)        collect and receive any and all amounts payable in respect of the Obligations hereunder.

(b)         Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee and/or the Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.05 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 13.06        Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 13.07        Lien Sharing and Priority Confirmation.

Each Holder (x) hereby agrees that such Holder is bound by the provisions of the Collateral Agency and Accounts Agreement, including the provisions relating to the ranking of Priority Liens (as defined in the Collateral Agency and Accounts Agreement) and the order of application of proceeds from enforcement of Priority Liens (as defined in the Collateral Agency and Accounts Agreement) and (y) hereby consents to the terms of the Collateral Agency and Accounts Agreement and the Collateral Agent’s performance of, and directing the Collateral Agent to enter into and perform its obligations under, the Collateral Agency and Accounts Agreement and the other Senior Secured Debt Documents.

Section 13.08        Limited Recourse.

Notwithstanding any other provision of this Indenture or any other document to which it may be a party, the obligations of each SPV Party from time to time and at any time hereunder are limited recourse obligations of such SPV Party and are payable solely from the assets thereof available at such time and amounts derived therefrom and following realization of the assets of such SPV Party, and application of the Proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Indenture and the other Collateral Documents, all obligations of and any remaining claims against such SPV Party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, or incorporator of the SPV Parties, their respective Affiliates or their respective successors or assigns for any amounts payable hereunder other than any guaranty by such shareholder expressly provided in the Transaction Documents. Nothing in this Section 13.08 shall preclude, or be deemed to estop, the parties hereto (i) from taking any action in (A) any case or insolvency or liquidation proceeding voluntarily filed or commenced by any SPV Party or (B) any involuntary insolvency or liquidation proceeding filed or commenced by any non-affiliated Person, or (ii) from commencing against any SPV Party or any of their respective property any legal action which is not an insolvency or liquidation proceeding. It is understood that the foregoing provisions of this Section shall not (x) prevent recourse to the assets of the SPV Parties (including the Collateral) or (y) constitute a waiver, release or discharge of any Indebtedness or obligation secured hereby until all assets of SPV Parties (including the Collateral) have been realized. It is further understood that the foregoing provisions of this Section 13.08 shall not limit the right of any Person to name any SPV Party as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons.

[Signature pages follow]

Executed as a deed on behalf of:

SPIRIT IP CAYMAN LTD.

By:	/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	Director

Executed as a deed on behalf of:

SPIRIT LOYALTY CAYMAN LTD.

By:	/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	Director

SPIRIT AIRLINES, INC.

By:	/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	General Counsel

Executed as a deed on behalf of:

SPIRIT FINANCE CAYMAN 1 LTD.

By:	/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	Director

Executed as a deed on behalf of:

SPIRIT FINANCE CAYMAN 2 LTD.

By:	/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	Director

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and as Collateral Custodian
By:	/s/ Alex Melton
Name:	Alex Melton
Title:	Assistant Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [         ]

ISIN [         ]1

[[144A][REGULATION S][IAI] GLOBAL NOTE
representing up to
$______________]

PIK Toggle Senior Secured Notes due 2030

No. ___	[$______________]

SPIRIT IP CAYMAN LTD. and

SPIRIT LOYALTY CAYMAN LTD.

promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] of ________________________ United States Dollars on March 12, 2030.

Payment Dates: 20th calendar day of January, April, July, and October, or if such day is not a Business Day, the next succeeding Business Day

Record Dates: Each Business Day immediately preceding each Payment Date

[1]	144A Note CUSIP: 84859BAC5

144A Note ISIN: US84859BAC54

Regulation S Note CUSIP: G83518AC7

Regulation S Note ISIN: USG83518AC74

IAI Note CUSIP: 84859BAD3

IAI Note ISIN: US84859BAD38

IN WITNESS HEREOF, the Co-Issuers have caused this instrument to be duly executed.

Dated:

SPIRIT IP CAYMAN LTD.

By:
Name:
Title:

SPIRIT LOYALTY CAYMAN LTD.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee

Dated:

By:
Authorized Signatory

[Back of Note]

PIK Toggle Senior Secured Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.       INTEREST AND PRINCIPAL. The Co-Issuers promise to pay the outstanding principal amount on the Notes in full on March 12, 2030. The Notes shall bear (x) prior to the consummation of a Public Company Transaction, (a) cash interest at a rate of 8.00% per annum and (b) interest payable in-kind at a rate of 4.00% per annum, in the case of this clause (b), by increasing the principal amount of the outstanding Notes or issuing PIK Notes (as defined in the Indenture) (rounded up to the nearest $1.00); provided, that at the Co-Issuers’ option, the Co-Issuers may elect to pay interest at a rate of 11.00% per annum payable in cash and (y) after the consummation of a Public Company Transaction, interest at a rate of (a) 11.00% per annum payable in cash plus (b) if any Notes are outstanding on the date that is six months after the consummation of a Public Company Transaction, 2.00% per annum payable in cash. Interest will also be paid on each prepayment date, redemption date or repurchase date, as the case may be, as provided in the Indenture on the amount of principal so paid for the period from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding such date of payment. The calculation of PIK Interest will be made by the Co-Issuers or on behalf of the Co-Issuers by such Person as the Co-Issuers shall designate.

2.       METHOD OF PAYMENT. The Co-Issuers will pay interest, principal and premium, if any, on the Notes to the Persons who are registered Holders of Notes at the close of business on the Business Day immediately preceding the Payment Date, even if such Notes are canceled after such record date and on or before such Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, or as otherwise set forth in the Indenture, provided, that payment by wire transfer of immediately available funds will be required with respect to interest, principal and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Co-Issuers or the Paying Agent. U.S. Dollars are the sole currency of account and payment for all sums payable by the Co-Issuers or any Guarantor under or in connection with the Notes, the Indenture and the Guarantees.

3.       PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Co-Issuers may change any Paying Agent or Registrar without notice to the Holders. Either Co-Issuer may act in any such capacity.

4.       INDENTURE. The Co-Issuers issued the Notes under an Indenture, dated as of March 12, 2025 (the “Indenture”), among the Co-Issuers, the Guarantors from time to time party thereto, the Trustee and Wilmington Trust, National Association, as Collateral Custodian. This Note is one of a duly authorized issue of Notes of the Co-Issuers designated as its PIK Toggle Senior Secured Notes due 2030. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.       REDEMPTION, PREPAYMENT AND REPURCHASE. The Notes may be redeemed at the option of the Co-Issuers and may be the subject of a Mandatory Prepayment Event, ECF

Repurchase Offer, Parent Change of Control Offer, and a Mandatory Repurchase Offer, as further provided in the Indenture. Except as provided in the Indenture, the Co-Issuers shall not be required to make any mandatory prepayments, redemptions, repurchases or sinking fund payments with respect to the Notes.

6.       DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Co-Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Co-Issuers need not exchange or register the transfer of any Note or portion of a Note selected for prepayment, redemption or tendered (and not withdrawn) for repurchase in connection with a Mandatory Prepayment Event, ECF Repurchase Offer, Parent Change of Control Offer, a Mandatory Repurchase Offer, or other tender offer, respectively, in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

7.       PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.       AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.       CASH TRAP, DEFAULTS AND REMEDIES. The Cash Trap Events and Events of Default relating to the Notes are defined in Section 6.01 and Section 6.02 of the Indenture, respectively. Upon the occurrence of a Cash Trap Event or Event of Default, as applicable, the rights and obligations of the Co-Issuers, the Guarantors, the Trustee and the Holders shall be set forth in the applicable provisions of the Indenture.

10.       AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid for any purpose until authenticated by the manual signature of the Trustee or an authenticating agent.

11.       LIMITED RECOURSE. The provisions of Section 13.08 of the Indenture are incorporated herein mutatis mutandis.

12.       GOVERNING LAW. THE INDENTURE, the notes and the guarantees SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

13.       NOTICES. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or other electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Telephone: (954) 447-7932

Attention: Legal Department

Email: legaldepartment@spirit.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Telephone: (212) 450-3804

Attention: David Hahn

Email: david.hahn@davispolk.com

If to the Trustee or the Collateral Custodian:

Wilmington Trust, National Association

1100 North Market Street, Wilmington, DE  19890

Attention:  Alex Melton

Email:  Amelton@wilmingtontrust.com

with a copy to (which shall not constitute notice):

Seward & Kissel LLP

One Battery Park Plaza

New York, NY  10004

Attention:  Gregg Bateman and Kimberly Giampietro

Email:  bateman@sewkis.com and giampietro@sewkis.com

The Co-Issuers, any Guarantor, the Trustee or the Collateral Custodian, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of the Indenture or this Note, where the Indenture or this Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Notes Depositary pursuant to the standing instructions from the Notes Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Co-Issuers, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________________________________________________________________________

to transfer this Note on the books of the Co-Issuers. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Co-Issuers pursuant to Section 3.09, Section 4.22 or Section 4.23 of the Indenture, check the appropriate box below:

[  ] Section 3.09 [  ] Section 4.22 [ ] Section 4.23

If you want to elect to have only part of this Note purchased by the Co-Issuers pursuant to Section 3.09, Section 4.22 or Section 4.23 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

__________________

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Telephone: (954) 447-7932
Attention: Treasurer and General Counsel

With a copy to:

Wilmington Trust, National Association

1100 North Market Street, Wilmington, DE  19890

Attention:  Alex Melton

Email:  Amelton@wilmingtontrust.com

Re: Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd. PIK Toggle Senior Secured Notes due 2030

Reference is hereby made to the Indenture, dated as of March 12, 2025 (the “Indenture”), among Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd., the Guarantors named therein, the Trustee and the Collateral Custodian. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.       [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.       [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.       [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE IAI GLOBAL NOTE OR A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)       [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)       [ ] such Transfer is being effected to the Co-Issuers or a subsidiary thereof;

or

(c)       [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)       [ ] such Transfer is being effected to an IAI and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or to Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit F to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.       [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)       [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)       [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)       [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Co-Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.       The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)       [ ] 144A Global Note (CUSIP [         ]), or

(ii)       [ ] Regulation S Global Note (CUSIP [         ]), or

(iii)      [ ] IAI Global Note (CUSIP [         ]), or

(b)	[ ] a Restricted Definitive Note.

2.       After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)       [ ] 144A Global Note (CUSIP [  ]), or

(ii)       [ ] Regulation S Global Note (CUSIP [   ]), or

(iii)      [ ] IAI Global Note (CUSIP [   ]), or

(iv)      [ ] Unrestricted Global Note (CUSIP [   ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Telephone: (954) 447-7932

Attention: Legal Department

Email: legaldepartment@spirit.com

With a copy to:

Wilmington Trust, National Association

1100 North Market Street, Wilmington, DE  19890

Attention:  Alex Melton

Email:  Amelton@wilmingtontrust.com

Re: Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd. PIK Toggle Senior Secured Notes due 2030

Reference is hereby made to the Indenture, dated as of March 12, 2025 (the “Indenture”), Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd., Spirit Airlines, Inc., as the Parent Guarantor, the Guarantors named therein, the Trustee and the Collateral Custodian. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)       EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)       [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)       [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In

connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)       [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)       [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)       EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)       [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)       [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In

connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [         ] 144A Global Note [         ] Regulation S Global Note [         ] IAI Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Co-Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[__________] Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, [between][among] __________________ (the “Guaranteeing Subsidiary”), Spirit IP Cayman Ltd. (“Brand Issuer”) and Spirit Loyalty Cayman Ltd. (“Loyalty Issuer” together with Brand Issuer, the “Co-Issuers”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Co-Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee and Wilmington Trust, National Association, as collateral custodian, an indenture, dated as of March 12, 2025 (as further amended and supplemented, the “Indenture”), providing for the initial issuance of $840,000,000 of PIK Toggle Senior Secured Notes due 2030 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Co-Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)       Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof, as if it were an original signatory thereto.

(3)       Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)       Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(5)       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

(6)       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)       The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8)       Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(9)       Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture and the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind their respective successors.

(10)       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Executed as a deed on behalf of:

SPIRIT IP CAYMAN LTD.

By:
Name:
Title:

Executed as a deed on behalf of:
SPIRIT LOYALTY CAYMAN LTD.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:
Name:
Title:

EXHIBIT E
to Indenture

FORM OF PAYMENT DATE STATEMENT

[Date]

Wilmington Trust, National Association,

as Trustee

1100 North Market Street, Wilmington, DE  19890

Attention:  Alex Melton

Email:  Amelton@wilmingtontrust.com

Pursuant to (i) Section 4.01 and Section 4.17(a)(vi) of that Indenture, dated as of March 12, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd. (together with Spirit IP Cayman Ltd., the “Co-Issuers”), the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral custodian (in such capacity, the “Collateral Custodian”), the Co-Issuers are required to provide to the Trustee a Payment Date Statement on each Determination Date and (ii) Section 4.17(a)(v) of the Indenture, the Co-Issuers are required to provide a certificate of a Responsible Officer (which may be in this Payment Date Statement) certifying as to the matters set forth therein and herein.

This Payment Date Statement is being delivered to the Trustee with respect to the [_____] 20[_] Determination Date. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

Pursuant to Section 4.17(a)(v) of the Indenture, the undersigned, [each] being [a] Responsible Officer[s] of [each of] Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd. hereby [certify][certifies] that (i) [no new Material Free Spirit Agreements were entered into since the [immediately prior Determination Date][Closing Date]][Exhibit A hereto sets forth the name of each new Material Free Spirit Agreement entered into since the [immediately prior Determination Date][Closing Date]], (ii) the Co-Issuers have complied with the deposit requirements under the Transaction Documents with respect to such Free Spirit Agreements, (iii) 90% of all Free Spirit Program Revenues for such Quarterly Reporting Period were deposited directly into the Loyalty Collection Account, and (iv) [There have not been any Material Modification to any Material Free Spirit Agreement since the [immediately prior Determination Date][Closing Date]][Each Material Modification to each Material Free Spirit Agreement occurring since the [immediately prior Determination Date][Closing Date] is set forth in Annex II hereto, together with the date of such Material Modification and the Material Free Spirit Agreement to which such Material Modification applied, and each such Material Modification was made in compliance with the Indenture].

[Pursuant to Section 4.06(e) of the Indenture, attached hereto as Annex I is an updated Schedule 4.06(e).1]

1 Attach an updated Schedule 4.06(e) to the extent necessary to the extent necessary to cause the Material Free Spirit Agreements listed on such updated schedule, in the aggregate, to represent at least 85% of the Free Spirit Program Revenues in the prior twelve (12) months.

Determination Date:

Payment Date:

Quarterly Reporting Period Beginning:

Quarterly Reporting Period Ending:

Days in Quarterly Reporting Period:

Interest Period Beginning:

Interest Period Ending:

 Days in Interest Period:

Occurrence of Event of Default During Quarterly Reporting Period (Yes/No):

Occurrence of Cash Trap Event During Quarterly Reporting Period (Yes/No):

Cash Trap Period as of Last Day of Quarterly Reporting Period (Yes/No):

Cash Trap Cure (Yes/No/N/A):

Amount of Allocable Funds: $__________

Amount of Available Funds: $__________

Pursuant to Section 4.01 of the Indenture, the Co-Issuers hereby instruct the Trustee to make the distributions specified in the “Payment” line items below:

I. Amounts to be distributed pursuant to Section 4.01(a):

First, ratably, to the Trustee, $[         ] and to the Collateral Custodian, $[         ] (subject to an aggregate cap of $200,000 per annum)

II. Amounts to be distributed pursuant to Section 4.01(b):

A. Interest Distribution Amount:

i.	Cash Interest Rate:

ii.	Day Count Fraction

iii.	Outstanding principal amount of Notes as of the first day of the related Interest Period

iv.	Unpaid Interest Distribution Amounts from prior Payment Dates

v.	Total [(product of II.A.i, II.A.ii and II.A.iii) plus II.A.iv plus (product of II.A.i, II.A.ii and II.A.iv)]

B. Interest paid after preceding Payment Date and prior to Payment Date

Payment: To the Trustee, on behalf of the Holders pursuant to Section 4.01(b), $[II.A minus II.B]2

III. Amounts to be distributed pursuant to Section 4.01(c) (on the Termination Date only):

Payment: To the Trustee, on behalf of the Holders pursuant to Section 4.01(c), $[         ]

IV.	Amounts to be distributed pursuant to Section 4.01(d):

A. Amount on deposit in the Notes Reserve Account:

B. Notes Reserve Account Required Balance

2 Insert final dollar amount in lieu of bracketed formula prior to each instruction

Payment: To the Notes Reserve Account pursuant to Section 4.01(d), $[positive difference, if any, of IV.B minus IV.A]3

V. Remitted Amounts to be distributed pursuant to Section 4.01(e) as mandatory prepayments required but unpaid:

Payment: To the Trustee, on behalf of the Holders pursuant to Section 4.01(e), $[         ]

VI. Amounts to be distributed pursuant to Section 4.01(f) as premium due and unpaid without any duplication for any premium paid pursuant to Section 4.01(e):

Payment: To the Trustee, on behalf of the Holders pursuant to Section 4.01(f), $[         ]

VII. Amounts to be distributed pursuant to Section 4.01(g):

Payment 1: First, ratably to the Trustee, $[         ] and to the Collateral Custodian, $[         ]

Payment 2: Second, amounts due to any other Person (if any), as follows: [insert specific payment instructions and amounts]

VIII. Amounts to be paid pursuant to Section 4.01(h) to the ECF Account if a Cash Trap Period is in effect as of the last day of the Quarterly Reporting Period and a Cash Trap Cure has not occurred:

Payment: To the ECF Account pursuant to Section 4.01(h), $[         ]

IX. [Reserved]

X. Amounts to be distributed pursuant to Section 4.01(j):

Payment:4 [If an Event of Default has occurred and is continuing, all remaining amounts to be remitted to, and remain on deposit in, the Collection Accounts as follows:

i.	Brand Collection Account: $[ ]

ii.	Loyalty Collection Account: $[ ]]

[If no Event of Default has occurred and is continuing, the Co-Issuers hereby direct the Collateral Agent to release all remaining amounts to the following deposit account on the Payment Date:

Bank Name:	[●]
Account No.:	[●]
ABA No.:	[●]
Account Name:	[●]
Reference:	[●]
Attention:	[●]]

XI: Debt Service Coverage Ratio calculation:

3 Insert final dollar amount in lieu of bracketed formula prior to each instruction.

4 Select one of the two bracketed options and fill in prior to each instruction.

A.

i.	aggregate amount of Collections deposited to the Collection Accounts during the Quarterly Reporting Period: $[ ]

ii.	Cure Amounts deposited to the Collection Accounts on or prior to the Payment Date (and which remain on deposit in a Collection Account): $[ ]

B. the Interest Distribution Amount: $[         ]

C. Debt Service Coverage Ratio: [quotient of (sum of XI.A.i and XI.A.ii) divided by B]

IN WITNESS WHEREOF, the undersigned has duly executed this Payment Date Statement as of the date first set forth above.

SPIRIT IP CAYMAN LTD.

By:
Name:
Title:

SPIRIT LOYALTY CAYMAN LTD.

By:
Name:
Title:

[EXHIBIT A]

[Material Free Spirit Agreements]

[Annex I]

[Schedule 4.06(e)]

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[Annex II]

[Material Modifications]

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Schedule 1.01(a)

Contribution Agreements

1.	Contribution Agreement (Spirit to HoldCo 1) dated as of September 17, 2020 by and between Spirit Airlines, Inc. and Spirit Finance Cayman 1 Ltd. with respect to the “Brand Contributed Property” as defined therein.

2.	Contribution Agreement (Spirit to HoldCo 1) dated as of September 17, 2020 by and between Spirit Airlines, Inc. and Spirit Finance Cayman 1 Ltd. with respect to the “Loyalty Contributed Property” as defined therein.

3.	Contribution Agreement (HoldCo 1 to HoldCo 2) dated as of September 17, 2020 by and between Spirit Finance Cayman 1 Ltd. and Spirit Finance Cayman 2 Ltd. with respect to the “Brand Contributed Property” as defined therein.

4.	Contribution Agreement (HoldCo 1 to HoldCo 2) dated as of September 17, 2020 by and between Spirit Finance Cayman 1 Ltd. and Spirit Finance Cayman 2 Ltd. with respect to the “Loyalty Contributed Property” as defined therein.

5.	Contribution Agreement (HoldCo 2 to Brand IP Issuer) dated as of September 17, 2020 by and between Spirit Finance Cayman 2 Ltd. and Spirit IP Cayman Ltd.

6.	Contribution Agreement (HoldCo 2 to Loyalty IP Issuer) dated as of September 17, 2020 by and between Spirit Finance Cayman 2 Ltd. and Spirit Loyalty Cayman Ltd.

7.	Contribution Agreement (Spirit to HoldCo 1) dated as of April 23, 2021 by and between Spirit Airlines, Inc. and Spirit Finance Cayman 1 Ltd. with respect to the “Loyalty Contributed Property” as defined therein.

8.	Contribution Agreement (HoldCo 1 to HoldCo 2) dated as of April 23, 2021 by and between Spirit Finance Cayman 1 Ltd. and Spirit Finance Cayman 2 Ltd. with respect to the “Loyalty Contributed Property” as defined therein.

9.	Contribution Agreement (HoldCo 1 to Loyalty IP Issuer) dated as of April 23, 2021 by and between Spirit Finance Cayman 2 Ltd. and Spirit Loyalty Cayman Ltd. with respect to the “Loyalty Contributed Property” as defined therein.

10.	Contribution Agreement (Spirit to HoldCo 1) dated as of April 23, 2021 by and between Spirit Airlines, Inc. and Spirit Finance Cayman 1 Ltd. with respect to the “Brand Contributed Property” as defined therein.

11.	Contribution Agreement (HoldCo 1 to HoldCo 2) dated as of April 23, 2021 by and between Spirit Finance Cayman 1 Ltd. and Spirit Finance Cayman 2 Ltd. with respect to the “Brand Contributed Property” as defined therein.

12.	Contribution Agreement (HoldCo 2 to Brand IP Issuer) dated as of April 23, 2021 by and between Spirit Finance Cayman 2 Ltd. and Spirit IP Cayman Ltd. with respect to the “Brand Contributed Property” as defined therein.

Schedule 4.06(e)

Material Free Spirit Agreements

1.	Second Amended and Restated Affinity Agreement, by and between Bank of America, N.A. and Spirit Airlines, Inc., dated as of August 6, 2020, as amended by that First Amendment dated as of June 28, 2023, and effective January 1, 2023.

2.	Co-Brand Credit Card Program Agreement between CreditShop LLC and Spirit Airlines, Inc., dated as of August 7, 2020.

Free Spirit Agreements

1.	Amended and Restated Co-Branded Credit Card Agreement between Spirit Airlines, Inc. and Promerica Financial Corporation, effective August 10, 2020.

2.	Spirit Airlines Co-Branding/Strategic Alliance Agreement between Mastercard International Incorporated and Spirit Airlines, Inc., dated as of April 1, 2015, as amended by that First Amendment dated July 1, 2019, and that Second Amendments dated July 6, 2020.

3.	Strategic Alliance Master Agreement between Avis Budget Car Rental, LLC and Spirit Airlines, Inc., dated as of October 1, 2017.

4.	Strategic Alliance Master Agreement between Avis Budget Car Rental, LLC and Spirit Airlines, dated as of January 1, 2020.

5.	Agreement between Choice Hotels International, Inc. and Spirit Airlines, Inc., dated as of June 6, 2007.

6.	Letter of Understanding between the Hertz Corporation and Spirit Airlines regarding proposed agreement beginning May 1, 2006.

7.	Participation Agreement between the Hertz Corporation and Spirit Airlines, Inc., dated as of October 1, 2006, as amended by that First Amendment dated February 1, 2013.

8.	Master Services Agreement between Points.com Inc. and Spirit Airlines, dated as of June 30, 2013.

9.	Master Services Agreement between Points International Ltd. and Spirit Airlines, Inc., dated as of June 30, 2013.

10.	Rewards Program Agreement between Rewards Network Establishment Services Inc. and Spirit Airlines, Inc., dated as of July 1, 2013.

11.	Loyalty Program Partnership Agreement between Survey Sampling International, LLC and Spirit Airlines, Inc., dated as of January 1, 2016

12.	Loyalty Program Sourcing Agreement between Survey Sampling International, LLC and Spirit Airlines, Inc., dated as of September 1, 2013, as amended by that First Amendment dated February 1, 2014.

13.	Promotional Agreement between TicketNetwork, Inc. and Spirit Airlines, Inc., dated as of May 15, 2017, as amended by that First Amendment and that Second Amendment dated December 1, 2019.

14.	Services Provider Agreement between World Travel Holdings, Inc. and Spirit Airlines, Inc., dated as of October 1, 2018, as amended by that First Amendment dated October 1, 2019.

15.	Acceptance Agreement between Mastercard International Incorporation and Spirit Airlines, Inc., date as of October 30, 2019, and as amended by that First Amendment dated November 1, 2022.

16.	Connectivity Equipment Services Agreement between Thales Avionics, Inc. and Spirit Airlines, Inc., dated as of May 11, 2018.

17.	Revenue Share Agreement between Adara Media, Inc. and Spirit Airlines, Inc.,dated as of October 1, 2012

18.	Statement of Work No. 1 between ERC-CCI Limited and Spirit Airlines Inc., dated as of July 15, 2019.

19.	Statement of Work No. 1 between Charles Tombras Advertising, Inc. and Spirit Airlines Inc., dated as of May 14, 2025.

20.	Statement of Work No. 2 between First Kontact BPO and Spirit Airlines, Inc., dated as of August 1, 2023, with respect to Jamaica services.

21.	Statement of Work No. 2 between First Kontact BPO and Spirit Airlines, Inc., dated as of August 1, 2023, with respect to Mexico services.

22.	Amended and Restated Statement of Work between Everise, Inc. and Spirit Airlines, Inc., dated as of October 12, 2021.

23.	Statement of Work No. 1 between SOLVO Solutions, LLC and Spirit Airlines, Inc., dated as of January 1, 2023.

24.	Statement of Work No.1 between CONTAX360, INC. Call Center, Inc. and Spirit Airlines, Inc. dated as of May 1, 2023.

For the purposes of this Schedule, each reference to an agreement includes any permitted amendment, restatement, amendment and restatement, supplement, replacement or other modification or variation thereof or thereto from time to time entered into and in effect on the date of the Indenture.

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EXHIBIT F

FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Telephone: (954) 447-7932
Attention: Treasurer and General Counsel

With a copy to:

Wilmington Trust, National Association

1100 North Market Street, Wilmington, DE  19890

Attention:  Alex Melton

Email:  Amelton@wilmingtontrust.com

Re: Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd. PIK Toggle Senior Secured Notes due 2030

Reference is hereby made to the Indenture, dated as of March 12, 2025 (the “Indenture”), among Spirit IP Cayman Ltd. and Spirit Loyalty Cayman Ltd., the Guarantors named therein, the Trustee and the Collateral Custodian. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $___________ aggregate principal amount of:

(a) [  ] a beneficial interest in a Global Note, or

(b) [  ] a Definitive Note,

we confirm that:

1.        We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.        We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to a Co-Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Co-Issuers a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of

F-1

less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Co-Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.        We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Co-Issuers such certifications, legal opinions and other information as you and the Co-Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.        We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.        We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Co-Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of IAI]

By:
Name:
Title:

Dated: _______________________

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